EXHIBIT 10.2

THE BON-TON DEPARTMENT STORES, INC.,
HERBERGER’S DEPARTMENT STORES, LLC,
PARISIAN, INC., and
THE ELDER-BEERMAN STORES CORP.,
as Borrowers
LOAN AND SECURITY AGREEMENT
Dated as of March 6, 2006
$1,000,000,000
CERTAIN FINANCIAL INSTITUTIONS,
as Lenders
and
BANK OF AMERICA, N.A.,
as Agent
BANC OF AMERICA SECURITIES LLC and
GE CAPITAL MARKETS, INC.,
as Co-Lead Arrangers and Joint Book Runners
GENERAL ELECTRIC CAPITAL CORPORATION and
CITICORP NORTH AMERICA, INC.,
as Co-Syndication Agents
WELLS FARGO RETAIL FINANCE, LLC and
JPMORGAN CHASE BANK, N.A.,
as Co-Documentation Agents

i

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v

(continued)

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LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Tranche A Revolver Note
Exhibit B	Tranche A-1 Revolver Note
Exhibit C	Assignment and Assumption Agreement
Exhibit D	Compliance Certificate
Exhibit E	Credit Card Notification

Schedule 1.1(a)	Commitments of Lenders
Schedule 1.1(b)	Leased Properties of the Business as of the Closing Date
Schedule 1.1(c)	Restricted Investments Existing on the Closing Date
Schedule 2.3.2	Existing Letters of Credit
Schedule 6.1(n)	Closing Date Pro Forma Leverage Ratio
Schedule 7.1	Excluded Real Estate
Schedule 7.3	Mortgaged Real Estate
Schedule 8.5	Deposit Accounts
Schedule 8.5(a)	Store Deposit Accounts for Post-Closing Account Control Agreements
Schedule 8.5(b)	Excluded Deposit Accounts
Schedule 8.5(c)	Excluded Trust Accounts
Schedule 8.6.1	Business Locations
Schedule 9.1.4	Names and Capital Structure
Schedule 9.1.5	Former Names and Companies
Schedule 9.1.12	Patents, Trademarks, Copyrights and Licenses
Schedule 9.1.15	Environmental Matters
Schedule 9.1.16	Restrictive Agreements
Schedule 9.1.17	Litigation
Schedule 9.1.19	Pension Plans
Schedule 9.1.22	Labor Contracts
Schedule 10.2.1	Existing Debt
Schedule 10.2.2	Existing Liens
Schedule 10.2.17	Existing Affiliate Transactions

LOAN AND SECURITY AGREEMENT
     THIS LOAN AND SECURITY AGREEMENT (the “Loan Agreement”) is dated as of March 6, 2006, among THE BON-TON DEPARTMENT STORES, INC. (“Bon-Ton”), a Pennsylvania corporation, HERBERGER’S DEPARTMENT STORES, LLC, (“Herberger’s”), a Minnesota limited liability company, PARISIAN, INC. (“Parisian”), an Alabama corporation, and THE ELDER-BEERMAN STORES CORP. (“Elder-Beerman” and together with Bon-Ton, Herberger’s and Parisian, collectively, the “Borrowers”), an Ohio corporation, the financial institutions party to this Agreement from time to time as lenders (collectively, “Lenders”), and BANK OF AMERICA, N.A., a national banking association, as agent for the Lenders (“Agent”).
R E C I T A L S:
     Borrowers have requested that Lenders make available a credit facility, to be used by Borrowers to finance their mutual and collective business enterprise. Lenders are willing to provide such credit facility on the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:
SECTION 1. DEFINITIONS; RULES OF CONSTRUCTION
     1.1. Definitions. As used herein, the following terms have the meanings set forth below:
     Account — as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered.
     Account Control Agreements — each deposit account control agreement and other bank account control agreement required pursuant to Section 7.2.1 or Section 8.5.
     Account Debtor — a Person who is obligated under an Account, Chattel Paper or General Intangible.
     Acquisition — the purchase by the Parent from Saks Incorporated of 100% of the equity interests in Herberger’s and Parisian, and of the Business, pursuant to the Purchase Agreement.
     Acquisition Documents - the Purchase Agreement and all other material documents executed between or among the Obligors and Saks Incorporated in connection with the Acquisition, including, without limitation each of the following documents, each of which is dated as of the date hereof unless otherwise indicated (a) the “including, without limitation, that certain Amended and Restated Plan of Reorganization, dated as of February 23, 2006, among Saks Incorporated, Carson Pirie Holdings, Inc., CP Holdings Virginia, LLC, Parisian Virginia, LLC, McRae’s, Inc., McRae’s of Alabama, Inc., McRae’s Stores Services, Inc., Saks Distribution Centers, Inc., McRIL, LLC, North Park Fixtures, Inc. and Parisian, Inc. and all exhibits thereto, (b) the Agreement and Plan of Merger between Parisian, Inc. and Parisian Virginia, LLC, (c) the Agreement and Plan of Merger between Carson Pirie Holdings, Inc. and CP Holdings Virginia, LLC, (d) the Agreement and Plan of Merger between Parisian, Inc. and Carson Pirie Holdings, Inc., (e) the Distribution Agreement between McRae’s of Alabama, Inc. and McRae’s Inc., (f) the Distribution Agreement between North Park Fixtures, Inc. and McRae’s Inc., (g) the Distribution Agreement between McRIL, LLC and McRae’s Inc., (h) the Contribution Agreement between McRae’s Inc. and McRae’s of Alabama, Inc., (i) the Contribution Agreement between McRae’s Inc. and McRae’s Stores Services, Inc., (j) the Contribution Agreement between McRae’s Inc. and North Park Fixtures, Inc., (k) the Plan of Liquidation among Saks Incorporated, Parisian, Inc.

and McRae’s Inc., (l) the Contribution Agreement between Parisian, Inc. and McRae’s of Alabama, Inc. and (m) the Contribution Agreement between Parisian, Inc. and McRae’s Stores Services, Inc.
     Adjusted LIBOR — for any Interest Period, with respect to LIBOR Loans, the per annum rate of interest (rounded upward, if necessary, to the nearest 1/8th of 1%) appearing on Telerate Page 3750, or if such page is unavailable, the Reuters Screen LIBO Page (or any successor page of either, as applicable), as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if the Reuters Screen LIBO Page is used and more than one rate is shown on such page, the applicable rate shall be the arithmetic mean thereof. If for any reason none of the foregoing rates is available, the Offshore Base Rate shall be the rate per annum determined by Agent as the rate of interest at which Dollar deposits in the approximate amount of the applicable LIBOR Loan would be offered to major banks in the offshore Dollar market at or about 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If the Board of Governors shall impose a Reserve Percentage with respect to LIBOR deposits, then Adjusted LIBOR shall equal the amount determined above, divided by (1 minus the Reserve Percentage).
     Affiliate — with respect to any Person, another Person (a) who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such first Person; (b) who beneficially owns 10% or more of the voting securities or any class of Equity Interests of such first Person; (c) at least 10% of whose voting securities or any class of Equity Interests is beneficially owned, directly or indirectly, by such first Person; or (d) who is an officer, director, partner or managing member of such first Person. “Control” means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through ownership of Equity Interests, by contract or otherwise.
     Agent Indemnitees — Agent and its officers, directors, employees, Affiliates, agents, advisors and attorneys.
     Agent Professionals — attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent.
     Allocable Amount — as defined in Section 5.10.3.
     Anti-Terrorism Laws — any laws relating to terrorism or money laundering, including the Patriot Act.
     Applicable Law — all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.
     Applicable Margin — with respect to any Type of Loan, the margin set forth below, as determined by the average daily Excess Availability during the Fiscal Quarter of the Parent most recently then ended:

		LIBOR	LIBOR	Base Rate	Base Rate
		Tranche A	Tranche A-1	Tranche A	Tranche A-1
	Average Excess	Revolver	Revolver	Revolver	Revolver	Unused Line
Level	Availability	Loans	Loans	Loans	Loans	Fee
I	> $400,000,000	1.00%	2.75%	0%	1.25%	0.30%
II	≤ $400,000,000	1.25%	3.00%	0%	1.50%	0.25%
	but
	> $250,000,000
III	≤ $250,000,000	1.50%	3.25%	0%	1.75%	0.25%
	but
	> $100,000,000
IV	≤ $100,000,000	1.75%	3.50%	0.25%	2.00%	0.25%
Until October 31, 2006, margins shall be determined as if Level III were applicable. Thereafter, the margins shall be subject to increase or decrease on a quarterly basis. Not more than ten (10) Business Days after the first day of each Fiscal Quarter, the Agent shall determine the Applicable Rate for such Fiscal Quarter (which shall be effective as of the first Business Day of such Fiscal Quarter) based on the average daily Excess Availability for the prior Fiscal Quarter.
     Appraised Value — with respect to any Eligible Real Estate the fair market value of such Eligible Real Estate as determined pursuant to the most recent appraisal received by Agent from an independent third-party appraiser acceptable to Required Lenders, pursuant to Section 10.1.1(b).
     Approved Fund — any Person (other than a natural person) that is engaged in making, holding or investing in extensions of credit in its ordinary course of business and is administered or managed by a Lender, an entity that administers or manages a Lender, or an Affiliate of either.
     Approved Shipper — any reputable and creditworthy shipper or freight forwarder transporting finished goods Inventory to a Borrower’s Distribution Center.
     Asset Disposition — a sale, lease, license, consignment, transfer or other disposition of Property of an Obligor, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease; provided, however, that in no event shall a termination of a lease be deemed to be an Asset Disposition.
     Assignee Group — two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
     Assignment and Assumption Agreement — an assignment and assumption agreement between a Lender and Eligible Assignee, in the form of Exhibit C.
     Availability Reserve — the sum (without duplication) of (a) the Inventory Reserve; (b) the Rent and Charges Reserve; (c) the Bank Product Reserve; (d) the aggregate amount of liabilities secured by Liens upon Collateral that are senior to Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); and (e) such additional reserves, in such amounts and with respect to such matters (including, without limitation, reserves which Agent may establish from time to time, in its reasonable exercise of its credit judgment, as being appropriate to reflect impediments to the Agent’s ability to realize the full value of the Collateral in a liquidation) as Agent in its reasonable exercise of its credit judgment discretion may elect to impose from time to time.

     Bank of America — Bank of America, N.A., a national banking association, and its successors and assigns.
     Bank of America Indemnitees — Bank of America and its officers, directors, employees, Affiliates, agents, advisors and attorneys.
     Bank Product — any of the following products, services or facilities extended to Parent or any Subsidiary by any Lender or any of its Affiliates: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services extended to Parent or such Subsidiary; and (d) leases and other banking products or services as may be requested by Parent or any Subsidiary, other than Letters of Credit; provided, however, that for any of the foregoing to be included as an “Obligation” for purposes of a distribution under Section 5.5.1 or Section 5.5.2, the applicable bank product provider and Obligor must have previously provided written notice to Agent of (i) the existence of such Bank Product, (ii) the maximum dollar amount of obligations arising thereunder to be included as a Bank Product Reserve (“Bank Product Amount”), and (iii) the methodology to be used by such parties in determining the Bank Product Debt owing from time to time. The Bank Product Amount may be changed from time to time upon written notice to Agent by the Secured Party and Obligor.
     Bank Product Amount — as defined in the definition of Bank Product.
     Bank Product Debt — Debt and other obligations of an Obligor relating to Bank Products.
     Bank Product Reserve — the aggregate amount of reserves established by Agent from time to time, in consultation with the Borrower Agent, in respect of Bank Product Debt.
     Bankruptcy Code — Title 11 of the United States Code.
     Base Rate — the rate of interest announced by Bank of America from time to time as its prime rate. Such rate is a reference rate only and Bank of America may make loans or other extensions of credit at, above or below it. Any change in the prime rate announced by Bank of America shall take effect at the opening of business on the effective date specified in the public announcement of the change.
     Base Rate Loan — any Loan that bears interest based on the Base Rate.
     Base Rate Tranche A Revolver Loan — a Tranche A Revolver Loan that bears interest at the Base Rate plus the Applicable Margin for Base Rate Tranche A Revolver Loans.
     Base Rate Tranche A-1 Revolver Loan — a Tranche A-1 Revolver Loan that bears interest at the Base Rate plus the Applicable Margin for Base Rate Tranche A-1 Revolver Loans.
     Board of Directors — (a) with respect to a corporation, the board of directors of the corporation or, except in the context of the definitions of “Change of Control” and “Continuing Directors,” a duly authorized committee thereof; (b) with respect to a partnership, the Board of Directors of the general partner of the partnership or, if the partnership has more than one general partner, the managing general partner of the partnership; and (c) with respect to any other Person, the board or committee of such Person serving a similar function.
     Board of Governors — the Board of Governors of the Federal Reserve System.
     Bon-Ton Existing Lender — General Electric Capital Corporation, as administrative agent and L/C issuer.

     Bon-Ton Payoff Letter — a letter, in form and substance reasonably satisfactory to Agent, from the Bon-Ton Existing Lender to Agent respecting the amount necessary to repay in full all of the obligations of the Obligors owing to the Bon-Ton Existing Lender and obtain a release of all of the Liens existing in favor of the Bon-Ton Existing Lender in and to the assets of the Obligors and stating that such Liens shall be released upon receipt of such amount.
     Borrowed Money — with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person.
     Borrower Account — a special account established by Borrowers, at Bank of America, Wachovia Bank, N.A. or another bank reasonably acceptable to Agent, subject to a control agreement in favor of Agent, for the benefit of the Lenders, in form and substance reasonably satisfactory to Agent.
     Borrower Agent — as defined in Section 4.4.
     Borrowing — a group of Loans of one Type that are made on the same day or are converted into Loans of one Type on the same day.
     Borrowing Base Certificate — a certificate, in form and substance reasonably satisfactory to Agent, by which Borrowers certify calculation of the Tranche A Borrowing Base and the Tranche A-1 Borrowing Base.
     Business — the retail store business conducted by Herberger’s and Parisian under the tradenames Carson Pirie Scott, Younkers, Herberger’s, Boston Store and Bergner’s.
     Business Day — any day (a) excluding Saturday, Sunday and any other day on which banks are permitted to be closed under the laws of the State of New York and (b) when used with reference to a LIBOR Loan, also excluding any day on which banks do not conduct dealings in Dollar deposits on the London interbank market.
     Business Existing Lender — Bank of America.
     Business Payoff Letter — a letter, in form and substance reasonably satisfactory to Agent, from the Business Existing Lender to Agent respecting the amount necessary to repay in full all of the obligations of the Business owing to the Business Existing Lender and obtain a release of all of the Liens existing in favor of the Business Existing Lender in and to the assets of the Business and stating that such Liens shall be released upon receipt of such amount.
     Capital Adequacy Regulation — any law, rule, regulation, guideline, request or directive of any central bank or other Governmental Authority, whether or not having the force of law, regarding capital adequacy of a bank or any Person controlling a bank.
     Capital Expenditures — all liabilities incurred, expenditures made or payments due (whether or not made) by Parent or any Subsidiary for the acquisition of any fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year, including the principal portion of Capital Leases.
     Capital Lease — any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
     Capital Stock — (a) in the case of a corporation, corporate stock; (b) in the case of an association or other business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
     Cash Collateral — cash, and any interest or other income earned thereon, that is delivered to Agent to Cash Collateralize any Obligations.
     Cash Collateral Account — a demand deposit, money market or other account established by Agent at such financial institution as Agent may select in its discretion, which account shall be subject to Agent’s Liens for the benefit of Secured Parties.
     Cash Collateralize — the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, 105% of the aggregate LC Obligations, and (b) with respect to any inchoate or contingent Obligations (including Obligations arising under Bank Products), Agent’s good faith estimate of the amount due or to become due, including all fees and other amounts relating to such Obligations. “Cash Collateralization” has a correlative meaning.
     Cash Equivalents — (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank meeting the qualifications specified in clause (b); (d) commercial paper rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.
     Cash Management Services — any services provided from time to time by any Lender or any of its Affiliates to Parent or any Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automatic clearinghouse, controlled disbursement, depository, electronic funds transfer, information reporting, lockbox, stop payment, overdraft and/or wire transfer services.
     CERCLA — the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).
     Change of Control- means the occurrence of any of the following: (a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Parent and the other Obligors, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934); (b) the adoption by the shareholders of Parent of a plan relating to the liquidation or dissolution of the Parent; (c) the

Parent (by way of a report or any other filing pursuant to Section 13(d) of the Securities Exchange Act of 1934, proxy, vote, written notice or otherwise) becomes aware of the acquisition by any “person” or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, or any successor provision), other than the Permitted Holders, in a single transaction or in a series of related transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Parent; (d) the first day on which a majority of the members of the Board of Directors of the Parent are not Continuing Directors; (e) the Parent consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Parent, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Parent or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of the Parent outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the voting power of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934) other than a Permitted Holder becomes, directly or indirectly, the Beneficial Owner of 50% or more of the voting power of the Voting Stock of the surviving or transferee Person or (f) the failure of (x) Bon-Ton to be a wholly-owned direct Subsidiary of the Parent or (y) the failure of any other Borrower to be a wholly-owned indirect Subsidiary of the Parent.
     Chattel Paper — as defined in the UCC.
     Claims — as defined in Section 14.2.
     Closing Date — as defined in Section 6.1.
     Collateral — all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.
     Commercial Tort Claim — as defined in the UCC.
     Commitment — for any Lender, the aggregate amount of such Lender’s Tranche A Revolver Commitment and Tranche A-1 Revolver Commitment. “Commitments” means the aggregate amount of all Tranche A Revolver Commitments and Tranche A-1 Revolver Commitments.
     Commitment Letter — that certain commitment letter, dated October 29, 2005 between the Parent, the Agent, Banc of America Bridge LLC and Banc of America Securities LLC.
     Commitment Termination Date — the earliest to occur of (a) the Termination Date; (b) the date on which Borrowers terminate the Commitments pursuant to Section 2.2; or (c) the date on which the Commitments are terminated pursuant to Section 11.2.
     Compliance Certificate — a certificate, in the form of Exhibit D hereto, by which Borrowers certify compliance with Section 10.3 and calculate the applicable Level for the Applicable Margin.

     Consolidated EBITDA — for any period, for the Parent and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Fixed Charges for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Parent and its Subsidiaries for such period, (iii) depreciation and amortization expense and (iv) other non-recurring expenses of the Borrower and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits of the Parent and its Subsidiaries for such period and (ii) all non-cash items increasing Consolidated Net Income for such period.
     Consolidated Fixed Charges — for any period, for the Parent and its Subsidiaries on a consolidated basis, the sum of (a) all scheduled permanent principal payments, interest, premium payments, debt discount, fees, charges and related expenses of the Parent and its Subsidiaries in connection with Borrowed Money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP and (b) the portion of rent expense of the Parent and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.
     Consolidated Fixed Charge Coverage Ratio — as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four prior fiscal quarters ending on such date to (b) Consolidated Fixed Charges for such period.
     Consolidated Funded Indebtedness means, as of any date of determination, for the Parent and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) attributable indebtedness in respect of capital leases and synthetic lease obligations, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.
     Consolidated Net Income — for any period, for the Parent and its Subsidiaries on a consolidated basis, the net income of the Parent and its Subsidiaries (excluding extraordinary gains and extraordinary losses, in each case determined in accordance with GAAP) for that period.
     Contingent Obligation — any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.
     Continuing Directors — as of any date of determination, those members of the Board of Directors of the Parent, each of whom: (1) was a member of such Board of Directors on the Closing Date; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.
     Copyright Security Agreements — each memorandum of grant of security interest in copyrights or other copyright security agreement pursuant to which an Obligor grants to Agent, for the benefit of Secured Parties, a Lien on such Obligor’s interests in copyrights, as security for the Obligations.
     Credit Card Notification — as defined in Section 6.1(p).
     CWA — the Clean Water Act (33 U.S.C. §§ 1251 et seq.).
     Debt — as applied to any Person, without duplication, whether or not included as indebtedness or liabilities in accordance with GAAP (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) net obligations of such Person under any Hedging Agreement; (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business); (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (f) capital leases and synthetic lease obligations; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and (h) all Guarantees of such Person in respect of any of the foregoing. For all purposes hereof, the Indebtedness of any Person shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.
     Default — an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.
     Default Rate — for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% plus the interest rate otherwise applicable thereto.
     Deposit Account — as defined in the UCC.
     Disqualified Stock - any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the Termination Date. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Parent to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Parent may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 10.2.4. The term “Disqualified Stock” shall also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is one year after the Termination Date.
     Distribution — any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); any distribution, advance or repayment of Debt to a holder of Equity Interests; or any purchase, redemption, or other acquisition or retirement for value of any Equity Interest.
     Distribution Center — the warehouse and distribution facilities operated by the Borrowers and located at 3585 S. Church Street, Whitehall, Pennsylvania, 1340 East Dayton-Yellow Springs Road, Fairborn, Ohio, 210 S.E. Shurfine Drive, Ankey, Iowa, 1300 N. Quincy Street, Green Bay, Wisconsin, 4650 Shepard Trial, Rockford, Illinois and 1835 Jefferson Avenue, Naperville, Illinois.
     Document — as defined in the UCC.
     Dollars — lawful money of the United States.
     Dominion Account — a special account established by Borrowers at Bank of America or another bank acceptable to Agent, over which Agent has exclusive control for withdrawal purposes.
     Eligible Assignee — a Person that is (a) a Lender, U.S.-based Affiliate of a Lender or Approved Fund; (b) any other financial institution approved by Agent (such approval not to be unreasonably withheld or delayed) and, so long as no Event of Default under Section 11.1(a) or Section 11.1(k) has occurred and is continuing, Borrower Agent (which approval by Borrower Agent shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within two Business Days after notice of the proposed assignment), that is organized under the laws of the United States or any state or district thereof, has total assets in excess of $5 billion, extends asset-based lending facilities in its ordinary course of business and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of ERISA or any other Applicable Law; and (c) during any Event of Default under Section 11.1(a) or Section 11.1(k), any Person acceptable to Agent in its discretion; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include any Obligor or any Affiliate or Subsidiary of any Obligor.
     Eligible Inventory — Inventory owned by a Borrower that Agent, in its reasonable credit judgment, deems, based on (i) the most recent Borrowing Base Certificate delivered to Agent, (ii) the salability, at retail, of such Inventory (valued at the lower of cost or market), (iii) such other factors as affect the marketability of such Inventory and (iv) other information available to Agent, in its reasonable credit judgment, to be “Eligible Inventory” for purposes of this Agreement. Without limiting the foregoing, no Inventory shall be Eligible Inventory unless (a) it is finished goods and not work-in-process, raw materials, packaging or shipping materials, labels, samples, display items, bags, replacement parts or manufacturing supplies; (b) it is not held on consignment; (c) it is in new and saleable condition and is not damaged, defective, shopworn or otherwise unfit for sale; (d) it is not slow-moving, obsolete or unmerchantable, and does not constitute returned to vendor or repossessed goods; (e) to the knowledge of the Obligors it meets all standards imposed by any Governmental Authority, and does not constitute hazardous materials under any Environmental Law; (f) it conforms with the covenants and representations herein and in the other Loan Documents; (g) it is (unless such Inventory constitutes Eligible L/C Inventory) subject to Agent’s duly perfected, first priority Lien, and is free and clear from all Liens or rights of any person (including, without limitation, the rights of any purchaser that has made progress payments and the rights of any surety that has issued a bond to assure such Borrower’s performance with respect to the Inventory) except (x) Agent and the Lenders and (y) Liens permitted pursuant to clauses (c) — (x) of Section 10.2.2, so long as (other than with respect to Liens permitted pursuant to clauses (u) or (x) of Section 10.2.2) such Liens are junior to the Liens granted to Agent and the Lenders; (h) it is within the continental United States, is not in transit except between locations of Borrowers where such locations are in compliance with the provisions of clause (k) below (unless such Inventory constitutes Eligible In-Transit Inventory or Eligible L/C Inventory) and is not consigned to any Person; (i) it is not subject to any warehouse receipt or negotiable Document unless such document has been delivered to the Agent or other Persons acceptable to it with all necessary endorsements free and clear of all Liens other than Liens in Agent’s favor; (j) if it has a value exceeding $500,000 in the aggregate, it is not subject to any License or other arrangement that restricts such Borrower’s or Agent’s right to dispose of such Inventory, unless Agent has received an appropriate Lien Waiver; (k) it is not located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person unless the lessor or such Person has delivered a Lien Waiver or an appropriate Rent and Charges Reserve has been established; provided that, with respect to the properties listed on Schedule 1.1(b), no Lien Waiver shall be required and no Rent and Charges Reserve shall be established until the date that is ninety (90) days after the Closing Date; (l) it is reflected in the details of the current inventory stock ledger of the applicable Borrower; (m) it is of a type held for sale in the ordinary course of such Borrower’s business; (n) the representations or warranties pertaining to Inventory set forth in this Agreement and the other Loan Documents are true as to such Inventory; (o) it does not consist of any costs associated with advertising load or unearned discounts; and (p) it is covered by casualty insurance reasonably acceptable to Agent.
     Eligible In-Transit Inventory — without duplication of other Eligible Inventory, all finished goods Inventory (valued at the lower of cost or market) owned by Borrowers, not covered by Letters of Credit, which Inventory is in transit to one of the Borrower’s facilities and which Inventory (a) is owned by a Borrower and either (i) has been paid for with a draw of an Eligible Trade L/C by a Borrower or (ii) payment for which is not yet due and has not yet been paid for by a Borrower but which is located at one of Borrowers’ distribution facilities and has not yet been recorded on a Borrower’s inventory stock ledger in the ordinary course; (b) is fully insured; (c) is subject to a first priority security interest in and Lien upon such goods in favor of Agent (except for any possessory Lien upon such goods in the possession of a freight carrier or shipping company securing only the freight charges for the transportation of such goods to such Borrower); (d) is evidenced or deliverable pursuant to Documents that have been delivered to Agent or an agent acting on its behalf or designating Agent as consignee; and (e) is otherwise “Eligible Inventory” hereunder.
     Eligible L/C Inventory — without duplication of other Eligible Inventory, all finished goods Inventory (valued at the lower of cost or market) covered by an Eligible Trade L/C issued for the account of a Borrower, which inventory (a) meets all of the requirements for Eligible Inventory and (b) will be Eligible In-Transit Inventory upon a draw of the subject Eligible Trade Letter of Credit.

     Eligible Machinery and Equipment — Equipment, Fixtures and owned furniture as determined from time to time pursuant to an appraisal acceptable to Agent or which is otherwise deemed eligible by the Agent, in its reasonable credit judgment. Without limiting the foregoing, no Equipment, Fixtures or owned furniture shall be Eligible Machinery and Equipment unless (a) such asset is subject to Agent’s duly perfected, first priority Lien, and no other Lien except Liens permitted pursuant to clauses (c) — (x) of Section 10.2.2, so long as (other than with respect to Liens permitted pursuant to clauses (u) or (x) of Section 10.2.2) such Liens are junior to the Liens granted to Agent and the Lenders; (b) such asset is located on premises leased, owned or operated by a Borrower referenced on Schedule 8.6.1; (c) such asset is not located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless the lessor or such Person has delivered a Lien Waiver or an appropriate Rent and Charges Reserve has been established provided that, with respect to the properties listed on Schedule 1.1(b), no Lien Waiver shall be required and no Rent and Charges Reserve shall be established until the date that is ninety (90) days after the Closing Date; and (d) such asset is Equipment, Fixtures or furniture which does not in any way fail to meet or violates in any material respect any warranty, representation or covenant contained in this Agreement or any other Loan Document.
     Eligible Real Estate — Real Estate owned by a Borrower described on Schedule 7.3 and which Agent, in its discretion, deems to be Eligible Real Estate. Without limiting the generality of the foregoing, no Real Estate shall be Eligible Real Estate unless: (a) it is located in the United States; (b) it is subject to Agent’s duly perfected, first priority Lien, and no other Lien except Permitted Liens (other than Liens permitted pursuant to clause (b), (i) and clause (y) of Section 10.2.2); (c) it is subject to a title insurance policy reasonably acceptable to Agent and Agent has received title searches, reasonably acceptable to it, with respect to such Real Estate; (d) it has been appraised by a third party appraiser reasonably acceptable to Agent; (e) Agent has received an environmental site assessment of such Real Estate reasonably acceptable to Agent, which such environmental site assessment shall include Phase I reports and, if requested by Agent, Phase II reports; (f) if requested by Agent, Agent has received estoppel agreements reasonably acceptable to Agent, from ground lessors; (g) Agent has received all other Related Real Estate Documents requested by it with respect to such Real Estate and such Related Real Estate Documents are reasonably satisfactory to Agent and (h) such Real Estate is improved by fully constructed buildings occupied by a Borrower or a Guarantor.
     Eligible Trade L/C — any Letter of Credit issued in compliance with Section 2.3.1(e) for payment of the purchase price of finished good Inventory which will be Eligible In-Transit Inventory upon presentation of a draft under such Letter of Credit.
     Enforcement Action — any rightful action to enforce any Obligations or Loan Documents or to realize upon any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, or otherwise).
     Environmental Agreement — each agreement of Borrowers with respect to any Real Estate subject to a Mortgage, pursuant to which Borrowers agree to indemnify and hold harmless Agent and Lenders from liability under any Environmental Laws, except for liability caused by any actions of Agent or the Lenders which are in violation of the Environmental Laws.
     Environmental Laws — all Applicable Laws (including all programs, permits and guidance promulgated by regulatory agencies), relating to public health (but excluding occupational safety and health, to the extent regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA and CWA.
     Environmental Notice — a notice (whether written or oral) from any Governmental

Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.
     Environmental Release — a release as defined in CERCLA or under any other Environmental Law.
     Equipment — as defined in the UCC, including all machinery, apparatus, equipment, fittings, furniture, fixtures, motor vehicles and other tangible personal Property (other than Inventory), and all parts, accessories and special tools therefor, and accessions thereto and, in any event, including all such Person’s machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.
     Equity Interest — the interest of any (a) shareholder in a corporation, (b) partner in a partnership (whether general, limited, limited liability or joint venture), (c) member in a limited liability company, or (d) other Person having any other form of equity security or ownership interest.
     ERISA — the Employee Retirement Income Security Act of 1974.
     Event of Default — as defined in Section 11.
     Excess Availability — determined as of any date, the amount of Tranche A Excess Availability plus the amount of Tranche A-1 Excess Availability.
     Excess Cash Flow — without duplication, with respect to any Fiscal Year of the Parent and its Subsidiaries, Consolidated Net Income plus (a) depreciation, amortization and other non-cash charges and Interest Expense to the extent deducted in determining Consolidated Net Income, minus (b) Capital Expenditures during such Fiscal Year (excluding the financed portion thereof), minus (c) Interest Expense paid or accrued (excluding any original issue discount, interest paid in kind or amortized debt discount, to the extent included in determining Interest Expense) and scheduled principal payments paid or payable in respect of Consolidated Funded Debt, plus or minus (as the case may be), (d) extraordinary gains or losses which are cash items not included in the calculation of Consolidated Net Income, minus (e) mandatory permanent prepayments of the Loans pursuant to Section 5.2, plus (f) taxes deducted in determining Consolidated Net Income to the extent not paid for in cash.
     Excluded Tax — Tax on the net income or gross receipts of a Lender or any franchise or capital stock tax.
     Extraordinary Expenses — all reasonable costs, expenses or advances that Agent may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), Loan Documents or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; or (g) Protective Advances. Such costs, expenses and advances include transfer fees, taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.
     Fee Letter — the fee letter agreement between Agent, Banc of America Securities LLC, Banc of America Bridge LLC and the Parent.
     Fiscal Quarter — each successive period of three months, commencing on the first day of a Fiscal Year.
     Fiscal Year — the fiscal year of Parent and Subsidiaries, for accounting and tax purposes, which is the 52 or 53 week period ending on the Saturday nearer January 31 of each calendar year (e.g., a reference to fiscal 2004 is a reference to the fiscal year ended January 29, 2005).
     Fixtures — as such term is defined in the UCC, now owned or hereafter acquired by any Borrower located at a parcel of Real Estate subject to a Mortgage.
     FLSA — the Fair Labor Standards Act of 1938.
     Foreign Lender — any Lender that is organized under the laws of a jurisdiction other than the laws of the United States, or any state or district thereof.
     Foreign Plan — any employee benefit plan or arrangement maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States, or any employee benefit plan or arrangement mandated by a government other than the United States for employees of any Obligor or Subsidiary.
     Foreign Subsidiary — a Subsidiary that is a “controlled foreign corporation” under Section 957 of the Internal Revenue Code, such that a guaranty by such Subsidiary of the Obligations or a Lien on the assets of such Subsidiary to secure the Obligations would result in tax liability to Borrowers.
     Full Payment — with respect to any Obligations, (a) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); (b) if such Obligations are LC Obligations or inchoate or contingent in nature, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Agent in its discretion, in the amount of required Cash Collateral); and (c) a release of any Claims of Obligors against Agent, Lenders and Issuing Bank arising on or before the payment date. No Loans shall be deemed to have been paid in full until all Commitments related to such Loans have expired or been terminated.
     GAAP — generally accepted accounting principles in the United States in effect from time to time.
     General Intangibles — as defined in the UCC, including choses in action, causes of action, company or other business records, inventions, blueprints, designs, patents, patent applications, trademarks, trademark applications, trade names, trade secrets, service marks, goodwill, brand names, copyrights, registrations, licenses, franchises, customer lists, permits, tax refund claims, computer programs, operational manuals, internet addresses and domain names, insurance refunds and premium rebates, all rights to indemnification, and all other intangible Property of any kind.
     Goods — as defined in the UCC.
     Governmental Approvals — all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.
     Governmental Authority — any federal, state, municipal, foreign or other governmental department, agency, commission, board, bureau, court, tribunal, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for or pertaining to any government or court, in each case whether associated with the United States, a state, district or territory thereof, or a foreign entity or government.
     Guarantor Payment — as defined in Section 5.10.3.
     Guarantors — each of (a) the Parent, (b) Holdings, (c) the Bon-Ton Giftco, Inc., (d) The Bon-Ton Stores of Lancaster, Inc., (e) The Bon-Ton Trade Corp., (f) McRae’s, Inc., (g) Saks Distribution Centers, Inc., (h) McRIL, LLC, (i) Elder-Beerman West Virginia, Inc., (j) Elder-Beerman Holdings, Inc., (k) Elder-Beerman Operations, LLC and each other Person who guarantees payment or performance of any Obligations.
     Guaranty — each guaranty agreement executed by a Guarantor in favor of Agent.
     Hedging Agreement — an agreement relating to any swap, cap, floor, collar, option, forward, cross right or obligation, or combination thereof or similar transaction, with respect to interest rate, foreign exchange, currency, commodity, credit or equity risk.
     Holdings — The Bon-Ton Corp., a Delaware corporation and parent company of Bon-Ton.
     Indemnitees — Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Bank of America Indemnitees.
     Insolvency Proceeding — any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.
     Instrument — as defined in the UCC.
     Intellectual Property — all intellectual and similar Property of a Person, including inventions, designs, patents, patent applications, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, registrations and franchises; all books and records describing or used in connection with the foregoing; and all licenses or other rights to use any of the foregoing.
     Intellectual Property Claim — any claim or assertion (whether in writing, by suit or otherwise) that the Parent or any Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.
     Interest Expense — with respect to any Person for any fiscal period, interest expense (whether cash or non-cash) of such Person determined in accordance with GAAP for the relevant period ended on such date, including, in any event, interest expense with respect to any Consolidated Funded Indebtedness of such Person.
     Interest Period — as defined in Section 3.1.3.
     Interest Rate Contract — any interest rate swap, collar or cap agreement, or other agreement or arrangement by Parent or any Subsidiary with a Lender that is designed to protect against fluctuations in interest rates.
     Inventory — as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in such Person’s business (but excluding Equipment).
     Inventory Reserve — reserves, established by Agent, based on the most recent appraisal of Borrowers’ Inventory performed by an appraiser and on terms reasonably satisfactory to Agent and the most recent commercial finance exam of the Borrowers’ books and records performed by an examiner and on terms reasonably satisfactory to Agent, to reflect factors that may negatively impact the Value of Inventory, including change in salability, obsolescence, seasonality, theft, shrinkage, damage, customer credit liabilities, imbalance, change in composition or mix, markdowns, vendor chargebacks and with respect to Eligible Inventory that has been subject to a Letter of Credit for a period in excess of ninety (90) days.
     Investment — any (a) acquisition of all or substantially all assets of, or any line of business or division of, a Person; (b) acquisition of record or beneficial ownership of any Equity Interests of a Person; (c) any advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees Debt of such other Person, or (d) other investment in a Person.
     Investment Property — as defined in the UCC.
     Issuing Bank — (a) Bank of America or an Affiliate of Bank of America, any other Lender or an Affiliate of such Lender, and any other Person designated by a Lender (and acceptable to the Borrower), in each case, in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder and (b) with respect to the Letters of Credit issued by such issuer prior to the Closing Date and described on Schedule 2.3.2, and with respect to any other Letters of Credit issued by such Issuing Bank, Wachovia Bank, N.A. or the Business Existing Lender, as the case may be.
     Issuing Bank Indemnitees — Issuing Bank and its officers, directors, employees, Affiliates,

agents, advisors and attorneys.
     LC Application — an application by Borrower Agent to Issuing Bank for issuance of a Letter of Credit, in form and substance reasonably satisfactory to Issuing Bank.
     LC Conditions — the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Section 6; (b) after giving effect to such issuance, total LC Obligations do not exceed the Letter of Credit Subline, no Tranche A Overadvance or Tranche A-1 Overadvance exists and, if no Tranche A Revolver Loans are outstanding, the LC Obligations do not exceed the Tranche A Borrowing Base (without giving effect to the LC Reserve for purposes of this calculation); (c) the expiration date of such Letter of Credit is (i) no more than 365 days from issuance, in the case of standby Letters of Credit, (ii) no more than 180 days from issuance, in the case of documentary Letters of Credit, and (iii) at least 20 Business Days prior to the Termination Date; (d) the Letter of Credit and payments thereunder are denominated in Dollars; and (e) the form of the proposed Letter of Credit is reasonably satisfactory to Agent and Issuing Bank in their discretion.
     LC Documents — all documents, instruments and agreements (including LC Requests and LC Applications) delivered by Borrowers or any other Person to Issuing Bank or Agent in connection with issuance, amendment or renewal of, or payment under, any Letter of Credit.
     LC Guaranty — a guaranty issued by an Issuing Bank to another Person in connection with the issuance by such other Person of Letters of Credit hereunder.
     LC Obligations — the sum (without duplication) of (a) all amounts owing by Borrowers for any drawings under Letters of Credit (including in respect of any payment made by Issuing Bank under any LC Guaranty); (b) the aggregate undrawn amount of all outstanding Letters of Credit; and (c) all fees and other amounts owing with respect to Letters of Credit.
     LC Request — a request for issuance of a Letter of Credit, to be provided by Borrower Agent to Issuing Bank, in form reasonably satisfactory to Agent and Issuing Bank.
     LC Reserve — the aggregate of all LC Obligations, other than (a) those that have been Cash Collateralized and (b) if no Default or Event of Default exists, those constituting charges owing to the Issuing Bank.
     Lender Indemnitees — Lenders and their officers, directors, employees, Affiliates, agents, advisors and attorneys.
     Lenders — as defined in the preamble to this Agreement, including the Tranche A Lenders, the Tranche A-1 Lenders, Agent in its capacity as a provider of Swingline Loans and any other Person who hereafter becomes a “Lender” pursuant to an Assignment and Assumption Agreement.
     Letter of Credit — any standby or documentary letter of credit issued by Issuing Bank for the account of a Borrower, or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by Agent or Issuing Bank for the benefit of a Borrower.
     Letter-of-Credit Right — as defined in the UCC.
     Letter of Credit Subline — $150,000,000.
     LIBOR Loan — each set of LIBOR Tranche A Revolver Loans or LIBOR Tranche A-1 Revolver Loans having a common length and commencement of Interest Period.

     LIBOR Tranche A Revolver Loan — a Tranche A Revolver Loan that bears interest at Adjusted LIBOR plus the Applicable Margin for LIBOR Tranche A Revolver Loans.
     LIBOR Tranche A-1 Revolver Loan — a Tranche A-1 Revolver Loan that bears interest at Adjusted LIBOR plus the Applicable Margin for LIBOR Tranche A-1 Revolver Loans.
     License — any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.
     Licensor — any Person from whom an Obligor obtains the right to use any Intellectual Property.
     Lien — any Person’s interest in Property securing an obligation owed to, or a claim by, such Person, whether such interest is based on common law, statute or contract, including liens, security interests, pledges, hypothecations, statutory trusts, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property.
     Lien Waiver — an agreement, in form and substance reasonably satisfactory to Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver the Collateral to Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Agent upon request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Agent the right, vis-à-vis such Licensor, to enforce Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.
     Loan — a Tranche A Revolver Loan or Tranche A-1 Revolver Loan.
     Loan Account — the loan account established by each Lender on its books pursuant to Section 5.7.
     Loan Documents — this Agreement, Other Agreements and Security Documents.
     Loan Year — each calendar year commencing on the Closing Date and on each anniversary of the Closing Date.
     Machinery and Equipment Amount — on any date of determination, an amount equal to 75% of the NRV Percentage of Eligible Machinery and Equipment.
     Margin Stock — as defined in Regulation U of the Board of Governors.
     Master Lease Agreement — collectively, (i) Master Lease dated as of March 6, 2006 between Bonstores Realty One, LLC, a Delaware limited liability company, as landlord, and Herberger’s Department Stores, LLC, a Minnesota limited liability company, as tenant, (ii) Master Lease dated as of March 6, 2006 between Bonstores Realty One, LLC, a Delaware limited liability company, as landlord, and McRae’s, Inc., a Mississippi corporation, as tenant, (iii)

Master Lease dated as of March 6, 2006 between Bonstores Realty One, LLC, a Delaware limited liability company, as landlord, and McRIL, LLC, a Virginia limited liability company, as tenant, (iv) Master Lease dated as of March 6, 2006 between Bonstores Realty One, LLC, a Delaware limited liability company, as landlord, and Parisian, Inc., an Alabama corporation, as tenant, (v) Master Lease dated as of March 6, 2006 between Bonstores Realty One, LLC, a Delaware limited liability company, as landlord, and Saks Distribution Centers, Inc., an Illinois corporation, as tenant, (vi) Master Lease dated as of March 6, 2006 between Bonstores Realty One, LLC, a Delaware limited liability company, as landlord, and The Elder-Beerman Stores, Corp., an Ohio corporation, as tenant, (vii) Master Lease dated as of March 6, 2006 between Bonstores Realty Two, LLC, a Delaware limited liability company, as landlord, and McRae’s, Inc., a Mississippi corporation, as tenant, (viii) Master Lease dated as of March 6, 2006 between Bonstores Realty Two, LLC, a Delaware limited liability company, as landlord, and McRIL, LLC, a Virginia limited liability company, as tenant, (ix) Master Lease dated as of March 6, 2006 between Bonstores Realty Two, LLC, a Delaware limited liability company, as landlord, and Parisian, Inc., an Alabama corporation, as tenant, and (x) such other leases and subleases as may be entered into between an SPE and an Obligor from time to time.
     Material Adverse Effect — the effect of any event or circumstance occurring after October 29, 2005 (except for general economic or political conditions or conditions generally applicable to the department store industry, or terrorist events or wars) that, taken alone or in conjunction with other events or circumstances, has or could be reasonably expected to have a material adverse effect on: (a) the business, operations, liabilities (actual or contingent), Properties, or condition (financial or otherwise) of the Borrowers considered as a whole, or the value of the Collateral, taken as a whole, the enforceability of any Loan Documents, or on the validity or priority of Agent’s Liens on any Collateral; (b) the ability of the Obligors taken as a whole to perform any obligations under the Loan Documents, including repayment of any Obligations; or (c) the ability of Agent or any Lender to enforce or collect the Obligations or to realize upon the Collateral.
     Material Contract — any agreement or arrangement to which Parent or a Subsidiary is party (other than the Loan Documents) (a) that is deemed to be a material contract under the Securities Exchange Act of 1934, (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect, (c) that is an Acquisition Document, (d) that relates to the Mortgage Loan Debt, the Senior Note Debt, or other Debt in an aggregate amount of $5,000,000 or more.
     Moody’s — Moody’s Investors Service, Inc., and its successors.
     Mortgage — each mortgage, deed of trust or deed to secure debt pursuant to which an Obligor grants to Agent, for the benefit of Secured Parties, Liens upon the Real Estate owned by such Obligor, as security for the Obligations.
     Mortgage Intercreditor Agreement — the Intercreditor Agreement, dated as of the date hereof, by and among the Mortgage Loan Lender and Agent.
     Mortgage Loan Debt — (a) the Debt of SPE in an aggregate principal amount not to exceed $260,000,000, represented by the Mortgage Loan Debt Documents, (b) the Debt evidenced by each guaranty of a Master Lease, executed by the Parent in favor of the Mortgage Loan Lender, as in effect on the date hereof and (c) the Debt evidenced by each Exceptions to Non-Recourse Guaranty, entered into on the date hereof, by the Parent in favor of the Mortgage Loan Lender, as in effect on the date hereof.
     Mortgage Loan Debt Documents — the (a) Loan Agreement (the “Bonstores One

Agreement”), dated as of the date hereof, between Bonstores Realty One, LLC and the Mortgage Loan Lender, (b) the Loan Agreement (the “Bonstores Two Agreement”), dated as of the date hereof, between Bonstores Realty Two, LLC and the Mortgage Loan Lender, (c) each of the Loan Documents (as defined in the Bonstores One Agreement), (d) each of the Loan Documents (as defined in the Bonstores Two Agreement), (e) each Master Lease and (f) each guaranty of a Master Lease by the Parent in favor of the Mortgage Loan Lender.
     Mortgage Loan Lender — Bank of America, N.A., in its capacity as indenture trustee under the Mortgage Loan Debt Documents.
     Multiemployer Plan — any employee benefit plan or arrangement described in Section 4001(a)(3) of ERISA that is maintained or contributed to by any Obligor or Subsidiary.
     Net Proceeds — with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by Parent or a Subsidiary in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Agent’s Liens on Collateral sold; (c) taxes due as a result of, or in connection with, such Asset Disposition; and (d) reserves for indemnities, until such reserves are no longer needed.
     Notes — each Tranche A Revolver Note, Tranche A-1 Revolver Note or other promissory note executed by a Borrower to evidence any Obligations.
     Notice of Borrowing — a Notice of Borrowing to be provided by Borrower Agent to request the funding of a Borrowing of Loans, in form reasonably satisfactory to Agent.
     Notice of Conversion/Continuation — a Notice of Conversion/Continuation to be provided by Borrower Agent to request a conversion or continuation of any Loans as LIBOR Loans, in form satisfactory to Agent.
     NRV Percentage — the net recovery value of Inventory, Equipment, Fixtures or owned furniture, as the case may be of each Borrower, expressed as a percentage (which in the case of Inventory shall be a 12 month average recovery value), expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of Borrowers’ Inventory, Equipment, Fixtures and owned furniture performed by an appraiser and on terms reasonably satisfactory to Agent.
     Obligations — all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees and other sums payable by Obligors under Loan Documents, (d) obligations of Obligors under any indemnity for Claims, (e) Extraordinary Expenses, (f) Bank Product Debt, and (g) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.
     Obligor — each Borrower, Guarantor, or other Person that is liable for payment of any Obligations or that has granted a Lien in favor of Agent on its assets to secure any Obligations.
     Ordinary Course of Business — the ordinary course of business of Parent or any Subsidiary, consistent with past practices and undertaken in good faith.

     Organic Documents — with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.
     OSHA — the Occupational Safety and Hazard Act of 1970.
     Other Agreement — each Note, LC Document, LC Guaranty, Fee Letter, Lien Waiver, Real Estate Related Document, Borrowing Base Certificate, Compliance Certificate, financial statement or report delivered hereunder, or other document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Agent or a Lender in connection with any transactions relating hereto.
     Overadvance Loan — a Base Rate Tranche A Revolver Loan made when a Tranche A Overadvance exists or is caused by the funding of a Tranche A Revolver Loan.
     Parent — The Bon-Ton Stores, Inc., a Pennsylvania corporation and parent company of Holdings.
     Participant — as defined in Section 13.3.1.
     Passive Company — collectively, The Bon-Ton Properties-Irondequoit G.P., Inc., The Bon-Ton Properties- Eastview G.P., Inc., The Bon-Ton Properties- Marketplace G.P., Inc., The Bon-Ton Properties- Greece Ridge G.P., Inc., Capital City Commons Realty, Inc., The Bon-Ton Properties- Irondequoit L.P., The Bon-Ton Properties- Eastview L.P., The Bon-Ton Properties- Marketplace L.P., and The Bon-Ton Properties- Greece Ridge L.P.
     Patriot Act — the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).
     Payment Intangible — as defined in the UCC.
     Payment Item — each check, draft or other item of payment payable to a Borrower, including those constituting proceeds of any Collateral.
     Permitted Asset Disposition — as long as no Default or Event of Default exists and, if so required pursuant to Section 5.2, all Net Proceeds are remitted to Agent, an Asset Disposition that is (a) a sale of Inventory or Equipment in the Ordinary Course of Business; (b) a disposition of Equipment so long as (x) the Equipment subject to such disposition has a fair market or book value (whichever is more) of $500,000 or less and (y) all Equipment disposed of pursuant to this clause (b) in the aggregate during any fiscal year of the Parent has a fair market or book value (whichever is more) of $3,000,000 or less, (c) a disposition of Equipment or Inventory that is obsolete, unmerchantable or otherwise unsalable in the Ordinary Course of Business, (d) the licensing of intellectual property to third Persons on reasonable and customary terms in the ordinary course of business consistent with past practice; provided that such licensing does not materially interfere with the business of the Parent or any Obligor, (e) the sale or other disposition of Cash Equivalents, (f) dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings, (g) any Permitted Distribution, (h) any Investment which is not a Restricted Investment, (i) the unwinding of any Hedging Agreements, (j) subleases entered into in the ordinary course of business of any Obligor, (k) the disposition of any Real Estate which, pursuant to Section 7.3, is not required to be subject to a Mortgage hereunder, (l) the disposition of any

Real Estate which is required to be subject to a Mortgage hereunder, so long as (x) no Default or Event of Default has occurred and is continuing or would result therefrom, (y) the Obligors receive, at the consummation of such Asset Disposition, gross proceeds, in cash, from such sale in an amount not less than the appraised value of such Real Estate, as set forth in the most recent appraisal provided to the Agent and (z) contemporaneously with the closing of such Asset Disposition, 100% of the cash Net Proceeds therefrom are applied to prepay the Loans, (m) the disposition by Borrower Agent of 100% of the membership interests in Bonstores Realty One, LLC to Bonstores Holdings One, LLC and (n) the disposition by Borrower Agent of 100% of the membership interests in Bonstores Realty Two, LLC to Bonstores Holdings Two, LLC.
     Permitted Business — any business conducted or proposed to be conducted (as described in that certain offering memorandum, dated March 2, 2006, and relating to the Senior Note Debt) by the Parent and the other Obligors on the Closing Date and other businesses reasonably related or ancillary thereto.
     Permitted Contingent Obligations — Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging Agreements permitted hereunder; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment permitted hereunder; (f) arising under the Loan Documents; or (g) in an aggregate amount of $1,000,000 or less at any time.
     Permitted Distribution — (a) a dividend by the Parent or redemption or repurchase of equity securities of the Parent so long as (i) no Default or Event of Default shall have occurred and be continuing or would result after giving effect to any such payment, (ii) Excess Availability on the date of the making of (and after giving effect to) such dividend, redemption or repurchase is greater than or equal to $125,000,000, (iii) Excess Cash Flow for the period of four fiscal quarters then ended is at least $20,000,000, (iv) the aggregate amount of such Permitted Distributions shall not in the aggregate exceed fifty percent (50%) Excess Cash Flow for the period of four fiscal quarters then ended, (v) as of the monthly fiscal period most recently then ended, the Consolidated Fixed Charge Coverage Ratio (calculated on a pro forma basis giving effect to the making of such Permitted Distribution) is not less than 1.5:1.0, and (vi) the Borrowers shall have provided the Agent with a certificate not less than then (10) days prior to the making of such Permitted Distribution executed by a Senior Officer, evidencing compliance, after giving effect to such Permitted Distribution, with the requirements set forth in clauses (i), (ii), (iii), (iv) and (v) above, (b) dividends by the Parent or redemptions or repurchases of equity securities of the Parent in an aggregate amount not to exceed (x) $4,000,000 in any fiscal year of the Parent or (y) $15,000,000 during the term of this Agreement, (c) the purchase, repurchase, redemption, acquisition or retirement for value of any capital stock of the Parent upon the exercise of warrants, options or similar rights if such capital stock constitutes all or a portion of the exercise price or is surrendered in connection with satisfying any federal or state income tax obligation incurred in connection with such exercise; provided that no cash payment in respect of such purchase, repurchase, redemption, acquisition, retirement or exercise shall be made by any Obligor and (d) so long as no Default has occurred and is continuing or would result therefrom, payments to Parent to permit Parent, and which are used by Parent, to redeem equity interests of Parent held by any current or former employee, officer, director or consultant of Parent (or any Obligor) or their respective estates, spouses, former spouses or family members pursuant to the terms of any employee equity subscription agreement, stock option agreement or similar agreement entered into in the ordinary course of business; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired equity interests in any fiscal year will not exceed $3,000,000.
     Permitted Holders- (1) Tim Grumbacher and his immediate family members (as defined by the National Association of Security Dealers Automatic Quotation system listing requirements) or the spouses and former spouses (including widows and widowers), heirs or lineal descendants of any of the foregoing; (2) an estate, trust (including a revocable trust, declaration of trust or a voting trust), guardianship, other legal representative relationship or custodianship for the primary benefit of one or more individuals described in clause (1) above or controlled by one or more individuals described in clause (1) above; (3) a corporation, partnership, limited liability company, foundation, charitable organization or other entity if a majority of the voting power and, if applicable, a majority of the value of the equity ownership of such corporation, partnership, limited liability company, foundation, charitable organization or other entity is directly or indirectly owned by or for the primary benefit of one or more individuals or entities described in clauses (1) or (2) above; (4) a corporation, partnership, limited liability company, foundation, charitable organization or other entity controlled directly or indirectly by one or more individuals or entities described in clauses (1), (2) or (3) above; and (5) any “person” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, or any successor provision) acting on behalf of the Parent as underwriter pursuant to an offering that is temporarily holding securities in connection with such offering.
     Permitted Lien — as defined in Section 10.2.2.
     Permitted Purchase Money Debt — Purchase Money Debt of Parent and Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate principal amount does not exceed $25,000,000 at any time and its incurrence does not violate Section 10.2.3.
     Person — any individual, corporation, limited liability company, partnership, joint venture, joint stock company, land trust, business trust, unincorporated organization, Governmental Authority or other entity.
     Plan — an employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and that is either (a) maintained by Parent or Subsidiary for employees or (b) maintained pursuant to a collective bargaining agreement, or other arrangement under which more than one employer makes contributions and to which Parent or Subsidiary is making or accruing an obligation to make contributions or has within the preceding five years made or accrued such contributions.
     Pledge Agreement — each pledge agreement pursuant to which an Obligor pledges to Agent, for the benefit of Secured Parties, such Obligor’s equity interests, as security for the Obligations.
     Pro Rata – (a) with respect to any Tranche A Lender, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined (i) while the Tranche A Revolver Commitments are outstanding, by dividing the amount of such Tranche A Lender’s Tranche A Revolver Commitment by the aggregate amount of all Tranche A Revolver Commitments; and (ii) at any other time, by dividing the amount of such Tranche A Lender’s Tranche A Revolver Loans and LC Obligations by the aggregate amount of all outstanding Tranche A Revolver Loans and LC Obligations and (b) with respect to any Tranche A-1 Lender, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined (i) while the Tranche A-1 Revolver Commitments are outstanding, by dividing the amount of such Tranche A-1 Lender’s Tranche A-1 Revolver Commitment by the aggregate amount of all Tranche A-1 Revolver Commitments; and (ii) at any other time, by dividing the amount of such Tranche A-1 Lender’s Tranche A-1

Revolver Loans by the aggregate amount of all outstanding Tranche A-1 Revolver Loans.
     Properly Contested — with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not have a Material Adverse Effect, nor result in forfeiture or sale of any assets of the Obligor; (e) no Lien is imposed on assets of the Obligor, unless bonded and stayed to the satisfaction of Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.
     Property — any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
     Protective Advances — as defined in Section 2.1.5.
     Purchase Agreement — that certain Purchase Agreement, dated as of October 29, 2005, by and between Saks Incorporated and the Parent.
     Purchase Money Debt — (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed assets; (b) Debt (other than the Obligations) incurred within 10 days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.
     Purchase Money Lien — a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt, and any proceeds thereof, and constituting a Capital Lease, a purchase money security interest under the UCC or a purchase money mortgage.
     RCRA — the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).
     Real Estate — all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.
     Register — as defined in Section 13.2.2.
     Refinancing Conditions — the following conditions for Refinancing Debt: (a) it is in an aggregate principal amount that does not exceed the principal amount of the Debt being extended, renewed or refinanced; (b) it has a final maturity no sooner than, a weighted average life no less than, and an interest rate no greater than 100 basis points above the interest rate of the Debt being refinanced, the Debt being extended, renewed or refinanced; (c) it is subordinated to the Obligations at least to the same extent as the Debt being extended, renewed or refinanced; (d) the representations, covenants and defaults applicable to it are no less favorable to Parent and the Subsidiaries than those applicable to the Debt being extended, renewed or refinanced; (e) no additional Lien is granted to secure it; (f) no additional Person is obligated on such Debt; and (g) upon giving effect to it, no Default or Event of Default exists.
     Refinancing Debt — Borrowed Money that is the result of an extension, renewal or refinancing of Debt permitted under Section 10.2.1 (b), (c), (d), or (e).
     Reimbursement Date — as defined in Section 2.3.2.
     Related Parties — with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

     Related Real Estate Documents — with respect to any Real Estate subject to a Mortgage, the following, in form and substance reasonably satisfactory to Agent and received by Agent for review at least 15 days prior to the effective date of the Mortgage (or such shorter length of time acceptable to Agent in its reasonable discretion): (a) a mortgagee title policy (or binder therefor) covering Agent’s interest under the Mortgage, in a form and amount and by an insurer reasonably acceptable to Agent, which must be fully paid on such effective date; (b) such assignments of leases, rents, estoppel letters, attornment agreements, consents, waivers and releases as Agent may require with respect to other Persons having an interest in the Real Estate; (c) a current, as-built survey of the Real Estate, containing a metes-and-bounds property description and flood plain certification, and certified by a licensed surveyor reasonably acceptable to Agent; (d) flood insurance in an amount, with endorsements and by an insurer reasonably acceptable to Agent, if the Real Estate is within a flood plain; (e) a current appraisal of the Real Estate, prepared by an appraiser reasonably acceptable to Agent, and in form and substance satisfactory to Required Lenders; (f) a Phase I (and to the extent appropriate, Phase II) environmental assessment report, prepared by an environmental consulting firm reasonably satisfactory to Agent, and accompanied by such reports, certificates, studies or data as Agent may reasonably require, which shall all be in form and substance reasonably satisfactory to Agent; and (g) an Environmental Agreement and such other documents, instruments or agreements as Agent may reasonably require with respect to any environmental risks regarding the Real Estate.
     Rent and Charges Reserve — the aggregate of (a) all past due rent and other amounts owing by an Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person who possesses any Collateral or could assert a Lien on any Collateral; and (b) a reserve at least equal to three months rent and other charges that could be payable to any such Person, unless it has executed a Lien Waiver.
     Report — as defined in Section 12.2.3.
     Reportable Event — any event set forth in Section 4043(b) of ERISA.
     Required Lenders — Lenders (subject to Section 4.2) having (a) Commitments in excess of 50% of the aggregate Commitments; and (b) if the Commitments have terminated, Loans and LC Obligations in excess of 50% of all outstanding Loans and LC Obligations.
     Reserve Percentage — the reserve percentage (expressed as a decimal, rounded upward to the nearest 1/8th of 1%) applicable to member banks under regulations issued from time to time by the Board of Governors for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).
     Restricted Investment — any Investment by Parent or Subsidiary, other than (a) Investments in Subsidiaries to the extent existing on the Closing Date and Investments in any Borrower or Guarantor; (b) Cash Equivalents that are subject to Agent’s Lien and control, pursuant to documentation in form and substance reasonably satisfactory to Agent; (c) loans and advances permitted under Section 10.2.7, (d) investments held by Borrowers comprised of notes payable, or stock or other securities issued by Account Debtors to any Borrower pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business consistent with past practice, (e) any Investment made as a result of the receipt of non-cash consideration from an Permitted Asset Disposition, (f) Investments evidenced by Hedging Agreements which are otherwise permitted to be entered into pursuant to Section 10.2.15, (g) stock, obligations or securities received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business or received in satisfaction of judgment,

(h) advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of any Obligor and endorsements for collection or deposit arising in the ordinary course of business, (i) commission, payroll, travel and similar advances to officers and employees of any Obligor so long as such advances are otherwise permitted under Section 10.2.7, (j) Investments consisting of the licensing or contribution of intellectual property in the ordinary course of business, (k) Investments of up to $2,000,000 in The Bon-Ton Properties Irondequoit, L.P. so long as the proceeds of such Investments are applied to repay the Debt secured by the owned Real Property of such entity, (l) Investments described on Schedule 1.1(c) and (m) the Investments on the Closing Date of certain Real Property by the Obligors into the SPEs, as such Investments are contemplated by the Mortgage Loan Debt Documents.
     Restrictive Agreement — an agreement (other than a Loan Document) that conditions or restricts the right of any Borrower, Subsidiary or other Obligor to incur or repay Borrowed Money, to grant Liens on any assets, to declare or make Distributions, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Debt.
     Royalties — all royalties, fees, expense reimbursement and other amounts payable by Parent or any Subsidiary under a License.
     S&P — Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.
     Sarbanes-Oxley — the Sarbanes-Oxley Act of 2002.
     Securities Laws — the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.
     Secured Parties — Agent, Issuing Bank, Lenders and providers of Bank Products.
     Security Documents — this Agreement, the Guaranties, Pledge Agreements, Mortgages, Trademark Security Agreements, the Copyright Security Agreements, the Account Control Agreements and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.
     Senior Note Debt — the unsecured Debt of Bon-Ton in an aggregate principal amount not to exceed $510,000,000, represented by the Senior Note Debt Documents.
     Senior Note Debt Documents — the Senior Note Indenture, the 10.25% senior notes issued by the Parent in connection therewith, and all other instruments and documents from time to time executed in favor of all or any of the holders of the Senior Note Debt.
     Senior Note Indenture — the Senior Note Indenture, dated as of the date hereof, by and among Bon-Ton and The Bank of New York, as trustee.
     Senior Officer — the chairman of the board, president, chief executive officer, treasurer or chief financial officer of a Borrower or, if the context requires, an Obligor.
     Settlement Report — a report delivered by Agent to Lenders summarizing the Loans and participations in LC Obligations outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Commitments.

     Software — as defined in the UCC.
     Solvent — as to any Person, such Person (a) owns Property whose Fair Salable Value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present Fair Salable Value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair Salable Value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.
     SPE — collectively, Bonstores Realty One, LLC, a Delaware limited liability company (“BROLLC”); Bonstores Holdings One, LLC, a Delaware limited liability company and the sole member of BROLLC; Bonstores Realty Two, LLC, a Delaware limited liability company (“BRTLLC”); and Bonstores Holdings Two, LLC, a Delaware limited liability company and the sole member of BRTLLC, each a special purpose entity and a borrower of the Mortgage Loan Debt.
     Statutory Reserves — the percentage (expressed as a decimal) established by the Board of Governors as the then stated maximum rate for all reserves (including those imposed by Regulation D of the Board of Governors, all basic, emergency, supplemental or other marginal reserve requirements, and any transitional adjustments or other scheduled changes in reserve requirements) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency Liabilities (or any successor category of liabilities under Regulation D).
     Subsidiary — any entity at least 50% of whose voting securities or Equity Interests is owned by any Obligor or any combination of Obligors (including indirect ownership by an Obligor through other entities in which such Obligor directly or indirectly owns 50% of the voting securities or Equity Interests).
     Supporting Obligation — as defined in the UCC.
     Swingline Loan — any Borrowing of Base Rate Tranche A Revolver Loans funded with Agent’s funds, until such Borrowing is settled among Lenders pursuant to Section 4.1.3.
     Taxes — any taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including income, receipts, excise, property, sales, use, transfer, license, payroll, withholding, social security, franchise, intangibles, stamp or recording taxes imposed by any Governmental Authority, and all interest, penalties and similar liabilities relating thereto.
     Termination Date — March 6, 2011.
     Trademark Security Agreements — each trademark collateral security and pledge agreement or other trademark security agreement pursuant to which an Obligor grants to Agent, for the benefit of Secured Parties, a Lien on such Obligor’s interests in trademarks, as security for the Obligations.
     Tranche A Borrowing Base — on any date of determination, an amount equal to the lesser of (a) the aggregate amount of Tranche A Revolver Commitments, minus the LC Reserve and (b) the sum of (i) the Tranche A Inventory Formula Amount, plus (ii) the Tranche A Fixed Asset Availability Amount, minus (iii) the Availability Reserve, minus (iv) the LC Reserve.
     Tranche A Excess Availability — determined as of any date, the amount that Borrowers are entitled to borrow as Tranche A Revolver Loans, being the Tranche A Borrowing Base minus the principal balance of all Tranche A Revolver Loans.
     Tranche A Fixed Asset Availability Amount. — the lesser of (x) $75,000,000 minus the Tranche A-1 Real Estate Amount and (y) the Machinery and Equipment Amount plus the Tranche A Real Estate Amount.
     Tranche A Inventory Formula Amount — (a) at all times on or prior to the first anniversary of the Closing Date, 90% of the NRV Percentage of the Value of Eligible Inventory, (b) at all times after the first anniversary of the Closing Date but on or prior to August 31, 2007, 87.5% of the NRV Percentage of the Value of Eligible Inventory and (c) at all times after August 31, 2007, 85% of the NRV Percentage of the Value of Eligible Inventory.
     Tranche A Lenders – the Lenders indicated on Schedule 1.1(a) as Lenders of Tranche A Revolver Loans, Agent in its capacity as a provider of Swingline Loans and any other Person who hereafter becomes a “Tranche A Lender” pursuant to an Assignment and Assumption Agreement.
     Tranche A Overadvance — as defined in Section 2.1.4.
     Tranche A Real Estate Amount — at any date of determination, 50% of the Appraised Value of Eligible Real Estate.
     Tranche A Revolver Commitment — for any Tranche A Lender, its obligation to make Tranche A Revolver Loans and to participate in LC Obligations up to the maximum principal amount shown on Schedule 1.1(a), or as specified hereafter in the most recent Assignment and Assumption Agreement to which it is a party. “Tranche A Revolver Commitments” means the aggregate amount of such commitments of all Lenders.
     Tranche A Revolver Loan – (a) a Loan made pursuant to Section 2.1.1(a), (b) any Swingline Loan, (c) any Overadvance Loan deemed by Agent to be a Tranche A Revolver Loan or (d) any Protective Advance deemed by Agent to be a Tranche A Revolver Loan.
     Tranche A Revolver Note — a promissory note to be executed by Borrowers in favor of a Lender in the form of Exhibit A, which shall be in the amount of such Lender’s Tranche A Revolver Commitment and shall evidence the Tranche A Revolver Loans made by such Lender.
     Tranche A-1 Borrowing Base — on any date of determination, an amount equal to the lesser of (a) the aggregate amount of Tranche A-1 Revolver Commitments and (b) the sum of (i) the Tranche A-1 Inventory Formula Amount, plus (ii) the lesser of (x) $75,000,000 and (y) the Tranche A-1 Real Estate Amount, minus (iii) the Availability Reserve (to the extent the Availability Reserve is not deducted from the Tranche A Borrowing Base).
     Tranche A-1 Excess Availability — determined as of any date, the amount that Borrowers are entitled to borrow as Tranche A-1 Revolver Loans, being the Tranche A-1 Borrowing Base minus the principal balance of all Tranche A-1 Revolver Loans.

     Tranche A-1 Inventory Formula Amount – on any date of determination, 10% of the NRV Percentage of the Value of Eligible Inventory.
     Tranche A-1 Lenders – the Lenders indicated on Schedule 1.1(a) as Lenders of Tranche A-1 Revolver Loans and any other Person who hereafter becomes a “Tranche A-1 Lender” pursuant to an Assignment and Assumption Agreement.
     Tranche A-1 Overadvance — as defined in Section 2.1.4.
     Tranche A-1 Real Estate Amount — at any date of determination, 10% of the Appraised Value of Eligible Real Estate.
     Tranche A-1 Revolver Commitment — for any Lender, its obligation to make Tranche A-1 Revolver Loans up to the maximum principal amount shown on Schedule 1.1(a), or as specified hereafter in the most recent Assignment and Assumption Agreement to which it is a party. “Tranche A-1 Revolver Commitments” means the aggregate amount of such commitments of all Lenders.
     Tranche A-1 Revolver Loan — (a) a Loan made pursuant to Section 2.1.1(b), (b) any Overadvance Loan deemed by Agent to be a Tranche A-1 Revolver Loan or (c) any Protective Advance deemed by Agent to be Tranche A-1 Revolver Loan.
     Tranche A-1 Revolver Note — a promissory note to be executed by Borrowers in favor of a Lender in the form of Exhibit B, which shall be in the amount of such Lender’s Tranche A-1 Revolver Commitment and shall evidence the Tranche A-1 Revolver Loans made by such Lender.
     Transferee — any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.
     Trigger Event — as defined in Section 5.6.
     Type — any type of a Loan (i.e., Base Rate Loan or LIBOR Loan) that has the same interest option and, in the case of LIBOR Loans, the same Interest Period.
     UCC — the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.
     Upstream Payment — a Distribution by a Subsidiary or any Obligor to any Obligor.
     Value — for Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first-out basis.
     Voting Stock - of any Person as of any date means the capital stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
     1.2. Accounting Terms. Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Parent delivered to Agent before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Parent and Borrowers’ certified public accountants concur in such change, the change is disclosed to Agent, and Section 10.3 is amended in a manner reasonably satisfactory to Required Lenders to take into account the effects of the change.
     1.3. Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section means, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day means time of day at Agent’s notice address under Section 14.3.1; or (g) discretion of Agent, Issuing Bank or any Lender means the sole and absolute discretion of such Person. All calculations of Value, fundings of Loans, issuances of Letters of Credit and payments of Obligations shall be in Dollars and, unless the context otherwise requires, all determinations (including calculations of Tranche A Borrowing Base, Tranche A-1 Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Tranche A Borrowing Base and Tranche A-1 Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise reasonably satisfactory to Agent (and not necessarily calculated in accordance with GAAP). Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent, Issuing Bank or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Whenever the phrase “to the best of Borrowers’ knowledge” or words of similar import are used in any Loan Documents, it means actual knowledge of a Senior Officer.
SECTION 2. CREDIT FACILITIES
     2.1. Commitment.
          2.1.1. Loans. (a) Tranche A Revolver Loans. Each Tranche A Lender agrees, severally on a Pro Rata basis up to its Tranche A Revolver Commitment, on the terms set forth herein, to make Tranche A Revolver Loans to Borrowers from time to time through the Commitment Termination Date. The Tranche A Revolver Loans may be repaid and reborrowed as provided herein. The Borrowers shall not request, and the Tranche A Lenders shall not advance any Tranche A Revolver Loans (other than (i) Swingline Loans as provided in Section 4.1.3 and (ii) Tranche A Revolver Loans used to reimburse a draw on a Letter of Credit as provided in Section 2.3.2) at any time when there exists any Tranche A-1 Excess Availability. Other than as set forth in Section 2.1.4 and in Section 2.1.5, the Tranche A Lenders shall not have any obligation to honor a request for a Tranche A Revolver Loan if (i) the unpaid balance of Tranche A Revolver Loans outstanding at such time (including the requested Tranche A Revolver Loan) would exceed the Tranche A Borrowing Base or (ii) the unpaid balance of all Loans outstanding at such time (including the requested Loan) would exceed Excess Availability.
          (b) Tranche A-1 Revolver Loans. Each Tranche A-1 Lender agrees, severally on a Pro Rata basis up to its Tranche A-1 Revolver Commitment, on the terms set forth herein, to make Tranche A-1 Revolver Loans to Borrowers from time to time through the Commitment Termination Date. The Tranche A-1 Revolver Loans may be repaid and reborrowed as provided herein. In no event shall the Tranche A-1 Lenders have any obligation to honor a request for a Tranche A-1 Revolver Loan if (i) the unpaid balance of Tranche A-1 Revolver Loans outstanding at such time (including the requested Tranche A-1 Revolver Loan) would exceed the Tranche A-1 Borrowing Base or (ii) the unpaid balance of all Loans outstanding at such time (including the requested Loan) would exceed Excess Availability.
          (c) Tranche A Borrowing Base and Tranche A-1 Borrowing Base. The Tranche A Borrowing Base and the Tranche A-1 Borrowing Base shall be determined from time to time by Agent by reference to the most recent Borrowing Base Certificate delivered by the Borrowers. The Agent may from time to time establish and modify the Availability Reserve.
          2.1.2. Notes. The Loans made by each Lender and interest accruing thereon shall be evidenced by the records of Agent and such Lender. At the request of any Lender, Borrowers shall deliver a Tranche A Revolver Note and/or a Tranche A-1 Revolver Note, as applicable, to such Lender.
          2.1.3. Use of Proceeds. The proceeds of Loans shall be used by Borrowers solely (a) to satisfy existing Debt; (b) to finance a portion of the Acquisition, (c) to pay fees and transaction expenses associated with the closing of this credit facility and with the Acquisition; (d) to pay Obligations in accordance with this Agreement; and (e) for working capital and other lawful corporate purposes of Borrowers, which purposes shall include, without limitation, the making of loans to Affiliates of the Borrowers, capital expenditures, acquisitions and distributions, so long as each of the foregoing does not violate the terms of this Agreement.
          2.1.4. Overadvances. If the aggregate Tranche A Revolver Loans exceed the Tranche A Borrowing Base (“Tranche A Overadvance”) at any time, the excess amount shall be payable by Borrowers on demand by Agent or the Required Lenders, but all such Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents. If the aggregate Tranche A-1 Revolver Loans exceed the Tranche A-1 Borrowing Base (“Tranche A-1 Overadvance”) at any time, the excess amount shall be, so long as there are no Tranche A Revolver Loans and no Letters of Credit outstanding, payable by Borrowers on demand by Agent or the Required Lenders, but all such Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents. Unless its authority has been revoked in writing by Required Lenders, Agent may require the Tranche A Lenders to honor requests for Overadvance Loans and to forbear from requiring Borrowers to cure a Tranche A Overadvance so long as, at the time of the making of a Tranche A Overadvance (a) Overadvance Loans have not been outstanding for more than ninety (90) total days in the preceding 365 day period and (b) the aggregate amount of all Overadvance Loans and Protective Advances are not known by Agent to exceed 5% of the Tranche A Borrowing Base plus 5% of the Tranche A-1 Borrowing Base. In no event shall Overadvance Loans be required that would cause (x) the outstanding Loans and LC Obligations to exceed the aggregate Commitments or (y) the outstanding Tranche A Revolver Loans and LC Obligations to exceed the Tranche A Revolver Commitments. Any funding of an Overadvance Loan or sufferance of a Tranche A Overadvance shall not constitute a waiver by Agent or Lenders of the Event of Default caused thereby. Overadvance Loans shall be funded as Base Rate Tranche A Revolver Loans. In no event shall any Borrower or other Obligor be deemed a beneficiary of this Section nor authorized to enforce any of its terms. Each Tranche A Lender shall participate in each Overadvance Loan on a Pro Rata basis.
          2.1.5. Protective Advances. Agent shall be authorized, in its discretion, at any time that a Default or Event of Default exists or any conditions in Section 6.2 are not satisfied to make Loans (“Protective Advances”) (so long as at the time of the making of any Protective Advance, Protective Advances which constitute Overadvance Loans have not been outstanding for more than ninety (90) total days in the preceding 365 day period) up to an aggregate amount equal to (i) 5% of the Tranche A Borrowing Base plus 5% of the Tranche A-1 Borrowing Base minus (ii) the aggregate amount of all Overadvance Loans, if Agent deems such Loans necessary or desirable to (a) preserve or protect any Collateral, or to enhance the collectibility or repayment of Obligations; or (b) pay any other amounts chargeable to Obligors under any Loan Documents, including costs, fees and expenses. All Protective

Advances shall be Obligations, secured by the Collateral, and shall be treated for all purposes as Extraordinary Expenses. Protective Advances shall be funded as Base Rate Tranche A Revolver Loans. Each Tranche A Lender shall participate in each Protective Advance on a Pro Rata basis. In no event shall Protective Advances be made where the making of such Protective Advances would cause (x) the outstanding Loans and LC Obligations to exceed the aggregate Commitments or (y) the outstanding Tranche A Revolver Loans and LC Obligations to exceed the Tranche A Revolver Commitments.
     2.2. Voluntary Reduction or Termination of Commitments.
          2.2.1. Voluntary Reduction or Termination of Tranche A Revolver Commitments.
          (a) The Tranche A Revolver Commitments shall terminate on the Termination Date, unless sooner terminated in accordance with this Agreement. Upon at least 45 days prior written notice to Agent at any time, Borrowers may, at their option, terminate the Tranche A Revolver Commitments. Any notice of termination given by Borrowers shall be irrevocable. On the termination date specified in such notice of termination, Borrowers shall make payment in full, in cash, of Tranche A Revolver Loans and all interest thereon and all Obligations due and owing to the Agent or any Tranche A Lender, in its capacity as a Tranche A Lender.
          (b) Borrowers may permanently reduce the Tranche A Revolver Commitments, on a Pro Rata basis for each Tranche A Lender, from time to time upon written notice to Agent, which notice shall specify the amount of the reduction, shall be irrevocable once given, shall be given at least five Business Days prior to the requested reduction date. Each reduction shall be in a minimum amount of $10,000,000, or an increment of $1,000,000 in excess thereof.
          2.2.2. Voluntary Reduction or Termination of Tranche A-1 Revolver Commitments.
          (a) The Tranche A-1 Revolver Commitments shall terminate on the Termination Date, unless sooner terminated in accordance with this Agreement. Upon at least 45 days prior written notice to Agent, Borrowers may, at their option, terminate the Tranche A-1 Revolver Commitments so long as the Borrower has (i) certified in writing (pursuant to a certificate signed on its behalf by a Senior Officer) that there are no Tranche A Revolver Loans or LC Obligations outstanding as of the date of such notice or the date of such termination, (ii) certified in writing that Tranche A Excess Availability is greater than or equal to twenty-five percent (25%) of the Tranche A Borrowing Base, (iii) certified in writing that no Default or Event of Default exists or would result from such termination and (iv) has provided Agent with a Borrowing Base Certificate, in form and substance reasonably satisfactory to Agent, demonstrating that average Tranche A Excess Availability for the twelve-month period following such termination, calculated on a pro forma basis after giving effect to such termination, will be greater than or equal to twenty-five percent (25%) of the Tranche A Borrowing Base. Any notice of termination given by Borrowers shall be irrevocable. On the termination date specified in such notice of termination, Borrowers shall make payment in full, in cash of Tranche A-1 Revolver Loans and all interest thereon and all Obligations due and owing to the Agent or any Tranche A-1 Lender, in its capacity as a Tranche A-1 Lender.
          (b) Borrowers may permanently reduce the Tranche A-1 Revolver Commitments, on a Pro Rata basis for each Tranche A-1 Lender, upon at least 15 days prior written notice to Agent, so long as a Senior Officer of the Borrower has (i) certified in writing that there are no Tranche A Revolver Loans or LC Obligations outstanding as of the date of such notice or the date of such reduction, (ii) certified in writing that Tranche A Excess Availability is greater than or equal to twenty-five percent (25%) of the Tranche A Borrowing Base, (iii) certified in writing that no Default or Event of Default exists or would result from such reduction and (iv) has provided Agent with a Borrowing Base Certificate, in form and substance reasonably satisfactory to Agent, demonstrating that average Tranche A Excess Availability for the twelve-month period following such reduction, calculated on a pro forma basis after giving effect to such reduction, will be greater than or equal to twenty-five percent (25%) of the Tranche A Borrowing Base. Any such notice of reduction shall specify the amount of the reduction, shall be irrevocable once given, shall be given at least five Business Days prior to the requested reduction date. Each reduction shall be in a minimum amount of $5,000,000, or an increment of $1,000,000 in excess thereof.
     2.3. Letter of Credit Facility.
          2.3.1. Issuance of Letters of Credit. Issuing Bank agrees to issue or cause the issuance of Letters of Credit from time to time until 30 days prior to the Termination Date (or until the date of termination of the Tranche A Revolver Commitments, if earlier), on the terms set forth herein, including the following:
          (a) Each Borrower acknowledges that Issuing Bank’s willingness to issue or cause the issuance of any Letter of Credit is conditioned upon Issuing Bank’s receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) Issuing Bank receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance; and (ii) each LC Condition is satisfied. If Issuing Bank receives written notice from a Tranche A Lender at least one Business Day before issuance of a Letter of Credit that any LC Condition has not been satisfied, Issuing Bank shall have no obligation to issue the requested Letter of Credit (or any other) until such LC Condition is satisfied or until Required Lenders have waived such condition in accordance with this Agreement. Prior to receipt of any such notice, Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.
          (b) Letters of Credit may be requested by a Borrower only (i) to support obligations of such Borrower incurred in the Ordinary Course of Business; or (ii) for other purposes as Agent and Lenders may approve from time to time in writing. The renewal or extension of any Letter of Credit shall be treated as the issuance of a new Letter of Credit, except that delivery of a new LC Application shall be required at the discretion of Issuing Bank.
          (c) Borrowers assume all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary. In connection with issuance of any Letter of Credit, none of Agent, Issuing Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Issuing Bank, Agent or any Lender, including any act or omission of a Governmental Authority. The rights and remedies of Issuing Bank under the Loan Documents shall be cumulative. Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrowers are discharged with proceeds of any Letter of Credit.
          (d) In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, notice or other communication in whatever form believed by Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper

Person. Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact selected with reasonable care.
          (e) Agent shall have no obligation to approve any request for a commercial Letter of Credit for the purchase of finished goods unless each of the following documents are required as conditions to any draw thereon, and for such commercial Letter of Credit to constitute an Eligible Trade L/C, such documents being in the possession of Agent (either directly or through its agent) must be conditions to any draw thereon (except that Agent may waive any one or more of the following conditions):
     (i) the original Eligible Trade L/C, if only one draw is permitted thereunder or if multiple draws are permitted and the subject draw is the final draw thereunder;
     (ii) an inspection certificate in form reasonably acceptable to Agent, in its discretion, executed by a Borrower’s employee or agent at the point of origin of the finished goods;
     (iii) a commercial invoice with respect to the purchase order(s) against which such finished goods are being delivered and a packaging list with respect to such goods;
     (iv) a non-negotiable ocean bill of lading, freight forwarders cargo receipt, a house bill of lading or a copy of an airway bill of lading issued by an Approved Shipper with respect to the finished goods being shipped and providing for the delivery thereof to a Borrower; and
     (v) a certificate of origin or other documents of title with respect to such Inventory.
          (f) The parties hereto agree that each outstanding letter of credit described on Schedule 2.3.2 and issued by the Wachovia Bank, N.A. or the Existing Business Lender, as the case may be shall be deemed to be a Letter of Credit issued pursuant to this Agreement.
          (g) Each Issuing Bank shall promptly notify the Agent of the issuance of, and provide Agent with a copy of, each Letter of Credit issued hereunder.
          2.3.2. Reimbursement; Participations.
          (a) If Issuing Bank honors any request for payment under a Letter of Credit or, if applicable a LC Guaranty with respect to a Letter of Credit, Borrowers shall pay to Issuing Bank, on the same day (“Reimbursement Date”), the amount paid by Issuing Bank under such Letter of Credit or, if applicable, under a LC Guaranty with respect to such Letter of Credit, together with interest at the interest rate for Base Rate Tranche A Revolver Loans from the Reimbursement Date until payment by Borrowers. The obligation of Borrowers to reimburse Issuing Bank for any payment made under a Letter of Credit or LC Guaranty shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrowers may have at any time against the beneficiary. Whether or not Borrower Agent submits a Notice of Borrowing, Borrowers shall be deemed to have requested a Borrowing of Base Rate Tranche A Revolver Loans in an amount necessary to pay all amounts due Issuing Bank on any Reimbursement Date and each Tranche A Lender agrees to fund its Pro Rata share of such Borrowing whether or not the Tranche A Commitments have terminated, a Tranche A Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.

          (b) Upon issuance of a Letter of Credit, each Tranche A Lender shall be deemed to have irrevocably and unconditionally purchased from Issuing Bank, without recourse or warranty, an undivided Pro Rata interest and participation in all LC Obligations relating to the Letter of Credit. If Issuing Bank makes any payment under a Letter of Credit or a LC Guaranty and Borrowers do not reimburse such payment on the Reimbursement Date, Agent shall promptly notify Lenders and each Tranche A Lender shall promptly (within one Business Day) and unconditionally pay to Agent, for the benefit of Issuing Bank, such Tranche A Lender’s Pro Rata share of such payment. Upon request by a Tranche A Lender, Issuing Bank shall furnish copies of any Letters of Credit and LC Documents in its possession at such time.
          (c) The obligation of each Tranche A Lender to make payments to Agent for the account of Issuing Bank in connection with Issuing Bank’s payment under a Letter of Credit or LC Guaranty shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Obligor may have with respect to any Obligations. Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Documents. Issuing Bank does not make to Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, LC Documents or any Obligor. Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectibility, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.
          (d) No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any LC Documents except as a result of its actual gross negligence or willful misconduct. Issuing Bank shall not have any liability to any Lender if Issuing Bank refrains from any action under any Letter of Credit or LC Documents until it receives written instructions from Required Lenders.
          2.3.3. Cash Collateral. If any LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that Tranche A Excess Availability is less than zero, (c) after the date on which the Tranche A Revolver Commitment has been terminated, or (d) within five Business Days prior to the Termination Date, then Borrowers shall, at Issuing Bank’s or Agent’s request, pay to Issuing Bank the amount of all outstanding LC Obligations and Cash Collateralize all outstanding Letters of Credit. If Borrowers fail to Cash Collateralize outstanding Letters of Credit as required herein, Tranche A Lenders may (and shall upon direction of Agent) advance, as Base Rate Tranche A Revolver Loans, the amount of the Cash Collateral required (whether or not the Commitments have terminated, any Tranche A Overadvance or Tranche A-1 Overadvance exists, or the conditions in Section 6 are satisfied).
SECTION 3. INTEREST, FEES AND CHARGES
     3.1. Interest.
          3.1.1. Rates and Payment of Interest.
          (a) The Obligations shall bear interest (i) if Base Rate Tranche A Revolver Loan, at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Tranche A Revolver

Loans; (ii) if a Base Rate Tranche A-1 Revolver Loan, at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Tranche A-1 Revolver Loans; (iii) if a LIBOR Tranche A Revolver Loan, at Adjusted LIBOR for the applicable Interest Period, plus the Applicable Margin for LIBOR Tranche A Revolver Loans; (iv) if a LIBOR Tranche A-1 Revolver Loan, at Adjusted LIBOR for the applicable Interest Period, plus the Applicable Margin for LIBOR Tranche A-1 Revolver Loans; and (v) if any other Obligation (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Tranche A-1 Revolver Loans. Interest shall accrue from the date the Loan is advanced or the Obligation is incurred or payable, until paid by Borrowers. If a Loan is repaid on the same day made, one day’s interest shall accrue.
          (b) During any Event of Default Obligations shall bear interest at the Default Rate. Each Borrower acknowledges that the cost, expense and risk to Agent and each Lender due to an Event of Default are difficult to ascertain and that the Default Rate is a fair and reasonable estimate to compensate Agent and Lenders for such added cost, expense and risk.
          (c) Interest accrued on the Loans shall be due and payable in arrears, (i) with respect to each Base Rate Loan, on the first day of each month, (ii) with respect to each LIBOR Loan, on the last day of its Interest Period; provided that if any Interest Period for a LIBOR Loan exceeds three months, interest accrued on such LIBOR Loan shall also be due and payable on the respective dates that fall every three months after the beginning of such Interest Period, (iii) on any date of prepayment, with respect to the principal amount of Loans being prepaid; and (iv) with respect to any termination or reduction of the Tranche A Revolver Commitments or the Tranche A-1 Revolver Commitments, on the date of such termination or reduction with respect to the principal amount of Loans where the commitment to make such Loans is being terminated. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.
          3.1.2. Application of Adjusted LIBOR to Outstanding Loans.
          (a) Borrowers may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the Base Rate Tranche A Revolver Loans to, or to continue any LIBOR Tranche A Revolver Loan at the end of its Interest Period as, a LIBOR Tranche A Revolver Loan. Borrowers may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the Base Rate Tranche A-1 Revolver Loans to, or to continue any LIBOR Tranche A-1 Revolver Loan at the end of its Interest Period as, a LIBOR Tranche A-1 Revolver Loan. During any Default or Event of Default, Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a Tranche A LIBOR Revolver Loan. During any Default or Event of Default, Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a Tranche A-1 LIBOR Revolver Loan.
          (b) Whenever Borrowers desire to convert or continue Loans as LIBOR Loans, Borrower Agent shall give Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. at least three Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall notify each Tranche A Lender or Tranche A-1 Lender, as applicable, thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the aggregate principal amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be one month if not specified). If, upon the expiration of any Interest Period in respect of any LIBOR Tranche A Revolver Loans, Borrowers shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such Loans into Base Rate Tranche A Revolver Loans. If, upon the expiration of any Interest Period in respect of any LIBOR Tranche A-1 Revolver Loans, Borrowers shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such Loans into Base Rate Tranche A-1 Revolver Loans.
          3.1.3. Interest Periods. In connection with the making, conversion or continuation of any LIBOR Loans, Borrowers shall select an interest period (“Interest Period”) to apply, which interest period shall be one, two, three or six months; provided, however, that:
          (a) the Interest Period shall commence on the date the Loan is made or continued as, or converted into, a LIBOR Loan, and shall expire on the numerically corresponding day in the calendar month at its end;
          (b) if any Interest Period commences on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would expire on a day that is not a Business Day, the period shall expire on the next Business Day; and
          (c) no Interest Period shall extend beyond the Termination Date.
          3.1.4. Interest Rate Not Ascertainable. If Agent shall determine that on any date for determining Adjusted LIBOR, due to any circumstance affecting the London interbank market, adequate and fair means do not exist for ascertaining such rate on the basis provided herein, then Agent shall immediately notify Borrowers of such determination. Until Agent notifies Borrowers that such circumstance no longer exists, the obligation of Lenders to make LIBOR Loans shall be suspended, and no further Loans may be converted into or continued as LIBOR Loans.
     3.2. Fees.
          3.2.1. Unused Line Fee. Borrowers shall pay to Agent (i) for the Pro Rata benefit of the Tranche A Lenders, a fee equal to Applicable Margin then in effect for the Unused Line Fee per annum times the amount by which the Tranche A Revolver Commitments exceed the average daily balance of Tranche A Revolver Loans and stated amount of Letters of Credit during any month and (ii) for the Pro Rata benefit of the Tranche A-1 Lenders, a fee equal to Applicable Margin then in effect for the Unused Line Fee per annum times the amount by which the Tranche A-1 Revolver Commitments exceed the average daily balance of Tranche A-1 Revolver Loans during any month. The fees payable under this Section 3.2.1 shall be payable in arrears, on the first day of each month and on the Commitment Termination Date.
          3.2.2. LC Facility Fees. Borrowers shall pay (a) to Agent, for the Pro Rata benefit of the Tranche A Lenders, a fee equal to the Applicable Margin in effect for LIBOR Tranche A Revolver Loans times the average daily stated amount of Letters of Credit, which fee shall be payable monthly in arrears, on the first day of each month; (b) to each Issuing Bank, a fronting fee, for the account of such Issuing Bank, with respect to each Letter of Credit issued by such Issuing Bank in the amount agreed to between such Issuing Bank and the Borrower Agent, which fee shall be payable upon issuance of the Letter of Credit and on each anniversary date of such issuance, and shall be payable on any increase in stated amount made between any such dates; and (c) to Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred. During an Event of Default, the fee payable under clause (a) shall be increased by 2% per annum.
          3.2.3. Agent Fees. In consideration of Agent’s syndication of the Commitments and service as Agent hereunder, Parent and Borrowers shall pay to Agent, for its own account, the fees described in the Fee Letter.

     3.3. Computation of Interest, Fees, Yield Protection. All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computation of interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days. Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent error. All fees shall be fully earned when due and shall not be subject to rebate or refund, nor subject to proration except as specifically provided herein. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by Borrowers under Section 3.4, 3.6, 3.7, 3.9 or 5.8, submitted to Borrowers by Agent or the affected Lender, as applicable, shall be final, conclusive and binding for all purposes, absent error.
     3.4. Reimbursement Obligations. Borrowers shall reimburse Agent for all Extraordinary Expenses. Borrowers shall also reimburse Agent for all legal, accounting, appraisal, consulting, and other fees, costs and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 10.1.1(b), each inspection, audit or appraisal with respect to any Obligor or Collateral, whether prepared by Agent’s personnel or a third party. Borrowers shall also reimburse Lenders for all costs and expenses incurred by them during an Event of Default in connection with the enforcement or preservation of any rights under this Agreement or any of the other Loan Documents. All amounts reimbursable by Borrowers under this Section 3.4 shall constitute Obligations secured by the Collateral and shall be payable within ten Business Days after presentation by Agent to Borrowers of a reasonably detailed itemization of such amounts.
     3.5. Illegality. Notwithstanding anything to the contrary herein, if (a) any change in any law or interpretation thereof, made after the date hereof, by any Governmental Authority makes it unlawful for a Lender to make or maintain a LIBOR Loan or to maintain any Commitment with respect to LIBOR Loans or (b) a Lender determines that the making or continuance of a LIBOR Loan has become impracticable as a result of a circumstance that adversely affects the London interbank market or the position of such Lender in such market, then such Lender shall give notice thereof to Agent and Borrowers and may (i) declare that LIBOR Loans will not thereafter be made by such Lender, whereupon (x) where such Lender is a Tranche A Lender any request for a LIBOR Tranche A Revolver Loan from such Lender shall be deemed to be a request for a Base Rate Tranche A Revolver Loan and (y) where such Lender is a Tranche A-1 Lender any request for a LIBOR Tranche A-1 Revolver Loan from such Lender shall be deemed to be a request for a Base Rate Tranche A-1 Revolver Loan unless such Lender’s declaration has been withdrawn (and it shall be withdrawn promptly upon cessation of the circumstances described in clause (a) or (b) above); and/or (ii) (x) where such Lender is a Tranche A Lender, require that all outstanding LIBOR Tranche A Revolver Loans made by such Lender be converted to Base Rate Tranche A Revolver Loans immediately, in which event all outstanding LIBOR Tranche A Revolver Loans of such Lender shall be immediately converted to Base Rate Tranche A Revolver Loans and (y) where such Lender is a Tranche A-1 Lender, require that all outstanding LIBOR Tranche A-1 Revolver Loans made by such Lender be converted to Base Rate Tranche A-1 Revolver Loans immediately, in which event all outstanding LIBOR Tranche A-1 Revolver Loans of such Lender shall be immediately converted to Base Rate Tranche A-1 Revolver Loans.
     3.6. Increased Costs. If, by reason of (a) the introduction of or any change (including any change by way of imposition or increase of Statutory Reserves or other reserve requirements) in any law or interpretation thereof, in each case made after the date hereof, or (b) the compliance with any guideline or request from any Governmental Authority or other Person exercising control over banks or financial institutions generally (whether or not having the force of law), promulgated after the date hereof:

          (i) a Lender shall be subject to any Tax with respect to any LIBOR Loan or Letter of Credit or its obligation to make LIBOR Loans, issue Letters of Credit or participate in LC Obligations, or a change shall result in the basis of taxation of any payment to a Lender with respect to its LIBOR Loans or its obligation to make LIBOR Loans, issue Letters of Credit or participate in LC Obligations (except for Excluded Taxes); or
          (ii) any reserve (including any imposed by the Board of Governors), special deposits or similar requirement against assets of, deposits with or for the account of, or credit extended by, a Lender shall be imposed or deemed applicable, or any other condition affecting a Lender’s LIBOR Loans or obligation to make LIBOR Loans, issue Letters of Credit or participate in LC Obligations shall be imposed on such Lender or the London interbank market;
and as a result there shall be a material increase in the cost to such Lender of agreeing to make or making, funding or maintaining LIBOR Loans, Letters of Credit or participations in LC Obligations (except to the extent already included in determination of Adjusted LIBOR), or there shall be a reduction in the amount receivable by such Lender, then the Lender shall promptly notify Borrowers and Agent of such event, and Borrowers shall, within five days following demand therefor, pay such Lender the amount of such increased costs or reduced amounts; provided, however, that such Lender shall repay to Borrowers any amounts paid by Borrowers to such Lender under this Section 3.6 at any time such Lender shall determine that such change or compliance was not applicable to, or required by, such Lender.
     If a Lender determines that, because of circumstances described above or any other circumstances arising hereafter affecting such Lender, the London interbank market or the Lender’s position in such market, Adjusted LIBOR or its Applicable Margin, as applicable, will not adequately and fairly reflect the cost to such Lender of funding LIBOR Loans, issuing Letters of Credit or participating in LC Obligations, then (A) the Lender shall promptly notify Borrowers and Agent of such event; (B) such Lender’s obligation to make LIBOR Loans, issue Letters of Credit or participate in LC Obligations shall be immediately suspended, until each condition giving rise to such suspension no longer exists; and (C) (x) where such Lender is a Tranche A Lender such Lender shall make a Base Rate Tranche A Revolver Loan as part of any requested Borrowing of LIBOR Tranche A Revolver Loans, which Base Rate Tranche A Revolver Loan shall, for all purposes, be considered part of such Borrowing and (y) where such Lender is a Tranche A-1 Lender such Lender shall make a Base Rate Tranche A-1 Revolver Loan as part of any requested Borrowing of LIBOR Tranche A-1 Revolver Loans, which Base Rate Tranche A-1 Revolver Loan shall, for all purposes, be considered part of such Borrowing.
     Within fifteen (15) days after receipt by Borrower Agent of written notice and/or demand from any Lender (an “Affected Lender”) (i) stating that, pursuant to Section 3.5, that such Lender can no longer make LIBOR Loans or (ii) demanding payment of additional amounts or increased costs pursuant to Section 3.6, Borrower Agent may, at its option, notify Agent and such Affected Lender of its intention to replace the Affected Lender. So long as no Default or Event of Default shall have occurred and be continuing, Borrower Agent, with the consent of Agent, may obtain, at Borrowers’ expense, a replacement Lender (“Replacement Lender”) for the Affected Lender, which Replacement Lender must be (i) an Eligible Assignee and (ii) satisfactory to Agent. If Borrowers obtain a Replacement Lender within ninety (90) days following notice of their intention to do so, the Affected Lender must sell and assign its Loans and Commitments to such Replacement Lender for an amount equal to the principal balance of all Loans held by the Affected Lender and all accrued interest and fees with respect thereto through the date of such sale; provided that Borrowers shall have reimbursed such Affected Lender for the additional amounts or increased costs that it is entitled to receive under this Agreement through the date of such sale and assignment. Notwithstanding the foregoing, Borrowers shall not have the right to obtain a Replacement Lender if the Affected Lender (i) in the case of a notice under Section 3.5, rescinds its notice that it can no longer fund LIBOR Loans or (ii) in the case of a demand under Section 3.6, rescinds its demand for increased costs or additional amounts, within fifteen (15) days following its receipt of Borrower Agent’s notice of intention to replace such Affected Lender. Furthermore, if

Borrower Agent gives a notice of intention to replace and do not so replace such Affected Lender within ninety (90) days thereafter, Borrowers’ rights under this paragraph as to such noticed replacement shall terminate.
     3.7. Capital Adequacy. If a Lender determines that any introduction of or any change in a Capital Adequacy Regulation, any change in the interpretation or administration of a Capital Adequacy Regulation by a Governmental Authority charged with interpretation or administration thereof, or any compliance by such Lender or any Person controlling such Lender with a Capital Adequacy Regulation, in each case made after the date hereof, increases the amount of capital required or expected to be maintained by such Lender or Person (taking into consideration its capital adequacy policies and desired return on capital) as a consequence of such Lender’s Commitments, Loans, participations in LC Obligations or other obligations under the Loan Documents, then Borrowers shall, within five days following demand therefor, pay such Lender an amount sufficient to compensate for such increase. A Lender’s demand for payment shall set forth the nature of the occurrence giving rise to such compensation and a calculation of the amount to be paid. In determining such amount, the Lender may use any reasonable averaging and attribution method.
     3.8. Mitigation. Each Lender agrees that, upon becoming aware that it is subject to Section 3.5, 3.6, 3.7 or 5.8, it will take reasonable measures to reduce Borrowers’ obligations under such Sections, including funding or maintaining its Commitments or Loans through another office, as long as use of such measures would not adversely affect the Lender’s Commitments, Loans, business or interests, and would not be inconsistent with any applicable legal or regulatory restriction.
     3.9. Funding Losses. If for any reason (other than default by a Lender) (a) any Borrowing of, or conversion to or continuation of, a LIBOR Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a LIBOR Loan occurs on a day other than the end of its Interest Period, or (c) Borrowers fail to repay a LIBOR Loan when required hereunder, then Borrowers shall pay to Agent its customary administrative charge and to each Lender all losses and expenses that it sustains as a consequence thereof, including any loss or expense arising from liquidation or redeployment of funds or from fees payable to terminate deposits of matching funds. Lenders shall not be required to purchase Dollar deposits in the London interbank market or any other offshore Dollar market to fund any LIBOR Loan, but the provisions hereof shall be deemed to apply as if each Lender had purchased such deposits to fund its LIBOR Loans.
     3.10. Maximum Interest. In no event shall interest, charges or other amounts that are contracted for, charged or received by Agent and Lenders pursuant to any Loan Documents and that are deemed interest under Applicable Law (“interest”) exceed the highest rate permissible under Applicable Law (“maximum rate”). If, in any month, any interest rate, absent the foregoing limitation, would have exceeded the maximum rate, then the interest rate for that month shall be the maximum rate and, if in a future month, that interest rate would otherwise be less than the maximum rate, then the rate shall remain at the maximum rate until the amount of interest actually paid equals the amount of interest which would have accrued if it had not been limited by the maximum rate. If, upon payment in full, in cash, of the Obligations, the total amount of interest actually paid under the Loan Documents is less than the total amount of interest that would, but for this Section 3.10, have accrued under the Loan Documents, then Borrowers shall, to the extent permitted by Applicable Law, pay to Agent, for the account of Lenders, (a) the lesser of (i) the amount of interest that would have been charged if the maximum rate had been in effect at all times, or (ii) the amount of interest that would have accrued had the interest rate otherwise set forth in the Loan Documents been in effect, minus (b) the amount of interest actually paid under the Loan Documents. If a court of competent jurisdiction determines that Agent or any Lender has received interest in excess of the maximum amount allowed under Applicable Law, such excess shall be deemed received on account of, and shall automatically be applied to reduce, Obligations other than interest (regardless of any erroneous application thereof by Agent or any Lender), and upon payment in full, in cash of the Obligations, any balance shall be refunded to Borrowers. In determining whether any excess interest has been charged or received by Agent or any Lender, all interest at any time charged or received from Borrowers in connection with the Loan Documents shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread in equal parts throughout the full term of the Obligations.
SECTION 4. LOAN ADMINISTRATION
     4.1. Manner of Borrowing and Funding Loans.
          4.1.1. Notice of Borrowing.
          (a) Whenever Borrowers desire funding of a Borrowing of Loans, Borrower Agent shall give Agent a Notice of Borrowing. Such notice must be received by Agent no later than 12:00 noon (i) on the Business Day of the requested funding date, in the case of Base Rate Loans, and (ii) at least three Business Days prior to the requested funding date, in the case of LIBOR Loans. Notices received after 12:00 noon shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the principal amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as Base Rate Tranche A Revolver Loans, Base Rate Tranche A-1 Revolver Loans, LIBOR Tranche A Revolver Loans or LIBOR Tranche A-1 Revolver Loans, and (D) in the case of LIBOR Loans, the duration of the applicable Interest Period (which shall be deemed to be one month if not specified).
          (b) Unless payment is otherwise timely made by Borrowers, the becoming due of any Obligations (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Bank Product Debt) shall be deemed to be a request for Base Rate Loans on the due date, in the amount of such Obligations. Such Base Rate Loans shall be Base Rate Tranche A-1 Revolver Loans so long as there is any Tranche A-1 Excess Availability and thereafter shall be Base Rate Tranche A Revolver Loans.
          (c) If Borrowers establish a controlled disbursement account with Agent or any Affiliate of Agent, then the presentation for payment of any check or other item of payment drawn on such account at a time when there are insufficient funds to cover it shall be deemed to be, on the date of such presentation, in the amount of the check and items presented for payment, a request for Base Rate Tranche A-1 Revolver Loans to the extent that there exists sufficient Tranche A-1 Excess Availability therefore and thereafter shall be deemed to be a request for Base Rate Tranche A Revolver Loans. The proceeds of such Loans may be disbursed directly to the controlled disbursement account or other appropriate account.
          4.1.2. Fundings by Lenders. Each Tranche A Lender shall timely honor its Tranche A Revolver Commitment by funding its Pro Rata share of each Borrowing of Tranche A Revolver Loans that is properly requested hereunder and each Tranche A-1 Lender shall timely honor its Tranche A-1 Revolver Commitment by funding its Pro Rata share of each Borrowing of Tranche A-1 Revolver Loans that is properly requested hereunder. Except for Borrowings to be made as Swingline Loans, Agent shall endeavor to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 12:00 noon on the proposed funding date for Base Rate Loans or by 3:00 p.m. at least three Business Days before any proposed funding of LIBOR Loans. Each Lender shall fund to Agent such Lender’s Pro Rata share of the Borrowing to the account specified by Agent in immediately available funds not later than 2:00 p.m. on the requested funding date, unless Agent’s notice is received after the times provided above, in which event Lender shall fund its Pro Rata share by 11:00 a.m. on the next Business Day. Subject to its receipt of such amounts from Lenders, Agent shall disburse the proceeds of the Loans as directed by Borrower Agent. Unless Agent shall have received (in sufficient time to act) written notice from a Lender that it does not intend to fund its Pro Rata share of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to Borrowers. If a Lender’s share of any Borrowing is not in fact received by Agent, then Borrowers agree to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to such Borrowing.
          4.1.3. Swingline Loans; Settlement.
          (a) Agent shall (unless Agent has knowledge that the conditions set forth in Section 6.2 have not been met) advance Swingline Loans to Borrowers out of Agent’s own funds, up to an aggregate outstanding amount of $75,000,000, unless the funding is specifically required to be made by all Lenders hereunder. Each Swingline Loan shall constitute a Base Rate Tranche A Revolver Loan for all purposes, except that payments thereon shall be made to Agent for its own account. The obligation of Borrowers to repay Swingline Loans shall be evidenced by the records of Agent and need not be evidenced by any promissory note.
          (b) To facilitate administration of the Loans, Tranche A Lenders and Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower) that settlement among them with respect to Swingline Loans and other Tranche A Revolver Loans may take place periodically on a date determined from time to time by Agent, which shall occur at least once every week. On each settlement date, settlement shall be made with each Lender in accordance with the Settlement Report delivered by Agent to Tranche A Lenders. Between settlement dates, Agent may in its discretion apply payments on Loans to Swingline Loans, regardless of any designation by Borrower or any provision herein to the contrary. Each Tranche A Lender’s obligation to make settlements with Agent is absolute and unconditional, without offset, counterclaim or other defense, and whether or not the Tranche A Commitments have terminated, a Tranche A Overadvance exists, or the conditions in Section 6 are satisfied. If, due to an Insolvency Proceeding with respect to a Borrower or otherwise, any Swingline Loan may not be settled among Tranche A Lenders hereunder, then each Tranche A Lender shall be deemed to have purchased from Agent a Pro Rata participation in each unpaid Swingline Loan and shall transfer the amount of such participation to Agent, in immediately available funds, within one Business Day after Agent’s request therefor.
          4.1.4. Notices. Each Borrower authorizes Agent and Lenders to extend, convert or continue Loans, effect selections of interest rates, and transfer funds to or on behalf of Borrowers based on telephonic or other e-mailed, electronic or internet-based instructions in form, in each case, acceptable to the Agent and the Borrowers. Borrowers shall confirm each such request by prompt delivery to Agent of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs in any material respect from the action taken by Agent or Lenders, the records of Agent and Lenders shall govern. Neither Agent nor any Lender shall have any liability for any loss suffered by a Borrower as a result of Agent or any Lender acting upon its understanding of telephonic or other e-mailed, electronic or internet-based instructions in form, in each case, reasonably acceptable to the Agent and the Borrowers, from a person believed in good faith by Agent or any Lender to be a person authorized to give such instructions on a Borrower’s behalf.
     4.2. Defaulting Lender. If a Lender fails to make any payment to Agent that is required hereunder, Agent may (but shall not be required to), in its discretion, retain payments that would otherwise be made to such defaulting Lender hereunder, apply the payments to such Lender’s defaulted obligations or readvance the funds to Borrowers in accordance with this Agreement. The failure of any Lender to fund a Loan or to make a payment in respect of a LC Obligation shall not relieve any other Lender of its obligations hereunder, and no Lender shall be responsible for default by another Lender. Lenders and Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower) that, solely for purposes of determining a defaulting Lender’s right to vote on matters relating to the Loan Documents and to share in payments, fees and Collateral proceeds thereunder, a defaulting Lender shall not be deemed to be a “Lender” until all its defaulted obligations have been cured.

     4.3. Number and Amount of LIBOR Loans; Determination of Rate. For ease of administration, all LIBOR Tranche A Revolver Loans having the same length and beginning date of their Interest Periods shall be aggregated together, and such Loans shall be allocated among Tranche A Lenders on a Pro Rata basis and all LIBOR Tranche A-1 Revolver Loans having the same length and beginning date of their Interest Periods shall be aggregated together, and such Loans shall be allocated among Tranche A-1 Lenders on a Pro Rata basis. No more than ten LIBOR Tranche A Revolver Loans and LIBOR Tranche A-1 Revolver Loans, in the aggregate, may be outstanding at any time, and each aggregate LIBOR Loan when made, continued or converted shall be in a minimum amount of $10,000,000, or an increment of $1,000,000 in excess thereof. Upon determining Adjusted LIBOR for any Interest Period requested by Borrowers, Agent shall promptly notify Borrowers thereof by telephone or electronically and, if requested by Borrowers, shall confirm any telephonic notice in writing.
     4.4. Borrower Agent. Each Borrower hereby designates Bon-Ton (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications with Agent, Issuing Bank or any Lender, preparation and delivery of Borrowing Base Certificates and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent, Issuing Bank or any Lender. Borrower Agent hereby accepts such appointment. Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Agent on behalf of any Borrower. Agent and Lenders may give any notice or communication with a Borrower hereunder to Borrower Agent on behalf of such Borrower. Agent shall have the right, in its discretion, to deal exclusively with Borrower Agent for any or all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by Borrower Agent shall be binding upon and enforceable against it.
     4.5. One Obligation. The Loans, LC Obligations and other Obligations shall constitute one general obligation of Borrowers and (unless otherwise expressly provided in any Loan Document) shall be secured by Agent’s Lien upon all Collateral; provided, however, that Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.
     4.6. Effect of Termination. On the effective date of any termination of the Commitments, all Obligations shall be immediately due and payable, and any Lender may terminate its and its Affiliates’ Bank Products (including, with the consent of Agent, any Cash Management Services). All undertakings of Borrowers contained in the Loan Documents shall survive any termination, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents until the occurrence of payment in full, in cash of all accrued and unpaid principal, interest and fees, and any other Obligations then due and owing, the payment of any appropriate collateral deposits in connection with other Obligations and the occurrence of the Commitment Termination Date. Notwithstanding such payment in full, in cash, of all accrued and unpaid principal, interest and fees, and any other Obligations then due and owing, the payment of any appropriate collateral deposits in connection with other Obligations and the occurrence of the Commitment Termination Date, Agent shall not be required to terminate its Liens in any Collateral unless, with respect to any damages Agent may incur as a result of the dishonor or return of Payment Items applied to Obligations, Agent receives (a) a written agreement, executed by Borrowers and any Person whose advances are used in whole or in part to satisfy the Obligations, indemnifying Agent and Lenders from any such damages; or (b) such Cash Collateral as Agent, in its discretion, deems necessary to protect against any such damages. The provisions of Sections 2.3, 3.4, 3.6, 3.7, 3.9, 5.4, 5.8, 12, and 14.2, and the obligation of each Obligor and Lender with respect to each indemnity given by it in any Loan Document, shall survive Full Payment of the Obligations and any release relating to this credit facility.

SECTION 5. PAYMENTS
     5.1. General Payment Provisions. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free of (and without deduction for) any Taxes, and in immediately available funds, not later than 2:00 p.m. on the due date. Any payment after such time shall be deemed made on the next Business Day. Borrowers may, at the time of payment, specify to Agent the Obligations to which such payment is to be applied, but Agent shall in all events retain the right to apply such payment in such manner as Agent, subject to the provisions hereof, may determine to be appropriate. If any payment under the Loan Documents shall be stated to be due on a day other than a Business Day, the due date shall be extended to the next Business Day and such extension of time shall be included in any computation of interest and fees. Any payment of a LIBOR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9. Any prepayment of the Tranche A Revolver Loan shall be applied first to Base Rate Tranche A Revolver Loans and then to LIBOR Tranche A Revolver Loans. Any prepayment of the Tranche A-1 Revolver Loan shall be applied first to Base Rate Tranche A-1 Revolver Loans and then to LIBOR Tranche A-1 Revolver Loans.
     5.2. Repayment of Loans. The Loans shall be due and payable in full on the Termination Date, unless payment is sooner required hereunder. The Loans may be prepaid in accordance with Section 5.1 and Section 5.5. If (x) on or prior to the occurrence of any Trigger Event, any Asset Disposition (other than any Asset Disposition permitted pursuant to Section 10.2.6) is made or (y) after the occurrence of any Trigger Event, any Asset Disposition (other than any Asset Disposition by the SPE) is made, then the Net Proceeds of such Asset Disposition shall be transferred to the main Dominion Account and shall be applied by Agent to the Obligations in accordance with Section 5.5.
     5.3. Payment of Other Obligations. Obligations other than Loans, including LC Obligations and Extraordinary Expenses, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, on demand.
     5.4. Marshaling; Payments Set Aside. None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any Obligor makes a payment to Agent or Lenders, or if Agent or any Lender receives payment from the proceeds of Collateral, exercise of setoff or otherwise, and such payment is subsequently invalidated or required to be repaid to a trustee, receiver or any other Person, then the Obligations originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been received and any enforcement or setoff had not occurred.
     5.5. Allocation of Payments.
          5.5.1. Pre-Default Allocation of Payments. Notwithstanding anything herein to the contrary, at all times when no Event of Default has occurred and is continuing, all payments, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated as follows:
          (a) first, to all costs and expenses, including Extraordinary Expenses, owing to Agent;
          (b) second, to all amounts owing to Agent on Swingline Loans or Protective Advances;
          (c) third, to all amounts owing to Issuing Bank on LC Obligations;
          (d) fourth, to all Obligations constituting fees owing to the Tranche A Lenders in their capacity as Tranche A Lenders (excluding amounts relating to Bank Products);

          (e) fifth, to all Obligations constituting interest on Tranche A Revolver Loans (excluding amounts relating to Bank Products);
          (f) sixth, to all other Obligations owing to the Tranche A Lenders in their capacity as Tranche A Lenders, other than Bank Product Debt;
          (g) seventh, to all Obligations constituting fees owing to the Tranche A-1 Lenders in their capacity as Tranche A-1 Lenders (excluding amounts relating to Bank Products);
          (h) eighth, to all Obligations constituting interest on Tranche A-1 Revolver Loans (excluding amounts relating to Bank Products);
          (i) ninth, to all other Obligations owing to the Tranche A-1 Lenders in their capacity as Tranche A-1 Lenders, other than Bank Product Debt;
          (j) tenth, to Bank Product Debt owing to the Lenders and their Affiliates for which a Bank Product Reserve has been established; and
          (k) eleventh, to Bank Product Debt owing to the Lenders and their Affiliates for which a Bank Product Reserve has not been established.
Amounts shall be applied to each category of Obligations set forth above until Full Payment thereof and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category. Amounts distributed with respect to any Bank Product Debt or LC Obligations shall be the lesser of the applicable LC Obligations or Bank Product Amount last reported to Agent or the actual LC Obligations or Bank Product Debt as calculated by the methodology reported to Agent for determining the amount due. Agent shall have no obligation to calculate the amount to be distributed with respect to any Bank Product Debt, but may rely upon written notice of the amount (setting forth a reasonably detailed calculation) from the Secured Party. In the absence of such notice, Agent may assume the amount to be distributed is the Bank Product Amount last reported to it. The allocations set forth in this Section 5.5.1 are solely to determine the rights and priorities of Agent and Lenders as among themselves, and may be changed by agreement among them without the consent of any Obligor.
          5.5.2. Post-Default Allocation of Payments. Notwithstanding anything herein to the contrary, during an Event of Default, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated as follows:
          (a) first, to all costs and expenses, including Extraordinary Expenses, owing to Agent;
          (b) second, to all amounts owing to Agent on Swingline Loans or Protective Advances;
          (c) third, to all amounts owing to Issuing Bank on LC Obligations;
          (d) fourth, to all Obligations constituting fees owing to the Tranche A Lenders in their capacity as Tranche A Lenders (excluding amounts relating to Bank Products);
          (e) fifth, to all Obligations constituting interest on Tranche A Revolver Loans (excluding amounts relating to Bank Products);
          (f) sixth, to provide Cash Collateral for outstanding Letters of Credit;

          (g) seventh, to all other Obligations owing to the Tranche A Lenders in their capacity as Tranche A Lenders, other than Bank Product Debt;
          (h) eighth, to all Obligations constituting fees owing to the Tranche A-1 Lenders in their capacity as Tranche A-1 Lenders (excluding amounts relating to Bank Products);
          (i) ninth, to all Obligations constituting interest on Tranche A-1 Revolver Loans (excluding amounts relating to Bank Products);
          (j) tenth, to all other Obligations owing to the Tranche A-1 Lenders in their capacity as Tranche A-1 Lenders, other than Bank Product Debt;
          (k) eleventh, to Bank Product Debt owing to the Lenders and their Affiliates for which a Bank Product Reserve has been established; and
          (l) twelfth, to Bank Product Debt owing to the Lenders and their Affiliates for which a Bank Product Reserve has not been established.
Amounts shall be applied to each category of Obligations set forth above until Full Payment thereof and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category. Amounts distributed with respect to any Bank Product Debt or LC Obligations shall be the lesser of the applicable LC Obligations or Bank Product Amount last reported to Agent or the actual LC Obligations or Bank Product Debt as calculated by the methodology reported to Agent for determining the amount due. Agent shall have no obligation to calculate the amount to be distributed with respect to any Bank Product Debt, but may rely upon written notice of the amount (setting forth a reasonably detailed calculation) from the Secured Party. In the absence of such notice, Agent may assume the amount to be distributed is the Bank Product Amount last reported to it. The allocations set forth in this Section 5.5.2 are solely to determine the rights and priorities of Agent and Lenders as among themselves, and may be changed by agreement among them without the consent of any Obligor. This Section 5.5.2 is not for the benefit of or enforceable by any Obligor.
          5.5.3. Erroneous Application. Agent shall not be liable for any application of amounts made by it in error (unless it has been determined in a final, non-appealable judgment by a court of competent jurisdiction that such error was a result of the gross negligence or willful misconduct of Agent) and if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made in error (unless it has been determined in a final, non-appealable judgment by a court of competent jurisdiction that such error was a result of the gross negligence or willful misconduct of Agent) shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).
     5.6. Application of Payments. On each Business Day occurring prior to the first date on which either (a) Excess Availability is below $75,000,000 or (b) any Event of Default occurred (each, a “Trigger Event”), the ledger balance in the main Dominion Account as of the end of such Business Day shall be transferred, by the Borrowers, to the Borrower Account at the beginning of the next Business Day. On each Business Day occurring after the occurrence of a Trigger Event, the ledger balance in the main Dominion Account as of the end of such Business Day shall be transferred, by the Agent, to a Borrower Account at Bank of America, in the name of the Agent, and shall be applied to the Obligations at the beginning of the next Business Day. Each Obligor irrevocably waives the right at all times after the occurrence of a Trigger Event to direct the application of any payments or Collateral proceeds, and agrees that Agent (subject to Section 5.5.1 and Section 5.5.2, as applicable) shall have the continuing, exclusive right to apply and reapply same against the Obligations, in such manner as Agent deems advisable, notwithstanding any entry by Agent in its records. If, as a result of Agent’s receipt of Payment Items or proceeds of Collateral, a credit balance exists, the balance shall not accrue interest in favor of Obligors and shall be made available to Borrowers as long as no Default or Event of Default exists.
     5.7. Loan Account; Account Stated.
          5.7.1. Loan Account. Agent shall maintain in accordance with its usual and customary practices an account or accounts (“Loan Account”) evidencing the Debt of Borrowers resulting from each Loan or issuance of a Letter of Credit from time to time. Any failure of Agent to record anything in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder. Agent may maintain a single Loan Account in the name of Borrower Agent, and each Borrower confirms that such arrangement shall have no effect on the joint and several character of its liability for the Obligations.
          5.7.2. Entries Binding. Entries made in the Loan Account shall constitute presumptive evidence of the information contained therein. If any information contained in the Loan Account is provided to or inspected by any Person, then such information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent in writing within 30 days after receipt or inspection that specific information is subject to dispute.
     5.8. Taxes. If any Taxes (except Excluded Taxes) shall be payable by any party due to the execution, delivery, issuance or recording of any Loan Documents, or the creation or repayment of any Obligations, Borrowers shall pay (and shall promptly reimburse Agent and Lenders for their payment of) all such Taxes, including any interest and penalties thereon, and will indemnify and hold harmless Indemnitees against all liability in connection therewith. If Borrowers shall be required by Applicable Law to withhold or deduct any Taxes (except Excluded Taxes) with respect to any sum payable under any Loan Documents, (a) the sum payable to Agent or such Lender shall be increased as may be necessary so that, after making all required withholding or deductions, Agent or such Lender (as the case may be) receives an amount equal to the sum it would have received had no such withholding or deductions been made; (b) Borrowers shall make such withholding or deductions; and (c) Borrowers shall pay the full amount withheld or deducted to the relevant taxing or other authority in accordance with Applicable Law.
     5.9. Withholding Tax Exemption. At least five Business Days prior to the first date for payment of interest or fees hereunder to a Foreign Lender, the Foreign Lender shall deliver to Borrowers and Agent two duly completed copies of IRS Form W-8BEN or W-8ECI (or any subsequent replacement or substitute form therefor), certifying that such Lender can receive payment of Obligations without deduction or withholding of any United States federal income taxes. Each Foreign Lender shall deliver to Borrowers and Agent two additional copies of such form before the preceding form expires or becomes obsolete or after the occurrence of any event requiring a change in the form, as well as any amendments, extensions or renewals thereof as may be reasonably requested by Borrowers or Agent, in each case, certifying that the Foreign Lender can receive payment of Obligations without deduction or withholding of any such taxes, unless an event (including any change in treaty or law) has occurred that renders such forms inapplicable or prevents the Foreign Lender from certifying that it can receive payments without deduction or withholding of such taxes. During any period that a Foreign Lender does not or is unable to establish that it can receive payments without deduction or withholding of such taxes, other than by reason of an event (including any change in treaty or law) that occurs after it becomes a Lender, Agent may withhold taxes from payments to such Foreign Lender at the applicable statutory and treaty rates, and Borrowers shall not be required to pay any additional amounts under Section 5.8 or this Section 5.9 as a result of such withholding. Each Lender or Agent that is organized under the laws of the United States, or any state or district thereof shall provide to the Borrower (and in the case of a Lender, to the Agent) two duly executed copies of IRS Form W-9. In the event that any Lender or Agent does not comply with the requirements of this Section 5.9, Borrower may withhold taxes from payments to such Lender or Agent as required by applicable law. In the event of the resignation or removal of the Agent pursuant to Section 12.8 hereunder, the successor Agent shall be subject to the provisions of this Section 5.9 in the same manner as a its predecessor Agent, and shall be required to provide the appropriate IRS Form W-8BEN or W-8ECI to the Borrower as required in this Section 5.9. In the event that the successor Agent does not comply with the requirements of this Section 5.9, Borrower may withhold taxes from payments to such successor Agent as required by applicable law.
     5.10. Nature and Extent of Each Borrower’s Liability.
          5.10.1. Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and Lenders the prompt payment and performance of, all Obligations and all agreements under the Loan Documents. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and performance and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or liable; (b) the absence of any action to enforce this Agreement (including this Section 5.10.1) or any other Loan Document, or any waiver, consent or indulgence of any kind by Agent or any Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by Agent or any Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Agent or any Lender against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of all Obligations.
          5.10.2. Waivers.
          (a) Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or Lenders to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. It is agreed among each Borrower, Agent and Lenders that the provisions of this Section 5.10.2 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and Lenders would decline to make Loans and issue Letters of Credit. Notwithstanding anything to the contrary in any Loan Document, and except as set forth in Section 5.10.3, each Borrower expressly waives all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off, as well as all defenses available to a surety, guarantor or accommodation co-obligor. Each Borrower acknowledges that its guaranty pursuant to this Section 5.10.2 is necessary to the conduct and promotion of its business, and can be expected to benefit such business.
          (b) Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral or any Real Estate by judicial foreclosure or non-judicial sale or enforcement, without affecting any rights and remedies under this Section 5.10. If, in the exercise of any rights or remedies, Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action by Agent or such Lender and waives any claim based upon such action, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had but for such action. Any election of remedies that results in denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person. If Agent bids at any foreclosure or trustee’s sale or at any private sale, Agent may bid all or a portion of the Obligations and the amount of such bid need not be paid by Agent but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.10, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.
          5.10.3. Extent of Liability; Contribution.
          (a) Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 5.10 shall be limited to the greater of (i) all amounts for which such Borrower is primarily liable and (ii) such Borrower’s Allocable Amount.
          (b) If any Borrower makes a payment under this Section 5.10 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 5.10 without rendering such payment voidable or avoidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.
          (c) Nothing contained in this Section 5.10 shall limit the liability of any Borrower to pay Loans made directly or indirectly to that Borrower (including Loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), LC Obligations relating to Letters of Credit issued to support such Borrower’s business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder.
          5.10.4. Joint Enterprise. Each Borrower has requested that Agent and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease the administration of their relationship with Lenders, all to the mutual advantage of Borrowers. Borrowers acknowledge and agree that Agent’s and Lenders’ willingness to extend credit to Borrowers and to administer the Collateral on a combined basis, as set forth herein, is done solely as an accommodation to Borrowers and at Borrowers’ request.
          5.10.5. Subordination. Each Borrower hereby subordinates any claims, including any right of payment, subrogation, contribution and indemnity, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of all Obligations.

SECTION 6. CONDITIONS PRECEDENT
     6.1. Conditions Precedent to Initial Loans. In addition to the conditions set forth in Section 6.2, Lenders shall not be required to fund any requested Loan, issue any Letter of Credit, or otherwise extend credit to Borrowers hereunder, until the date (“Closing Date”) that each of the following conditions has been satisfied:
          (a) Notes shall have been executed by Borrowers and delivered to each Lender that requests issuance of a Note. Each other Loan Document shall have been duly executed and delivered to Agent by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.
          (b) Agent shall be satisfied that the Security Documents shall be effective to create in favor of the Agent a legal, valid and enforceable first priority security interest in and Lien upon the Collateral and shall have received (i) evidence that all filings, recordings, deliveries of instruments and other actions necessary or desirable in the commercially reasonable opinion of Agent to protect and preserve such security interests shall have been duly effected, (ii) UCC and Lien searches (and the equivalent thereof in all applicable foreign jurisdictions) and other evidence reasonably satisfactory to Agent (with such evidence to include, without limitation, the Bon-Ton Payoff Letter and the Business Payoff Letter, together with UCC termination statements and other documentation evidencing the termination by the Bon-Ton Existing Lender and by the Business Existing Lender of each of its Liens in and to the properties and assets of the Obligors) that such Liens are the only Liens upon the Collateral, except Permitted Liens, (iii) evidence that the payment (or evidence of provision for payment) of all filing and recording fees and taxes due and payable in respect thereof has been made in form and substance reasonably satisfactory to Agent, (iv) all Lien Waivers deemed necessary or desirable in the commercially reasonable opinion of Agent with respect to real property interests of the Obligors and their Subsidiaries included in the Collateral and (v) a completed and fully executed perfection certificate in form and substance reasonably satisfactory to Agent;
          (c) Agent shall have received the Related Real Estate Documents for all Real Estate subject to a Mortgage.
          (d) Agent shall have received duly executed agreements establishing each Dominion Account and related lockbox and the Borrower Account, each in form and substance, and with financial institutions, satisfactory to Agent.
          (e) Agent shall have received a certificate, in form and substance reasonably satisfactory to it, from the chief financial officer of each Borrower (with such certification to be in such Person’s capacity as chief financial officer of such Borrower and not in such Person’s individual capacity) certifying that:
     (i) after giving effect to the initial Loans and transactions hereunder, (A) Each of Parent, Holdings and the Borrowers is Solvent; (B) no Default or Event of Default exists; (C) the representations and warranties set forth in Section 9 are true and correct in all material respects; and (D) each Borrower has complied in all material respects with all agreements and conditions to be satisfied by it under the Loan Documents;
     (ii) the Acquisition has been consummated in accordance with the terms of the Purchase Agreement and either (x) attaching copies of all governmental, shareholder and third party consents (including, without limitation, Hart-Scott-Rodino clearance), licenses and approvals required in connection with the execution, delivery and performance by Parent, Holdings and each Borrower, and the validity against such Obligor of the Acquisition Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect or (y) stating that no such consents, licenses or approvals are so required and stating that all waiting periods applicable to the transactions contemplated hereby and by the Acquisition Documents, including, without limitation, the applicable Hart-Scott-Rodino waiting period, shall have expired or been terminated without any action being taken by any authority that is reasonably likely to have a material adverse effect on the Obligors, taken as a whole, or on the Business;
     (iii) there is no action, suit, investigation or proceeding pending or, to the knowledge of Parent or its Subsidiaries, threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to have a Material Adverse Effect;
     (iv) all Loans made by the Lenders to the Borrowers hereunder are and shall remain in full compliance with the Federal Reserve’s margin regulations;
     (v) no law or regulation to which any Borrower is subject is applicable to the transactions contemplated hereby or by the Acquisition Documents which could reasonably be expected to have a Material Adverse Effect on any Obligor or a Material Adverse Effect on the transactions contemplated hereby or by the Acquisition Documents;
     (vi) Bon-Ton has received not less than $510,000,000 gross cash proceeds, in the aggregate, of the Senior Notes; and
     (vii) SPE has received not less than $252,000,000 gross cash proceeds, in the aggregate, from the issuance of the Mortgage Notes and distributed such amount to Bon-Ton.
          (f) Agent shall have received a certificate of a duly authorized officer of each Obligor (with such certification to be in such Person’s capacity as an officer of such Obligor and not in such Person’s individual capacity), certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown, (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility, and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents. Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.
          (g) Agent shall have received a written opinion of Wolf, Block, Schorr and Solis-Cohen LLP, as well as any local counsel to Obligors or Agent, in form and substance reasonably satisfactory to Agent.
          (h) Agent shall have received copies of the charter documents of each Obligor, certified as appropriate by the Secretary of State or another official of such Obligor’s jurisdiction of organization. Agent shall have received good standing or subsistence certificates, as applicable, for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization and each jurisdiction where such Obligor’s conduct of business or ownership of Property necessitates qualification.
          (i) Agent shall (i) have received copies of policies of insurance, (ii) be reasonably satisfied with the amount, types and terms and conditions of all insurance maintained by the Obligors and their Subsidiaries, and (iii) have received certificates of insurance with endorsements naming Agent, for the benefit of the Lenders, as loss payee or additional insured, as applicable, with respect to each insurance policy required to be maintained with respect to the Collateral and otherwise in form and substance reasonably satisfactory to Agent.
          (j) Agent shall have completed its business, financial and legal due diligence of Obligors, with results reasonably satisfactory to Agent and Agent shall be satisfied that (i) all Pre-

Commitment Information (as defined in the Commitment Letter) shall be complete and correct in all material respects, and (ii) no Material Adverse Effect shall have occurred since January 29, 2005.
          (k) Borrowers shall have paid all fees and expenses to be paid to Agent and Lenders on the Closing Date (including, without limitation, all fees, charges and disbursements of counsel, including local counsel, to Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and Agent)).
          (l) Agent shall have received copies of the following documents, certified by a Senior Officer as complete and correct (with such certification to be in such Person’s capacity a Senior Officer of an Obligor and not in such Person’s individual capacity), and shall be satisfied (i) with the terms and conditions and provisions thereof, (ii) that the Acquisition has been consummated substantially in accordance with the terms of the Purchase Agreement, with the terms of the Commitment Letter, with the terms described by the Parent and the Borrowers to Agent, in writing, prior to the consummation of such commitment letter, in compliance with applicable law and regulatory approvals and otherwise on terms and conditions, including, without limitation, terms and conditions pertaining to the payment of taxes, satisfactory to Agent, (iii) that Bon-Ton received not less than $510,000,000 cash proceeds, in the aggregate, from the advance of the Senior Notes and (iv) that SPE received not less than $252,000,000 from the issuance of the Mortgage Notes and distributed such amount to Bon-Ton.
     (i) the Acquisition Documents and all certificates, opinions and other material documents delivered thereunder;
     (ii) the Senior Note Documents and all certificates, opinions and other material documents delivered thereunder, including, without limitation, evidence of reasonably acceptable ratings by Moody’s and S&P; and
     (iii) the Mortgage Loan Debt Documents and all certificates, opinions and other material documents delivered thereunder.
          (m) Agent shall have received all inventory and asset appraisals, commercial finance audits, field audits and such other reports, audits and other information or certifications as it may reasonably request with respect to the Collateral.
          (n) Agent shall have received, in form and substance reasonably satisfactory to it, (i) audited consolidated income statements of Herberger’s and Parisian and their Subsidiaries for the three fiscal years ended January 29, 2005, the audited consolidated balance sheets of Herberger’s and Parisian and their Subsidiaries for the two fiscal years ended January 29, 2005, the unaudited consolidated financial statements of Herberger’s and Parisian and their Subsidiaries for any interim quarterly periods that have ended since January 29, 2005 (other than for the fiscal quarter ending January 28, 2006) and the comparable period for the prior year, each of which financial statements, in the case of any annual or quarterly periods, shall meet the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under such Act on Form S-1, (ii) pro forma financial statements as to Bon-Ton and its Subsidiaries, giving effect to the Acquisition, for the fiscal year ended January 29, 2005 and the period commencing with the end of the fiscal year ended January 29, 2005 and ending with the most recently completed quarter (other than the fiscal quarter ending January 28, 2006) and the comparable period for the prior year, each of which financial statements, in the case of any annual or quarterly periods, shall meet the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under such Act on Form S-1, (iii) internal unaudited financial statements of the Parent and its Subsidiaries, on a consolidated basis for each monthly period beginning with the month ended October 29, 2005 and the comparable period for the prior year, within twelve business days of the month then ended, (iv) on a basis substantially consistent with the quarterly format of the internal income statements provided in Item 15.134 of the virtual data room of Saks Incorporated, internal income statements of Herberger’s and Parisian with respect to the Business, including the calculation of Business EBITDA (as defined on Schedule 6.1(n)) (after the allocation of certain corporate expenses and shared services) and a schedule of working capital of the Business provided on page 3 of Item 15.098 of the virtual data room of Saks Incorporated on a consolidated basis for each monthly period beginning with the month ended October 29, 2005 and the comparable period for the prior year, within twelve business days of the month then ended, (v) forecasts prepared by management of the Parent and its Subsidiaries of balance sheets, income statements and cash flow statements for each month for the first twelve months following the Closing Date; provided that such forecasts shall also include the quarter ending on the last Saturday of January, 2006, and for each year commencing with the first fiscal year following the Closing Date and ending with the fiscal year ending January, 2011; and (vi) a compliance certificate, in form and substance reasonably satisfactory to Agent, evidencing that the Pro Forma Leverage Ratio (as defined on Schedule 6.1(n)), based on financial statements prepared in accordance with the provisions of this Section 6.1(n), for the Calculation Period (as defined on Schedule 6.1(n)) was not greater than 4.75:1.0 and (vii) evidence that all pro forma financial statements and forecasts were prepared in good faith on the basis of reasonable assumptions.
          (o) Agent shall have received a flow of funds, in form and substance reasonably satisfactory to it, with respect to the Acquisition.
          (p) Agent shall have received copies of notifications, instructing each of Mastercard, Visa, HSBC and each Obligor’s other credit card clearinghouses and processors required by Agent to transfer all amounts owing by such processor to an Obligor directly to the Borrower Account or other Deposit Account acceptable to Agent and subject to control arrangements satisfactory to Agent, with (x) such notifications (each, a “Credit Card Notification”) to be substantially the form attached hereto as Exhibit E, or in such other form reasonably acceptable to agent, (y) such notifications to be executed by each relevant Obligor, sent to each such processor and (z) Agent to be satisfied that the Obligors have exercised commercially reasonable efforts to obtain acknowledgments of such Credit Card Notifications from such processors.
          (q) Agent shall have received a Borrowing Base Certificate indicating that Excess Availability as of the Closing Date, after giving effect to the transactions contemplated hereby, is not less than $160,000,000.
     6.2. Conditions Precedent to All Credit Extensions. Agent, Issuing Bank and Lenders shall not be required to fund any Loans, arrange for issuance of any Letters of Credit or grant any other accommodation to or for the benefit of Borrowers, unless the following conditions are satisfied:
          (a) No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant;
          (b) The representations and warranties of each Obligor in the Loan Documents shall be true and correct in all material respects on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date and except for changes therein which do not cause a violation of this Agreement);
          (c) All conditions precedent in any other Loan Document shall be satisfied;

          (d) No event shall have occurred or circumstance exist that has or could reasonably be expected to have a Material Adverse Effect; and
          (e) With respect to issuance of a Letter of Credit, the LC Conditions shall be satisfied.
Each request (or deemed request) by Borrowers for funding of a Loan, issuance of a Letter of Credit or grant of an accommodation shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant.
     6.3. Limited Waiver of Conditions Precedent. If Agent, Issuing Bank or Lenders fund any Loans, arrange for issuance of any Letters of Credit or grant any other accommodation when any conditions precedent are not satisfied (regardless of whether the lack of satisfaction was known or unknown at the time), it shall not operate as a waiver of (a) the right of Agent, Issuing Bank and Lenders to insist upon satisfaction of all conditions precedent with respect to any subsequent funding, issuance or grant; nor (b) any Default or Event of Default due to such failure of conditions or otherwise.
SECTION 7. COLLATERAL
     7.1. Grant of Security Interest. To secure the prompt payment and performance of all Obligations, each Obligor hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all Property of such Obligor (other than the Real Estate described on Schedule 7.1 and leasehold interests in Real Estate (unless such leasehold interests are described on Schedule 7.3)), including all of the following Property, whether now owned or hereafter acquired, and wherever located:
          (a) all Accounts;
          (b) all Chattel Paper, including electronic chattel paper;
          (c) all Commercial Tort Claims;
          (d) all Deposit Accounts;
          (e) all Documents;
          (f) subject to the proviso to Section 7.1(m), all General Intangibles, including Payment Intangibles, Software and Intellectual Property;
          (g) all Goods, including Inventory, Equipment and fixtures, excluding (ii) any motor vehicles and (ii) any Equipment or Real Estate subject to Purchase Money Liens securing Permitted Purchase Money Debt so long as the documents evidencing such Permitted Purchase Money Debt expressly prohibit a second priority lien on such Equipment or Real Estate, as the case may be;
          (h) all Instruments;
          (i) all Investment Property;
          (j) all Letter-of-Credit Rights;
          (k) all Supporting Obligations;
          (l) all monies, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of Agent or a Lender, including any Cash Collateral;

          (m) all equity interests in any Subsidiary of such Obligor; provided that such grant of security interest shall not extend to the partnership interests in any of The Bon-Ton Properties- Irondequoit L.P., The Bon-Ton Properties-Eastview L.P., The Bon-Ton Properties- Marketplace L.P., or The Bon-Ton Properties- Greece Ridge L.P., to the extent that the grant of such security interest would constitute or result in a breach or termination pursuant to the terms of, or a default under, any lease, loan document, partnership agreement or other organizational document of such limited partnership, so long as such restrictive provision is enforceable under Applicable Law;
          (n) all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and
          (o) all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.
     7.2. Lien on Deposit Accounts; Cash Collateral.
          7.2.1. Deposit Accounts. To further secure the prompt payment and performance of all Obligations, each Obligor hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all of such Obligor’s right, title and interest in and to each Deposit Account of such Obligor (except for those referred to in clause (i) of the parenthetical set forth in the second sentence of Section 8.5 hereof) and any deposits or other sums at any time credited to any such Deposit Account, including any sums in any blocked or lockbox accounts or in any accounts into which such sums are swept. Prior to the occurrence of a Trigger Event, each Obligor shall direct each bank or other depository to deliver to the Borrower Account, on each Business Day, all available balances in each Deposit Account maintained by such Obligor with such depository (except for (a) those referred to in clause (i) of the parenthetical set forth in the second sentence of Section 8.5 hereof and (b) those described on Schedule 8.5(b) hereto so long as, the average account balances in such accounts described on Schedule 8.5(b) are in amounts consistent with the ordinary course of business and past practices of the Obligors). At all times after the occurrence of a Trigger Event, the Agent shall direct each bank or other depository to deliver to a Borrower Account at Bank of America, in the name of the Agent, on each Business Day, for application to the Obligations then outstanding, all available balances in each Deposit Account maintained by any Obligor with such depository. Each Obligor irrevocably appoints, at all times after the occurrence of a Trigger Event, Agent as such Obligor’s attorney in fact to collect such balances to the extent any such delivery is not so made. Each Obligor waives the right at all times after the occurrence of a Trigger Event to direct the application of any payments or Collateral proceeds, and agrees that Agent shall have the continuing, exclusive right to apply and reapply same against the Obligations, in such manner as Agent deems advisable, notwithstanding any entry by Agent in its records. If, as a result of Agent’s receipt of Payment Items or proceeds of Collateral, a credit balance exists, the balance shall not accrue interest in favor of Obligors and shall be made available to Borrowers as long as no Default or Event of Default exists.
          7.2.2. Cash Collateral. Any Cash Collateral may be invested, in Agent’s discretion, in Cash Equivalents, but Agent shall have no duty to do so, regardless of any agreement, understanding or course of dealing with any Obligor, and shall have no responsibility for any investment or loss. Each Obligor hereby grants to Agent, for the benefit of Secured Parties, a security interest in all Cash Collateral held from time to time and all proceeds thereof, as security for the Obligations, whether such Cash Collateral is held in the Cash Collateral Account or elsewhere. Agent may apply Cash Collateral to the payment of any Obligations, in such order as Agent may elect, as they become due and payable. The Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Agent. No Obligor or other Person claiming through or on behalf of any Obligor shall have any right to any Cash Collateral, until payment in full, in cash of all Obligations and the occurrence of the Commitment Termination Date.

          7.2.3. Credit Card Notifications. The Obligors shall deliver to Agent Credit Card Notifications instructing each of Mastercard, Visa, HSBC and each Obligor’s other credit card clearinghouses and processors required by Agent to transfer all amounts owing by such processor to an Obligor directly to the Borrower Account or other Deposit Account acceptable to Agent and subject to control arrangements satisfactory to Agent, with such notifications to be executed by each relevant Obligor, sent to each such processor and with Agent to be satisfied that the Obligors have exercised commercially reasonable efforts to obtain acknowledgments of such Credit Card Notifications from such processors.
     7.3. Real Estate Collateral. The Obligations shall be secured by Mortgages upon all Real Estate owned by Obligors (other than the Real Estate described on Schedule 7.1 and leasehold interests in Real Estate (unless such leasehold interests are described on Schedule 7.3)), including, without limitation, the Real Estate described on Schedule 7.3. The Mortgages shall be duly recorded, at Borrowers’ expense, in each office where such recording is required to constitute a fully perfected Lien on the Real Estate covered thereby. If any Obligor acquires Real Estate hereafter (unless such Real Estate is encumbered by Permitted Purchase Money Debt, the terms of which expressly prohibit a second priority Lien on such Real Estate) such Obligor shall, within 30 days, execute, deliver and record a Mortgage sufficient to create a first priority Lien (or, where such Real Estate is subject to Permitted Purchase Money Debt and the documents evidencing such Debt permit Agent to hold a second priority lien on such Real Estate, a second priority Lien) in favor of Agent on such Real Estate, and shall deliver all Related Real Estate Documents; provided that this sentence shall not be applicable to any leasehold interests in any Real Estate unless such leasehold interests are described on Schedule 7.3).
     7.4. Other Collateral.
          7.4.1. Commercial Tort Claims. Obligors shall promptly notify Agent in writing if Parent or any Subsidiary has a Commercial Tort Claim (other than, as long as no Event of Default exists, a Commercial Tort Claim for less than $100,000) and, upon Agent’s request, shall promptly execute such documents and take such actions as Agent deems appropriate to confer upon Agent (for the benefit of Secured Parties) a duly perfected, first priority Lien upon such claim.
          7.4.2. Certain After-Acquired Collateral. Obligors shall promptly notify Agent in writing if, after the Closing Date, Parent or any Subsidiary obtains any interest in any Collateral consisting of Deposit Accounts, Chattel Paper, Documents, Instruments, Intellectual Property, Investment Property or Letter-of-Credit Rights and, upon Agent’s request, shall promptly execute such documents and take such actions as Agent deems appropriate to effect Agent’s duly perfected, first priority Lien upon such Collateral, including obtaining any appropriate possession, control agreement or Lien Waiver. If any Collateral is in the possession of a third party, at Agent’s request, Obligors shall obtain an acknowledgment that such third party holds the Collateral for the benefit of Agent.
     7.5. No Assumption of Liability. The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of the Obligors relating to any Collateral.
     7.6. Further Assurances. Promptly upon request, Obligors shall deliver such instruments, assignments, title certificates, or other documents or agreements, and shall take such actions, as Agent deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Each Obligor authorizes Agent to file any financing statement that indicates the Collateral as “all assets” or “all personal property” of such Obligor, or words to similar effect, and ratifies any action taken by Agent before the Closing Date to effect or perfect its Lien on any Collateral.

     7.7. Foreign Subsidiary Stock. Notwithstanding Section 7.1, the Collateral shall include only 65% of the voting securities of any Foreign Subsidiary.
SECTION 8. COLLATERAL ADMINISTRATION
     8.1. Borrowing Base Certificates. The Borrowers shall deliver to the Agent (and Agent shall promptly deliver same to Lenders) (i) at all times prior to the occurrence of a Trigger Event, not later than the twelfth Business Day after the immediately preceding fiscal month end, and at such other times as Agent may request, a Borrowing Base Certificate prepared as of the close of business of the previous month or such other date so requested by the Agent and (ii) at all times after the occurrence of a Trigger Event, not later than the last Business Day of each week, and at such other times as Agent may request, a Borrowing Base Certificate prepared as of the close of business of the previous week or such other date so requested by the Agent. All calculations of Tranche A Excess Availability, Tranche A-1 Excess Availability and Excess Availability in any Borrowing Base Certificate shall originally be made by Borrowers and certified by a Senior Officer (with such certification to be in such Person’s capacity as a Senior Officer of an Obligor and not in such Person’s individual capacity), provided that Agent may from time to time review and adjust any such calculation (a) to reflect its reasonable estimate of declines in value of any Collateral, due to collections received in the Dominion Account or otherwise; (b) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (c) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve or the LC Reserve.
     8.2. Administration of Accounts.
          8.2.1. Intentionally Omitted.
          8.2.2. Account Verification. Whether or not a Default or Event of Default exists, Agent shall have the right at any time, in the name of Agent, any designee of Agent or any Obligor to verify the validity, amount or any other matter relating to any Accounts of Obligors by mail, telephone or otherwise. Obligors shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.
          8.2.3. Maintenance of Dominion Account. Obligors shall maintain Dominion Accounts pursuant to lockbox or other arrangements reasonably acceptable to Agent. Obligors shall obtain an agreement (in form and substance reasonably satisfactory to Agent) from each lockbox servicer and Dominion Account bank, establishing Agent’s control over and Lien in the lockbox or Dominion Account, requiring immediate deposit of all remittances received in the lockbox to a Dominion Account and, if such Dominion Account is not maintained with Bank of America, directing, in accordance with Section 5.6, the account bank to immediately transfer of all available funds in the Dominion Account to the Borrower Account, and waiving offset rights of such servicer or bank against any funds in the lockbox or Dominion Account, except offset rights for customary administrative charges. Neither Agent nor Lenders assume any responsibility to Obligors for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.
          8.2.4. Proceeds of Collateral. Obligors shall request in writing and otherwise take all reasonable steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account). If any Obligor or Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Agent and promptly (not later than the next Business Day) deposit same into a Dominion Account.
     8.3. Administration of Inventory.

          8.3.1. Records and Reports of Inventory. Each Obligor shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions, and shall submit to Agent inventory reports in form reasonably satisfactory to Agent, on such periodic basis as Agent may request. Each Obligor shall conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by Agent when an Event of Default exists) and periodic cycle counts consistent with historical practices, and shall provide to Agent a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as Agent may request. Agent may participate in and observe each inventory or physical count.
          8.3.2. Returns of Inventory. No Obligor shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business and (b) no Event of Default, Tranche A Overadvance or Tranche A-1 Overadvance exists or would result therefrom.
          8.3.3. Acquisition, Sale and Maintenance. No Obligor shall acquire or accept any Inventory which is part of the Borrowing Base on consignment or approval. No Obligor shall sell any Inventory on consignment or approval. Obligors shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.
     8.4. Administration of Equipment.
          8.4.1. Records and Schedules of Equipment. Each Obligor shall keep accurate and complete records of its Equipment, including kind, quality, quantity, cost, acquisitions and dispositions thereof, and shall submit to Agent, on such periodic basis as Agent may request, a current schedule thereof, in form satisfactory to Agent. Promptly upon request, Obligors shall deliver to Agent evidence of their ownership or interests in any Equipment.
          8.4.2. Dispositions of Equipment. No Obligor shall sell, lease or otherwise dispose of any Equipment, without the prior written consent of Agent, other than (a) a Permitted Asset Disposition; and (b) replacement of Equipment that is worn, damaged or obsolete with Equipment of like function and value, if the replacement Equipment is acquired substantially contemporaneously with such disposition and is free of Liens.
          8.4.3. Condition of Equipment. The Equipment is in good operating condition and repair, and all necessary replacements and repairs have been made so that the value and operating efficiency of the Equipment is preserved at all times, reasonable wear and tear excepted. Except where failure to do so would not reasonably be expected to result in a Material Adverse Effect, each Obligor shall ensure that the Equipment is mechanically and structurally sound, and capable of performing the functions for which it was designed, in accordance with the manufacturer’s published and recommended specifications. No Obligor shall permit any Equipment to become affixed to real Property unless any landlord or mortgagee delivers a Lien Waiver or similar instrument.
     8.5. Administration of Deposit Accounts. Schedule 8.5 sets forth all Deposit Accounts maintained by Obligors, including all Dominion Accounts and the Borrower Account. Each Obligor shall take all actions necessary to establish Agent’s control of each such Deposit Account (other than (i) an account exclusively used for payroll, payroll taxes or employee benefits, (ii) an account containing not more that $50,000 at any time; provided that the aggregate amounts contained in all such accounts permitted by this part (ii) shall not exceed $500,000 at any time or (iii) the accounts listed on Schedule 8.5(c) maintained at Wachovia Bank, N.A so long as, the average account balances in such accounts described in this clause (iii) are in amounts consistent with the ordinary course of business and past practices of the Obligors); provided that with respect to the Deposit Accounts listed on Schedule 8.5(a)

such control arrangements shall not be required to be in place until the date that is 90 (ninety) days after the Closing Date. Each Obligor shall be the sole account holder of each Deposit Account, other than the Borrower Account, and shall not allow any other Person (other than Agent) to have control over a Deposit Account, other than the Borrower Account, over which the Obligors may exercise control, or any Property deposited therein. Each Obligor shall promptly notify Agent of any opening or closing of a Deposit Account and, with the consent of Agent, will amend Schedule 8.5 to reflect same.
     8.6. General Provisions.
          8.6.1. Location of Collateral. All tangible items of Collateral, other than (i) tangible inventory having an aggregate value of no more than $500,000, and (ii) Inventory in transit, shall at all times be kept by Obligors at the business locations set forth in Schedule 8.6.1, except that Obligors may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.6; and (b) move Collateral to another location in the United States, so long as, if such Collateral has an aggregate value of more than $500,000 the Borrower Agent has provided Agent with 30 Business Days prior written notice thereof.
          8.6.2. Insurance of Collateral; Condemnation Proceeds.
          (a) Each Obligor shall maintain insurance with respect to the Collateral, covering casualty, hazard, public liability, theft, malicious mischief, and such other risks, in such amounts, with such endorsements, and with such insurers (rated A or better by A.M. Best Rating Guide) as are reasonably satisfactory to Agent. All proceeds under each policy shall be payable to Agent. From time to time upon request, Obligors shall deliver to Agent the originals or certified copies of its insurance policies and updated flood plain searches. Unless Agent shall agree otherwise, each policy shall include reasonably satisfactory endorsements (i) showing Agent as sole loss payee or additional insured, as appropriate; (ii) requiring 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Obligor or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Obligor fails to provide and pay for such insurance, Agent may, at its option, but shall not be required to, procure the insurance and charge Obligors therefor. Each Obligor agrees to deliver to Agent, promptly as rendered, copies of all reports made to insurance companies. While no Event of Default exists, Obligors may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to Agent. If an Event of Default exists, only Agent shall be authorized to settle, adjust and compromise such claims.
          (b) Any proceeds of insurance (other than proceeds from workers’ compensation or D&O insurance) and any awards arising from condemnation of any Collateral shall be paid to Agent.
          (c) If requested by Obligors in writing within 15 days after Agent’s receipt of any insurance proceeds or condemnation awards relating to any loss or destruction of Equipment or Real Estate, Obligors may use such proceeds or awards to repair or replace such Equipment or Real Estate (and until so used, the proceeds shall, at the Borrower’s election be held by Agent as Cash Collateral) as long as (i) no Default or Event of Default exists; (ii) such repair or replacement is promptly undertaken and concluded, in accordance with plans reasonably satisfactory to Agent; (iii) replacement buildings are constructed on the sites of the original casualties (or in close proximity thereto) and are of comparable size, quality and utility to the destroyed buildings; (iv) the repaired or replaced Property is free of Liens, other than Permitted Liens; (v) Obligors comply with disbursement procedures for such repair or replacement as Agent may reasonably require; and (vi) the aggregate amount of such proceeds or awards from any single casualty or condemnation does not exceed $2,000,000. Any such proceeds or awards not applied to repair or replace such Equipment or Real Estate in accordance with this Section 8.6.2(c) shall be applied, by the Agent, to the Obligations in accordance with Section 5.5.

          8.6.3. Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes (other than Excluded Taxes) payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Obligors. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Obligors’ sole risk.
          8.6.4. Defense of Title to Collateral. Each Obligor shall at all times defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands whatsoever, except Permitted Liens.
     8.7. Power of Attorney. Each Obligor hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Obligor’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section 8.7. Agent, or Agent’s designee, may, without notice and in either its or an Obligor’s name, but at the cost and expense of Obligors:
          (a) Endorse an Obligor’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and
          (b) During an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts, by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) take control, in any manner, of any proceeds of Collateral; (v) prepare, file and sign an Obligor’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to an Obligor, and notify postal authorities to change the address for delivery thereof to such address as Agent may designate; (vii) endorse any Chattel Paper, Document, Instrument, invoice, freight bill, bill of lading, or similar document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use an Obligor’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to any Collateral; (x) make and adjust claims under policies of insurance; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit or banker’s acceptance for which an Obligor is a beneficiary; and (xii) take all other actions as Agent deems appropriate to fulfill any Obligor’s obligations under the Loan Documents.
SECTION 9. REPRESENTATIONS AND WARRANTIES
     9.1. General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, each Obligor represents and warrants that:
          9.1.1. Organization and Qualification. Each Obligor and Subsidiary is duly organized, validly existing and in good standing or subsisting, as applicable under the laws of the jurisdiction of its organization. Each Obligor and Subsidiary is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

          9.1.2. Power and Authority. Each Obligor is duly authorized to execute, deliver and perform its Loan Documents. The execution, delivery and performance of the Loan Documents by each Obligor have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, other than those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a material default under any Applicable Law or Material Contract; or (d) result in or require the imposition of any Lien (other than Permitted Liens and Liens granted hereunder) on any Property of any Obligor.
          9.1.3. Enforceability. Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable against each Obligor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.
          9.1.4. Capital Structure. Schedule 9.1.4 shows, for each Obligor and Subsidiary (other than the Parent), its name, its jurisdiction of organization, its authorized and issued Equity Interests, the holders of its Equity Interests, and all agreements binding on such holders with respect to their Equity Interests. Each Obligor has good title to its Equity Interests in its Subsidiaries, subject only to Agent’s Lien, and all such Equity Interests are duly issued, fully paid and non-assessable. There are no outstanding options to purchase, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to any Equity Interests of any Obligor or Subsidiary (other than the Parent).
          9.1.5. Corporate Names; Locations. During the five years preceding the Closing Date, except as shown on Schedule 9.1.5, no Obligor or Subsidiary has been known as or used any corporate, fictitious or trade names, has been the surviving corporation of a merger or combination, or has acquired any substantial part of the assets of any Person. The chief executive offices and other places of business of Obligors and Subsidiaries are shown on Schedule 8.6.1.
          9.1.6. Title to Properties; Priority of Liens. Each Obligor and Subsidiary has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to Agent or Lenders, in each case free of Liens except Permitted Liens. Each Obligor and Subsidiary has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens. All Liens of Agent in the Collateral are duly perfected, first priority Liens, subject only to Permitted Liens that are expressly allowed to have priority over Agent’s Liens.
          9.1.7. Security Documents. The Security Documents are effective to create in favor of the Agent a legal, valid and enforceable first priority security interest in and Lien upon the Collateral.
          9.1.8. Financial Statements. The consolidated and, if applicable, combined balance sheets, and related statements of income, cash flow and shareholder’s equity, of Obligors and Subsidiaries that have been and are hereafter delivered to Agent and Lenders, pursuant to Section 6.1(n) or otherwise, are prepared in accordance with GAAP, and fairly present the financial positions and results of operations of Obligors and Subsidiaries at the dates and for the periods indicated, subject, in the case of interim statements, to normal year-end adjustments. All projections delivered from time to time to Agent and Lenders have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time. Since January 29, 2005 there has been no change in the condition, financial or otherwise, of any Obligor or Subsidiary that could reasonably be expected to have a Material Adverse Effect. Each Obligor and Subsidiary is Solvent.
          9.1.9. Surety Obligations. No Obligor or Subsidiary is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.

          9.1.10. Taxes. Each Obligor and Subsidiary has filed all material federal, state and local tax returns and other reports that it is required by law to file, and has paid, or made provision for the payment of, all Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested. The provision for Taxes on the books of each Obligor and Subsidiary is adequate for all years not closed by applicable statutes, and for its current Fiscal Year.
          9.1.11. Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.
          9.1.12. Intellectual Property. Each Obligor and Subsidiary owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without conflict with any rights of others. There is no pending or, to any Obligor’s knowledge, threatened material Intellectual Property Claim with respect to any Obligor, any Subsidiary or any of their Property (including any Intellectual Property). All Intellectual Property registered with the U.S. Patent and Trademark Office which is owned by any Obligor or Subsidiary is shown on Schedule 9.1.12.
          9.1.13. Governmental Approvals. Each Obligor and Subsidiary has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties. All necessary material import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Obligors and Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.
          9.1.14. Compliance with Laws. Each Obligor and Subsidiary has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. There have been no citations, notices or orders of material noncompliance issued to any Obligor or Subsidiary under any Applicable Law.
          9.1.15. Compliance with Environmental Laws. Except as disclosed on Schedule 9.1.15, no Obligor’s or Subsidiary’s past or present operations, Real Estate or other Properties are subject to any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up. No Obligor or Subsidiary has received any Environmental Notice. No Obligor or Subsidiary has any material contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it. The representations and warranties contained in the Environmental Agreement are true and correct in all material respects on the Closing Date.
          9.1.16. Burdensome Contracts. No Obligor or Subsidiary is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect. No Obligor or Subsidiary is party or subject to any material Restrictive Agreement, except as shown on Schedule 9.1.16, none of which prohibit the execution or delivery of any Loan Documents by an Obligor nor the performance by an Obligor of any obligations thereunder.
          9.1.17. Litigation. Except as shown on Schedule 9.1.17, there are no proceedings or investigations pending or, to any Obligor’s knowledge, threatened against any Obligor or Subsidiary, or any of their businesses, operations, Properties, prospects or conditions, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect if determined adversely to any Obligor or Subsidiary. No Obligor or Subsidiary is in default with respect to any order, injunction or judgment of any Governmental Authority.

          9.1.18. Insurance. The properties of the Obligor and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Obligor, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Obligor or the applicable Subsidiary operates.
          9.1.19. No Defaults. No event or circumstance has occurred or exists as of the date of this Agreement that constitutes a Default or Event of Default. No Obligor or Subsidiary is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under any Material Contract or in the payment of any Borrowed Money. There is no basis upon which any party (other than an Obligor or Subsidiary) could terminate a Material Contract prior to its scheduled termination date.
          9.1.20. ERISA. No Obligor or Subsidiary has any Multiemployer Plan or Foreign Plan.
          9.1.21. Trade Relations. There exists no actual or threatened termination, limitation or modification of any business relationship between any Obligor or Subsidiary and any customer or supplier, or any group of customers or suppliers, who individually or in the aggregate are material to the business of such Obligor or Subsidiary. There exists no condition or circumstance that could reasonably be expected to impair the ability of any Obligor or Subsidiary to conduct its business at any time hereafter in substantially the same manner as conducted on the Closing Date.
          9.1.22. Labor Relations. Except as described on Schedule 9.1.22, no Obligor or Subsidiary is party to or bound by any (a) management agreement, (b) consulting agreement where the aggregate obligations of such Obligor or Subsidiary thereunder are in excess of $100,000 or (c) collective bargaining agreement. There are no material grievances, disputes or controversies with any union or other organization of any Obligor’s or Subsidiary’s employees, or, to any Obligor’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining.
          9.1.23. Intentionally Omitted.
          9.1.24. Not a Regulated Entity. No Obligor is (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; (b) a “holding company,” a “subsidiary company” of a “holding company,” or an “affiliate” of either, within the meaning of the Public Utility Holding Company Act of 1935; or (c) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.
          9.1.24. Margin Stock. No Obligor or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds or Letters of Credit will be used by Obligors to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.
          9.1.25. Plan Assets. No Obligor is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. §2510.3-101 of any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA or any “plan” (within the meaning of Section 4975 of the Internal Revenue Code), and neither the execution of this Agreement nor the funding of any Loans gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code.
          9.1.26. Complete Disclosure. No (x) Loan Document or (y) information provided by or on behalf of any Obligor and included in the confidential information memorandum, dated January 2006,

and delivered to the Lenders in connection with the syndication of the Commitments, contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading.
SECTION 10. COVENANTS AND CONTINUING AGREEMENTS
     10.1. Affirmative Covenants. For so long as any Commitments or Obligations are outstanding, each Obligor shall, and shall cause each Subsidiary to:
          10.1.1. Inspections; Appraisals. (a) Permit Agent from time to time, subject (except when a Default or Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Obligor, inspect, audit and make extracts from any Obligor’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Obligor’s business, financial condition, assets, prospects and results of operations. Lenders may participate in any such visit or inspection, at their own expense. Neither Agent nor any Lender shall have any duty to any Obligor to make any inspection, nor to share any results of any inspection, appraisal or report with any Obligor. To the extent any appraisal or other information is shared by Agent or a Lender with any Obligor, such Obligor acknowledges that it was prepared by Agent and Lenders for their purposes and Obligors shall not be entitled to rely upon it.
          (b) Reimburse Agent for all charges, costs and expenses of Agent in connection with (i) examinations of any Obligor’s books and records or any other financial or Collateral matters as Agent deems appropriate, up to (x) at all times prior to the first date on which Excess Availability is below $125,000,000, twice per Loan Year and (y) at all times thereafter until such time as such Excess Availability is $125,000,000 or more for thirty consecutive days, four times per Loan Year; (ii) appraisals of Inventory (x) at all times prior to the first date on which Excess Availability is below $125,000,000, once per Loan Year, and (y) at all times thereafter, until such time as such Excess Availability is $125,000,000 or more for thirty consecutive days, twice per Loan Year; (iii) appraisals of Eligible Machinery and Equipment and Eligible Real Estate, in form and detail reasonably satisfactory to Agent, once per Loan Year if so requested by Agent or the Required Lenders; and (iv) environmental assessment reports as Agent deems appropriate in its reasonable discretion, with respect to the Eligible Real Estate of the Obligors; provided that if an examination or appraisal is initiated during an Event of Default, all charges, costs and expenses therefor shall be reimbursed by Obligors without regard to such limits. Subject to the foregoing, Obligors shall pay Agent’s then standard charges for each day that an employee of Agent or its Affiliates is engaged in any examination activities, and shall pay the standard charges of Agent’s internal appraisal group. This Section shall not be construed to limit Agent’s right to conduct examinations or to obtain appraisals at any time in its discretion, nor to use third parties for such purposes.
          10.1.2. Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Agent and Lenders:
          (a) within 90 days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year, on a consolidated basis for Obligors and Subsidiaries, which consolidated statements shall all be in reasonable detailed and prepared in accordance with GAAP, audited and accompanied by (i) a certification (without qualification as to scope, “going concern” or similar items) by a firm of independent certified public accountants of recognized standing selected by Borrowers and reasonably acceptable to Agent (with the Agent hereby acknowledging and agreeing that each of PricewaterhouseCoopers, Ernst & Young, KPMG and Deloitte & Touche are acceptable), which certification shall be prepared in accordance with GAAP and applicable Securities Laws and (ii) an attestation report of such certified public accountants as to the Obligors’ internal controls pursuant to Section 404 of Sarbanes-Oxley, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information reasonably acceptable to Agent;
          (b) within 45 days after the end of each fiscal quarter (but within 60 days after the last fiscal quarter in a Fiscal Year), unaudited balance sheets as of the end of such fiscal quarter and the related statements of income and cash flow for such fiscal quarter and for the portion of the Fiscal Year then elapsed, on a (i) consolidated basis for Obligors and Subsidiaries and (ii) combined basis for Obligors and Subsidiaries other than the SPE, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the Borrower Agent pursuant to a certificate signed on behalf of Borrower Agent by its chief financial officer (with such certification to be in such Person’s capacity as chief financial officer of such Obligor and not in such Person’s individual capacity) as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such quarterly period, subject to normal year-end adjustments and the absence of footnotes;
          (c) within 30 days after the end of each month (but within 60 days after the last month in a Fiscal Year), unaudited balance sheets as of the end of such month and the related statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, on a consolidated basis for Parent and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer (with such certification to be in such Person’s capacity as chief financial officer of such Obligor and not in such Person’s individual capacity) of Borrower Agent as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such month and period, subject to normal year-end adjustments and the absence of footnotes;
          (d) concurrently with delivery of financial statements under clauses (a) and (b) above, or more frequently if requested by Agent while an Event of Default exists, a Compliance Certificate executed by the chief financial officer of Borrower Agent (with such certification to be in such Person’s capacity as chief financial officer of Borrower Agent and not in such Person’s individual capacity);
          (e) concurrently with delivery of financial statements under clause (a) above, and otherwise promptly after the request by Agent, copies of any detailed audit reports or management letters submitted to the board of directors (or the audit committee of the board of directors) of any Obligor by independent accountants in connection with the accounts or books of any Obligor or any Subsidiary, or any audit of any of them;
          (f) not later than 30 days prior to the end of each Fiscal Year, projections of Obligors’ consolidated balance sheets, results of operations, cash flow and Availability for the next three Fiscal Years, year by year, and for the next Fiscal Year, month by month;
          (g) at Agent’s request, a listing of each Obligor’s trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging;
          (h) promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that any Obligor has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that any Obligor files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by an Obligor to the public concerning material changes to or developments in the business of such Obligor, if an to the extent such information is not available on the SEC’s or the Parent’s website;
          (i) promptly after the sending or filing thereof, copies of any annual report to be filed in connection with each Plan or Foreign Plan;

          (j) promptly upon delivery thereof, copies of all documents and materials of a material financial nature or otherwise provided to any other creditor of any Obligor or any Subsidiary;
          (k) promptly upon request therefor, all information pertaining to the Obligors and their Subsidiaries reasonably requested by any Lender in order for such Lender to comply with the provisions of the Patriot Act; and
          (l) such other reports and information (financial or otherwise) as Agent may request from time to time in connection with any Collateral or any Obligor’s or Subsidiary’s financial condition or business.
     Documents required to be delivered pursuant to Section 10.1.2(a) or Section 10.1.2(b) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the applicable Borrower posts such documents, or provides a link thereto on such Borrower’s website on the Internet at the website address indicated in writing to Agent and Lenders by the Borrower Agent; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and Agent have access (whether a commercial, third-party website or whether sponsored by Agent); provided that: (i) such Borrower shall deliver paper copies of such documents to Agent or any Lender that requests such Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by Agent or such Lender and (ii) such Borrower shall notify Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrowers shall be required to provide paper copies of the Compliance Certificates to Agent and the Lenders. Except for such Compliance Certificates, Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
     The Obligors hereby acknowledge that (a) Agent and/or Banc of America Securities LLC will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Obligors hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Obligors or their securities) (each, a “Public Lender”). The Obligors hereby agree that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Obligors shall be deemed to have authorized the Agent, the Banc of America Securities LLC, the Issuing Bank and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Obligors or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 14.11); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) Agent and Banc of America Securities LLC shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
          10.1.3. Notices. Notify Agent and Lenders in writing, promptly after any Senior Officer of the Parent or the Borrower Agent obtaining knowledge thereof, of any of the following that affects an Obligor: (a) the threat or commencement of any proceeding or investigation, whether or not covered by insurance, reasonably likely to result in a Material Adverse Effect; (b) any material pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract; (c) any material default under or termination of a Material Contract; (d) the existence of any Default or Event of Default; (e) any judgment in an amount exceeding $1,000,000; (f) the assertion of any Intellectual Property Claim, if an adverse resolution is reasonably likely to result in a Material Adverse Effect; (g) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), if an adverse resolution is reasonably likely to result in a Material Adverse Effect; (h) any material Environmental Release by an Obligor or on any Property owned, leased or occupied by an Obligor; or receipt of any Environmental Notice; (i) the discharge of or any withdrawal or resignation by Obligors’ independent accountants; or (j) any opening of a new office or place of business where Collateral with a fair market value of $500,000 or more will be located, at least 30 days prior to such opening.
          10.1.4. Landlord and Storage Agreements. Upon request, provide Agent with copies of all existing agreements, and promptly after execution thereof provide Agent upon request with copies of all future agreements, between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral having an aggregate value of more than $500,000 may be kept or that otherwise may possess or handle any Collateral.
          10.1.5. Compliance with Laws; Organic Documents; Material Contracts. Comply (a) with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply or maintain could not reasonably be expected to have a Material Adverse Effect, (b) with all Organic Documents unless failure to comply therewith would not (x) be reasonably expected to have a Material Adverse Effect and (y) be reasonably expected to have a materially adverse effect on the Agent or any Lender and (c) with all of its Material Contracts except in each case where the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any material Environmental Release occurs at or on any Properties of any Obligor or Subsidiary, it shall act promptly and diligently to investigate and report to Agent and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release, whether or not directed to do so by any Governmental Authority.
          10.1.6. Taxes. Pay and discharge all Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.
          10.1.7. Insurance. In addition to the insurance required hereunder with respect to Collateral, maintain insurance with insurers (rated A or better by Best Rating Guide) reasonably satisfactory to Agent, with respect to the Properties, business and business interruption of Obligors and Subsidiaries of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in each case, in such amounts, and with such coverages and deductibles as are customary for companies similarly situated.
          10.1.8. Licenses. Keep each License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of Obligors and Subsidiaries in full force and effect, if the failure to maintain such license is reasonably likely to result in a Material Adverse Effect.
          10.1.9. Future Subsidiaries. Promptly notify Agent upon any Person becoming a Subsidiary and, unless such Person is a Foreign Subsidiary or SPE, cause it to guaranty the Obligations in a manner reasonably satisfactory to Agent, and to execute and deliver such documents, instruments and agreements and to take such other actions as Agent shall require to evidence and perfect a first priority Lien in favor of Agent (for the benefit of Secured Parties) on all assets of such Person, including delivery of such legal opinions, in form and substance reasonably satisfactory to Agent, as it shall deem appropriate.

          10.1.10. Intentionally Omitted.
          10.1.11. Preservation of Existence. Preserve, renew and maintain in full force and effect its legal existence and good standing under the laws of the jurisdiction of its organization except in a transaction permitted by Section 10.2.6 or Section 10.2.9.
          10.1.12. Maintenance of Properties. Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in working order and condition, ordinary wear and tear excepted and make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
          10.1.13. Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of such Obligors or such Subsidiary, as the case may be.
          10.1.14. Operation and Maintenance Plan. If recommended by any environmental report furnished to the Agent and if required by applicable Environmental Law with respect to any individual parcel of Real Estate, the Obligors shall establish and comply with an operations and maintenance program with respect to such individual parcel of Real Estate, in form and substance reasonably acceptable to Agent, prepared by an environmental consultant reasonably acceptable to Agent. Without limiting the generality of the preceding sentence, Agent may require (a) periodic notices or reports regarding matters addressed by the operation and maintenance program to Agent in form, substance and at such intervals as Agent may reasonably require, (b) and amendment to such operations and maintenance program reasonably required to address changing circumstances or applicable laws, (c) access to such parcel of Real Estate, subject to Section 10.1.1, to review and assess the environmental condition of such parcel and Obligors’ compliance with such operations and maintenance program, and (d) variation of the operations and maintenance program reasonably required in response to the reports provided by any such consultants, as required by applicable Environmental Law.
     10.2. Negative Covenants. For so long as any Commitments or Obligations are outstanding, each Obligor shall not, and shall cause each Subsidiary not to:
          10.2.1. Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except:
          (a) the Obligations;
          (b) the Mortgage Loan Debt;
          (c) the Senior Note Debt;
          (d) Permitted Purchase Money Debt;
          (e) Borrowed Money (other than the Obligations, Mortgage Loan Debt, the Senior Note Debt and Permitted Purchase Money Debt), but only to the extent outstanding on the Closing Date, not satisfied with proceeds of the initial Loans and set forth on Schedule 10.2.1;
          (f) Bank Product Debt; provided that with respect to such Bank Product Debt in respect of Hedging Agreements, such Obligor is otherwise permitted to enter into such Hedging Agreement pursuant to Section 10.2.15;
          (g) Permitted Contingent Obligations;

          (h) Refinancing Debt as long as each Refinancing Condition is satisfied;
          (i) Debt that is not included in any of the preceding clauses of this Section 10.2.1, is not secured by a Lien and the principal amount thereof does not exceed, in the aggregate at any time (x) $5,000,000 minus (y) the then outstanding principal amount of Permitted Purchase Money Debt in excess of $20,000,000;
          (j) the guarantee by any Obligor of Debt of another Obligor so long as such Debt was otherwise permitted to be incurred under this Section 10.2.1;
          (k) Intentionally Omitted;
          (l) the incurrence by any Obligor of Debt arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or guarantees or letters of credit, surety bonds or performance bonds securing any obligations of any other Obligor pursuant to such agreements, in any case incurred in connection with the disposition of any business, assets or capital stock of any Obligor (other than guarantees of Debt incurred by any Person acquiring all or any portion of such business, assets or capital stock of such Obligor for the purpose of financing such acquisition), so long as the principal amount does not exceed the gross proceeds actually received by any Obligor in connection with such disposition;
          (m) the incurrence by any Obligor of Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;
          (n) Debt in respect of loans permitted to be made pursuant to Section 10.2.7;
          (o) an unsecured guarantee by any Obligor of the obligations of any other Obligor, as tenant, under any Master Lease; and
          (p) the incurrence by any Obligor and/or any Subsidiary of non-interest bearing Debt in an aggregate amount not to exceed $12,000,000, with the proceeds of such Debt to be used to construct and make leasehold improvements to a new store to be located at the Hawthorne Shopping Center in Vernon Hills, Illinois and leased by one of the Obligors, with the documents evidencing such Debt to be in form and substance satisfactory to the Agent in its reasonable discretion.
          10.2.2. Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):
          (a) Liens in favor of Agent;
          (b) Purchase Money Liens securing Permitted Purchase Money Debt;
          (c) Liens for Taxes not yet due or being Properly Contested;
          (d) statutory Liens (other than Liens for Taxes or imposed under ERISA) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Obligor or Subsidiary;
          (e) Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of tenders, bids, leases, contracts (except those relating to Borrowed Money), statutory obligations and other similar obligations, or arising as a result of progress payments under government contracts, as long as such Liens are at all times junior to Agent’s Liens;
          (f) Liens arising by virtue of a judgment or judicial order against any Obligor or Subsidiary, or any Property of an Obligor or Subsidiary, as long as such Liens are (i) in existence for less than 20 consecutive days or being Properly Contested, and (ii) at all times junior to Agent’s Liens;
          (g) easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere with the Ordinary Course of Business;
          (h) normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;
          (i) Liens on the assets of SPE securing the Mortgage Loan Debt;
          (j) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with any Obligor; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with such Obligor;
          (k) Liens on property existing at the time of acquisition thereof by any Obligor, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by such Obligor;
          (l) Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other social security obligations;
          (m) Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of Indebtedness), leases, or other similar obligations arising in the ordinary course of business;
          (n) survey exceptions, encumbrances, easements or reservations of, or rights of other for, rights of way, zoning or other restrictions as to the use of properties, and defects in title which, in the case of any of the foregoing, were not incurred or created to secure the payment of Debt, and which in the aggregate do no materially adversely affect the value of such properties or materially impair the use for the purposes of which such properties are held by any Obligor;
          (o) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;
          (p) Liens, deposits or pledges to secure public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds or obligations; and Liens, deposits or pledges in lieu of such bonds or obligations, or to secure such bonds or obligations, or to secure letters of credit in lieu of or supporting the payment of such bonds or obligations;
          (q) any interest or title of a lessor, licensor or sublicensor in the property subject to any lease, license or sublicense;
          (r) Liens arising from precautionary UCC financing statements regarding operating leases or consignments;

          (s) Liens on the leasehold improvements to the store located at the Hawthorne Shopping Center in Vernon Hills, Illinois, which Liens shall secure the Debt permitted pursuant to Section 10.2.1(p).
          (t) Liens for assessments and governmental charges not yet delinquent or being contested in good faith and for which adequate reserves have been established to the extent required by GAAP;
          (u) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being Properly Contested;
          (v) deposits in the ordinary course of business to secure liability to insurance carriers;
          (w) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
          (x) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage amounts incurred in the ordinary course of business and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry; and
          (y) existing Liens shown on Schedule 10.2.2 and Liens securing Refinancing Debt in respect thereof.
          10.2.3. Capital Expenditures. Make Capital Expenditures (other than Capital Expenditures made with insurance proceeds) in excess of (a) $125,000,000 plus (b) $125,000,000 minus the amount of Capital Expenditures (other than Capital Expenditures made with insurance proceeds) actually made in the Fiscal Year most recently then ended, in the aggregate during any Fiscal Year.
          10.2.4. Distributions; Upstream Payments. Declare or make any Distributions, except (i) Upstream Payments or (ii) Permitted Distributions; or create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for restrictions (a) under the Loan Documents, (b) under Applicable Law, (c) in effect on the Closing Date as shown on Schedule 9.1.16 and (d) as set forth in documents evidencing Refinancing Debt with respect to the documents described on Schedule 9.1.16.
          10.2.5. Restricted Investments. Make any Restricted Investment.
          10.2.6. Disposition of Assets. Make any Asset Disposition (other than any Asset Disposition by the SPE), except a Permitted Asset Disposition, a disposition of Equipment under Section 8.4.2, or a transfer of Property by any Obligor to another Obligor.
          10.2.7. Loans. Make any loans or other extensions of credit to any Person, except (a) advances to an officer or employee for salary, travel expenses, relocation expenses, commissions and similar items in the Ordinary Course of Business; (b) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business; (c) deposits with financial institutions permitted hereunder; and (d) as long as no Default or Event of Default exists, intercompany loans by an Obligor to another Obligor.
          10.2.8. Restrictions on Payment of Certain Debt. Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to the Senior Note Debt, the Mortgage Loan Debt and Refinancing Debt of the Senior Note Debt and the Mortgage Loan Debt other than (a) payments of interest, fees and expenses due in the ordinary course, (b) regularly scheduled principal payments with respect to the Mortgage Loan Debt and Refinancing Debt of the Mortgage Loan Debt, (c) payments of the Senior Note Debt and Mortgage Loan Debt derived solely from Refinancing Debt which meets the Refinancing Condition and (d) other payments of Senior Note Debt, Mortgage Loan Debt and Refinancing Debt of the Senior Note Debt and the Mortgage Loan Debt, so long as (i) where such payment is not made with proceeds of an offering of the equity securities of the Parent (A) no Default or Event of Default shall have occurred and be continuing or would result after giving effect to any such payment, (B) Excess Availability on the date of the making of such payment, and projected Excess Availability for the upcoming twelve month period is, in each case, greater than or equal to $200,000,000, (C) as of the monthly fiscal period most recently then ended, the Consolidated Fixed Charge Coverage Ratio (consolidated on a pro forma basis giving effect to the making of such payment) is not less than 1.5:1.0, and (D) the Borrowers shall have provided the Agent with a certificate not less than then (10) days prior to the making of such payment executed by a Senior Officer, evidencing compliance, on a pro forma basis, after giving effect to such payment, with the requirements set forth in clauses (d)(i)(A), (d)(i)(B) and (d)(i)(C) above) prior to its due date under the agreements evidencing such Debt as in effect on the Closing Date (or as amended thereafter with the consent of Agent) and (ii) where such payment is made with proceeds of an offering of the equity securities of the Parent, (A) no Default or Event of Default shall have occurred and be continuing or would result after giving effect to any such payment, (B) Excess Availability on the date of the making of such payment, and projected Excess Availability for the upcoming twelve month period is, in each case, greater than or equal to $150,000,000 and (C) the Borrowers shall have provided the Agent with a certificate not less than then (10) days prior to the making of such payment executed by a Senior Officer, evidencing compliance, on a pro forma basis, after giving effect to such payment, with the requirements set forth in clauses (d)(ii)(A) and (d)(ii)(B) above).
          10.2.9. Fundamental Changes. (a) Merge, combine or consolidate with any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions, except for (i) mergers or consolidations of an Obligor with another Obligor or (ii) dissolutions of The Bon-Ton Trade Corp., The Bon-Ton Corp. and/or Capital City Commons Realty, Inc., so as long as (x) the net assets of such Subsidiaries remaining after payments to creditors are distributed to an Obligor and (y) in any event, notwithstanding the preceding clause (x), 100% of the Capital Stock or other equity securities held by such dissolving Subsidiary are transferred to an Obligor; or (b) without fifteen (15) days prior written notice to the Agent, change its name or conduct business under any fictitious name; change its tax, charter or other organizational identification number; or change its form or state of organization.
          10.2.10. Subsidiaries. Form or acquire any Subsidiary after the Closing Date, except in accordance with Sections 10.1.9 and 10.2.5; or permit any existing Subsidiary to issue any additional Equity Interests except (a) director’s qualifying shares and (b) Equity Interests issued to an Obligor.
          10.2.11. Organic Documents. Amend, modify or otherwise change, in a manner which would be materially adverse to any Lender, any of its Organic Documents as in effect on the Closing Date.
          10.2.12. Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Obligors and Subsidiaries.
          10.2.13. Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2; or change its Fiscal Year.

          10.2.14. Restrictive Agreements. Become a party to any Restrictive Agreement, except (a) a Restrictive Agreement as in effect on the Closing Date and shown on Schedule 9.1.16; (b) a Restrictive Agreement relating to secured Debt permitted hereunder, if such restrictions apply only to the collateral for such Debt; (c) customary provisions in leases and other contracts restricting assignment thereof; and (d) Restrictive Agreements contained in documents evidencing Refinancing Debt of the Senior Note Debt.
          10.2.15. Hedging Agreements. Enter into any Hedging Agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.
          10.2.16. Conduct of Business. Engage in any business other than Permitted Businesses, except to such extent as would not be material to the Obligors taken as a whole.
          10.2.17. Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except (a) transactions contemplated by the Loan Documents; (b) payment of reasonable compensation to officers and employees for services actually rendered, and loans and advances permitted by Section 10.2.7; (c) payment of customary directors’ fees and indemnities; (d) transactions solely among Obligors; (e) transactions with Affiliates that were consummated prior to the Closing Date, as shown on Schedule 10.2.17; (f) transactions contemplated by the Mortgage Loan Debt Documents and (g) transactions with Affiliates in the Ordinary Course of Business, upon fair and reasonable terms fully disclosed to Agent and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate.
          10.2.18. Plans. Become party to any Multiemployer Plan or Foreign Plan.
          10.2.19. Amendments to Certain Material Contracts. Change, waive, refinance or amend any agreement or arrangement to which Parent or a Subsidiary is party that relates to any Mortgage Loan Debt Document or any Senior Note Debt Document if such change, waiver, refinancing or amendment (i) increases the principal balance of such Debt, or increases any required payment of principal or interest; (ii) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (iii) shortens the final maturity date or otherwise accelerates amortization; (iv) increases the interest rate; (v) increases or adds any fees or charges; (vi) modifies any covenant in a manner or adds any representation, covenant or default that is more onerous or restrictive in any material respect for any Obligor or Subsidiary, or that is otherwise materially adverse to any Obligor, any Subsidiary or Lenders; or (vii) could reasonably be considered to be materially adverse to the Lenders.
          10.2.20. No Speculative Transactions. Engage in any transaction involving commodity options, futures contracts or similar transactions, except solely to hedge against fluctuations in the prices of commodities owned or purchased by it and the values of foreign currencies receivable or payable by it and interest swaps, caps or collars.
          10.2.21. Passive Company Status. Where such Obligor or such Subsidiary is a Passive Company, engage in any trade or business or incur any Debt or guaranteed Debt except for the trade or business in which it is engaged on the Closing Date.
          10.2.22. General Partner. Be or become the general partner of any partnership other than (a) a Passive Company and (b) any Subsidiary with nominal assets; provided that notwithstanding anything to the contrary contained herein, at no time may any assets (other than assets with a fair market value of nominal amount) of any Obligor be transferred to any such Subsidiary described in this clause (b).
          10.2.23. Sale-Leaseback Transactions. Engage in any sale-leaseback, synthetic lease or similar transaction involving any of its assets other than (x) any such transaction entered into by an SPE where such transaction involves only the assets of such SPE and (y) such transactions involving assets of the Obligors with a fair market value of not more than $15,000,000 in the aggregate; provided that (a) the terms and conditions of any such transaction shall be reasonably acceptable to Agent; and (b) simultaneously with the consummation of any such transaction the Obligors shall (i) deliver to Agent a landlord consent in form and substance satisfactory to Agent (or Agent shall take an appropriate Rent and Charges Reserve), (ii) adjust the Tranche A Borrowing Base and the Tranche A-1 Borrowing Base to reflect the sale of a Eligible Real Estate included therein, if any, and (iii) apply proceeds from such transaction to the repayment of the Loans.
          10.2.24. Indebtedness under Senior Note Debt Documents. Incur any Indebtedness (as defined in the Senior Note Indenture), other than (i) the Obligations and (ii) the Mortgage Loan Debt, that at the time of the incurrence thereof, or at any time thereafter, is Indebtedness (as defined in the Senior Note Indenture) permitted to be incurred under the Senior Note Indenture as a result of such Indebtedness (as defined in the Senior Note Indenture) being permitted under Section 4.09(b)(1) of the Senior Note Indenture.
     10.3. Financial Covenants. For so long as any Commitments or Obligations are outstanding, Borrowers shall:
          10.3.1. Excess Availability. Maintain Excess Availability, at all times, of at least $75,000,000.
SECTION 11. EVENTS OF DEFAULT; REMEDIES ON DEFAULT
     11.1. Events of Default. Each of the following shall be an “Event of Default” hereunder, if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:
          (a) Any Borrower fails to pay (i) any principal of the Loans when due (whether at stated maturity, on demand, upon acceleration or otherwise) or (ii) any interest on the Loans or any fee or any other amount (other than an amount payable under clause (i) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of one (1) Business Day;
          (b) (i) Any information contained in any Compliance Certificate or Borrowing Base Certificate was untrue or incorrect in any material respect when made or (ii) any representation or warranty made or delivered to Agent or any Lender by any Obligor herein, in connection with any Loan Document or transaction contemplated thereby, or in any written statement, report, financial statement or certificate (other than a Borrowing Base Certificate or Compliance Certificate) is untrue, incorrect or misleading in any material respect when given or confirmed;
          (c) Any Obligor breaches or fails to perform any covenant contained in Section 7.2 (other than inadvertent breaches of such covenant) or in Sections 8.1, 8.2.3, 10.1.1, 10.1.2(a), 10.1.2(b), 10.1.2(c), 10.1.2(d), 10.1.2(e), 10.1.2(f), 10.2 or 10.3;
          (d) Any Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 30 days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Agent, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period;
          (e) Any Guarantor repudiates, revokes or attempts to revoke its Guaranty; any Obligor denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Agent; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders);
          (f) Any (x) breach or default of an Obligor or any Subsidiary of an Obligor occurs under any document, instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Debt (other than the Obligations) in excess of $5,000,000, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach or (y) Debt (other than the Obligations) in excess of $5,000,000 of any Obligor or any Subsidiary of any Obligor is required to be repaid, repurchased, redeemed or defeased;
          (g) Any judgment or order for the payment of money is entered against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, $5,000,000 (net of any insurance coverage therefor acknowledged in writing by the insurer), unless a stay of enforcement of such judgment or order is in effect, by reason of a pending appeal or otherwise;
          (h) (i) Any Obligor becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any Obligor and is not released, vacated or fully bonded within 45 days after its issue or levy;
          (i) Any loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds $5,000,000;
          (j) Any Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business; any Obligor suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business; there is a cessation of any material part of an Obligor’s business for a material period of time; any material Collateral or Property of an Obligor is taken or impaired through condemnation and such loss, revocation or termination is reasonably likely to result in a Material Adverse Effect; any Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs; or any Obligor ceases to be Solvent;
          (k) Any Insolvency Proceeding is commenced by any Obligor; an Insolvency Proceeding is commenced against any Obligor and: such Obligor consents to the institution of the proceeding against it, the petition commencing the proceeding is not timely controverted by such Obligor, such petition is not dismissed or stayed within 45 days after its filing, or an order for relief is entered in the proceeding; a trustee (including an interim trustee) is appointed to take possession of any substantial Property of or to operate any of the business of any Obligor; or any Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally;
          (l) A Reportable Event occurs that constitutes grounds for termination by the Pension Benefit Guaranty Corporation of any Multiemployer Plan or appointment of a trustee for any Multiemployer Plan; any Multiemployer Plan is terminated or any such trustee is requested or appointed; any Obligor is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from any withdrawal therefrom; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan, in each case, where the liability associated with the foregoing is reasonably expected to be in excess of $5,000,000;
          (m) Any Obligor is criminally indicted or convicted for (i) a felony committed in the conduct of such Obligor’s business, or (ii) any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material Property or any Collateral; or

          (n) A Change of Control occurs.
     11.2. Remedies upon Default. If an Event of Default described in Section 11.1(k) occurs with respect to any Obligor, then to the extent permitted by Applicable Law, all Obligations shall become automatically due and payable and all Commitments shall terminate, without any action by Agent or notice of any kind. In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:
          (a) declare any Obligations immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Obligors to the fullest extent permitted by law;
          (b) terminate, reduce or condition any of the Commitments, or make any adjustment to the Tranche A Borrowing Base or to the Tranche A-1 Borrowing Base;
          (c) require Obligors to Cash Collateralize LC Obligations, Bank Product Debt and other Obligations that are contingent or not yet due and payable, and, if Obligors fail promptly to deposit such Cash Collateral, Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Tranche A Revolver Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and
          (d) exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Obligors to assemble Collateral, at Borrowers’ expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by an Obligor, Obligors agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable. Each Obligor agrees that 10 days notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable. Agent shall have the right to conduct such sales on any Obligor’s premises, without charge, and such sales may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may set off the amount of such price against the Obligations.
     11.3. License. Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Obligors, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral in each case after the occurrence, and during the continuance, of an Event of Default.
     11.4. Setoff. Agent, Lenders and their Affiliates are each authorized by Obligors at any time during an Event of Default, without notice to Obligors or any other Person, to set off and to appropriate and apply any deposits (general or special), funds, claims, obligations, liabilities or other Debt at any time held or owing by Agent, any Lender or any such Affiliate to or for the account of any Obligor against any Obligations, whether or not demand for payment of such Obligation has been made, any Obligations have been declared due and payable, are then due, or are contingent or unmatured, or the Collateral or any guaranty or other security for the Obligations is adequate.

     11.5. Remedies Cumulative; No Waiver.
          11.5.1. Cumulative Rights. All covenants, conditions, provisions, warranties, guaranties, indemnities and other undertakings of Borrowers contained in the Loan Documents are cumulative and not in derogation or substitution of each other. In particular, the rights and remedies of Agent and Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and shall not be exclusive of any other rights or remedies that Agent and Lenders may have, whether under any agreement, by law, at equity or otherwise.
          11.5.2. Waivers. The failure or delay of any party hereto to require strict performance by any other party thereto with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise, shall not operate as a waiver thereof nor as establishment of a course of dealing. All rights and remedies shall continue in full force and effect until the payment in full, in cash of all Obligations and the occurrence of the Commitment Termination Date. No modification of any terms of any Loan Documents (including any waiver thereof) shall be effective, unless such modification is specifically provided in a writing directed to Borrowers and executed by Borrowers and Agent or the requisite Lenders, and such modification shall be applicable only to the matter specified. No waiver of any Default or Event of Default shall constitute a waiver of any other Default or Event of Default that may exist at such time, unless expressly stated. If Agent or any Lender accepts performance by any Obligor under any Loan Documents in a manner other than that specified therein, or during any Default or Event of Default, or if Agent or any Lender shall delay or exercise any right or remedy under any Loan Documents, such acceptance, delay or exercise shall not operate to waive any Default or Event of Default nor to preclude exercise of any other right or remedy. It is expressly acknowledged by Obligors that any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.
SECTION 12. AGENT
     12.1. Appointment, Authority and Duties of Agent
          12.1.1. Appointment and Authority. Each Lender appoints and designates Bank of America as Agent hereunder. Agent may, and each Lender authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents, for Agent’s benefit and the Pro Rata benefit of Lenders. Each Lender agrees that any action taken by Agent or Required Lenders, in accordance with the provisions of the Loan Documents, and the exercise by Agent or Required Lenders of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized and binding upon all Lenders. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document from any Obligor or other Person; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) exercise all rights and remedies given to Agent with respect to any Collateral under the Loan Documents, Applicable Law or otherwise. The duties of Agent shall be ministerial and administrative in nature, and Agent shall not have a fiduciary relationship with any Lender, Secured Party, Participant or other Person, by reason of any Loan Document or any transaction relating thereto. Agent alone shall be authorized to determine whether any Equipment, Machinery, fixtures, Real Estate or Inventory constitute Eligible Machinery and Equipment, Eligible Real Estate or Eligible Inventory, as the case may be, or whether to impose or release any reserve, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Lender or other Person for any error in judgment.

          12.1.2. Duties. Agent shall not have any duties except those expressly set forth in the Loan Documents, nor be required to initiate or conduct any Enforcement Action except to the extent directed to do so by Required Lenders while an Event of Default exists. The conferral upon Agent of any right shall not imply a duty on Agent’s part to exercise such right, unless instructed to do so by Required Lenders in accordance with this Agreement.
          12.1.3. Agent Professionals. Agent may perform its duties through agents and employees. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.
          12.1.4. Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law. Agent may request instructions from Required Lenders with respect to any act (including the failure to act) in connection with any Loan Documents, and may seek assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.6 against all Claims that could be incurred by Agent in connection with any act. Agent shall be entitled to refrain from any act until it has received such instructions or assurances, and Agent shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Lenders, and no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting in accordance with the instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of all Lenders shall be required in the circumstances described in Section 14.1.1, and in no event shall, and in no event shall Required Lenders, without the prior written consent of each Lender, direct Agent to accelerate and demand payment of Loans held by one Lender without accelerating and demanding payment of all other Loans, nor to terminate the Commitments of one Lender without terminating the Commitments of all Lenders. In no event shall Agent be required to take any action that, in its opinion, is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to personal liability.
     12.2. Agreements Regarding Collateral and Field Examination Reports.
          12.2.1. Lien Releases; Care of Collateral. Lenders authorize Agent to release any Lien with respect to any Collateral (a) the occurrence of both payment, in full, in cash of the Obligations and the occurrence of the Commitment Termination Date, (b) that is the subject of an Asset Disposition which Borrowers certify in writing to Agent is a Permitted Asset Disposition or a Lien which Borrowers certify is a Permitted Lien entitled to priority over Agent’s Liens (and Agent may rely conclusively on any such certificate without further inquiry), (c) that does not constitute a material part of the Collateral, or (d) with the written consent of all Lenders. Agent shall have no obligation whatsoever to any Lenders to assure that any Collateral exists or is owned by an Obligor, or is cared for, protected, insured or encumbered, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.
          12.2.2. Possession of Collateral. Agent and Lenders appoint each other Lender as agent for the purpose of perfecting Liens (for the benefit of Secured Parties) in any Collateral that, under the UCC or other Applicable Law, can be perfected by possession. If any Lender obtains possession of any such Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with such Collateral in accordance with Agent’s instructions.
          12.2.3. Reports. Agent shall promptly, upon receipt thereof, forward to each Lender copies of the results of any field audit or other examination or any appraisal prepared by or on behalf of Agent with respect to any Obligor or Collateral (“Report”). Each Lender agrees (a) that neither Bank of America nor Agent makes any representation or warranty as to the accuracy or completeness of any

Report, and shall not be liable for any information contained in or omitted from any Report; (b) that the Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing any audit or examination will inspect only specific information regarding Obligations or the Collateral and will rely significantly upon Obligors’ books and records as well as upon representations of Obligors’ officers and employees; and (c) to keep all Reports confidential and strictly for such Lender’s internal use, and not to distribute any Report (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants) or use any Report in any manner other than administration of the Loans and other Obligations. Each Lender agrees to indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Report, as well as any Claims arising in connection with any third parties that obtain all or any part of a Report through such Lender.
     12.3. Reliance By Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and upon the advice and statements of Agent Professionals.
     12.4. Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default unless it has received written notice from a Lender or Borrower specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default or Event of Default, it shall promptly notify Agent and the other Lenders thereof in writing. Each Lender agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate its Obligations, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral. Notwithstanding the foregoing, however, a Lender may take action to preserve or enforce its rights against an Obligor where a deadline or limitation period is applicable that would, absent such action, bar enforcement of Obligations held by such Lender, including the filing of proofs of claim in an Insolvency Proceeding.
     12.5. Ratable Sharing. If any Lender shall obtain any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its share of such Obligation, determined on a Pro Rata basis or in accordance with Section 5.5, as applicable, such Lender shall forthwith purchase from Agent, Issuing Bank and the other Lenders such participations in the affected Obligation as are necessary to cause the purchasing Lender to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.5, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
12.6. Indemnification of Agent Indemnitees.
          12.6.1. INDEMNIFICATION. EACH LENDER SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS (BUT WITHOUT LIMITING THE INDEMNIFICATION OBLIGATIONS OF OBLIGORS UNDER ANY LOAN DOCUMENTS), ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY AGENT INDEMNITEE; PROVIDED THAT NO LENDER SHALL HAVE ANY OBLIGATION TO INDEMNIFY OR HOLD HARMLESS THE AGENT INDEMNITEES FOR ANY CLAIM THAT IS DETERMINED IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO RESULT FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY AGENT INDEMNITEE. If Agent is sued by any receiver, trustee in bankruptcy, debtor-in-possession or other Person for any alleged preference from an Obligor or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees)

incurred in the defense of same, shall be promptly reimbursed to Agent by Lenders to the extent of each Lender’s Pro Rata share.
          12.6.2. Proceedings. Without limiting the generality of the foregoing, if at any time (whether prior to or after the Commitment Termination Date) any proceeding is brought against any Agent Indemnitees by an Obligor, or any Person claiming through an Obligor, to recover damages for any act taken or omitted by Agent in connection with any Obligations, Collateral, Loan Documents or matters relating thereto, or otherwise to obtain any other relief of any kind on account of any transaction relating to any Loan Documents, each Lender agrees to indemnify and hold harmless Agent Indemnitees with respect thereto and to pay to Agent Indemnitees such Lender’s Pro Rata share of any amount that any Agent Indemnitee is required to pay under any judgment or other order entered in such proceeding or by reason of any settlement, including all interest, costs and expenses (including attorneys’ fees) incurred in defending same; provided that no Lender shall be liable for payment of any such amount to the extent that is determined in a final, non-appealable judgment by a court of competent jurisdiction that such judgment, order or settlement resulted from any Agent Indemnitees’ gross negligence or willful misconduct. In Agent’s discretion, Agent may reserve for any such proceeding, and may satisfy any judgment, order or settlement, from proceeds of Collateral prior to making any distributions of Collateral proceeds to Lenders provided that it has not been determined in a final, non-appealable judgment by a court of competent jurisdiction that such judgment, order or settlement resulted from any Agent Indemnitees’ gross negligence or willful misconduct.
     12.7. Limitation on Responsibilities of Agent. Agent shall not be liable to Lenders for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor or Lender of any obligations under the Loan Documents. Agent does not make to Lenders any express or implied warranty, representation or guarantee with respect to any Obligations, Collateral, Loan Documents or Obligor. No Agent Indemnitee shall be responsible to Lenders for any recitals, statements, information, representations or warranties contained in any Loan Documents; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectibility, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectibility of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Lender to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.
     12.8. Successor Agent and Co-Agents.
          12.8.1. Resignation; Successor Agent. Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrowers. Upon receipt of such notice, Required Lenders shall have the right to appoint a successor Agent which shall be (a) a Lender or an Affiliate of a Lender; or (b) a commercial bank that is organized under the laws of the United States or any state or district thereof, has a combined capital surplus of at least $200,000,000 and (provided no Default or Event of Default exists) is reasonably acceptable to Borrowers. If no successor agent is appointed prior to the effective date of the resignation of Agent, then Agent may appoint a successor agent from among Lenders. Upon acceptance by a successor Agent of an appointment to serve as Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act, and the retiring Agent shall be discharged from its duties and obligations hereunder but shall continue to have the benefits of the indemnification set forth in Sections 12.6 and 14.2. Notwithstanding any Agent’s resignation, the provisions of this Section 12 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while Agent. Any successor by merger or acquisition of the stock or assets of Bank of America shall continue to be Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.
          12.8.2. Separate Collateral Agent. It is the intent of the parties that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business in any jurisdiction. If Agent believes that it may be limited in the exercise of any rights or remedies under the Loan Documents due to any Applicable Law, Agent may appoint an additional Person who is not so limited, as a separate collateral agent or co-collateral agent. If Agent so appoints a collateral agent or co-collateral agent, each right and remedy intended to be available to Agent under the Loan Documents shall also be vested in such separate agent. Every covenant and obligation necessary to the exercise thereof by such agent shall run to and be enforceable by it as well as Agent. Lenders shall execute and deliver such documents as Agent deems appropriate to vest any rights or remedies in such agent. If any collateral agent or co-collateral agent shall die or dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.
     12.9. Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder. Each Lender has made such inquiries concerning the Loan Documents, the Collateral and each Obligor as such Lender feels necessary. Each Lender further acknowledges and agrees that the other Lenders and Agent have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Lender will, independently and without reliance upon the other Lenders or Agent, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Lender with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or any of Agent’s Affiliates.
     12.10. Replacement of Certain Lenders. In the event that any Lender (a) fails to fund its Pro Rata share of any Loan or LC Obligation hereunder, and such failure is not cured within two Business Days, (b) defaults in performing any of its obligations under the Loan Documents, or (c) fails to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, then, in addition to any other rights and remedies that any Person may have, Agent may, by notice to such Lender within 120 days after such event, require such Lender to assign all of its rights and obligations under the Loan Documents to Eligible Assignee(s) specified by Agent, pursuant to appropriate Assignment and Assumption Agreement(s) and within 20 days after Agent’s notice. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Assumption Agreement if the Lender fails to execute same. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents, including all principal, interest and fees through the date of assignment (but excluding any prepayment charge).
     12.11. Remittance of Payments and Collections.
          12.11.1. Remittances Generally. All payments by any Lender to Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by Agent and request for payment is made by Agent by 11:00 a.m. on a Business Day, payment shall be made by Lender not later than 2:00 p.m. on such day, and if request is made after 11:00 a.m., then payment shall be made by 11:00 a.m. on the next Business

Day. Payment by Agent to any Lender shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent’s right of offset for any amounts due from such Lender under the Loan Documents.
          12.11.2. Failure to Pay. If any Lender fails to pay any amount when due by it to Agent pursuant to the terms hereof, such amount shall bear interest from the due date until paid at the rate determined by Agent as customary in the banking industry for interbank compensation. In no event shall Borrowers be entitled to receive credit for any interest paid by a Lender to Agent.
          12.11.3. Recovery of Payments. If Agent pays any amount to a Lender in the expectation that a related payment will be received by Agent from an Obligor and such related payment is not received, then Agent may recover such amount from each Lender that received it. If Agent determines at any time that an amount received under any Loan Document must be returned to an Obligor or paid to any other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, Agent shall not be required to distribute such amount to any Lender. If any amounts received and applied by Agent to any Obligations are later required to be returned by Agent pursuant to Applicable Law, Lenders shall pay to Agent, on demand, such Lender’s Pro Rata share of the amounts required to be returned.
     12.12. Agent in its Individual Capacity. As a Lender, Bank of America shall have the same rights and remedies under the other Loan Documents as any other Lender, and the terms “Lenders,” and “Required Lenders” or any similar term shall include Bank of America in its capacity as a Lender. Each of Bank of America and its Affiliates may accept deposits from, maintain deposits or credit balances for, invest in, lend money to, provide Bank Products to, act as trustee under indentures of, serve as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if Bank of America were any other bank, without any duty to account therefor (including any fees or other consideration received in connection therewith) to the other Lenders. In their individual capacity, Bank of America and its Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and each Lender agrees that Bank of America and its Affiliates shall be under no obligation to provide such information to Lenders, if acquired in such individual capacity and not as Agent hereunder.
     12.13. Agent Titles. Each Lender, other than Bank of America, that is designated (on the cover page of this Agreement or otherwise) by Bank of America as an “Agent” or “ Arranger” of any type shall not have any right, power, responsibility or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event be deemed to have any fiduciary relationship with any other Lender.
     12.14. No Third Party Beneficiaries. This Section 12 is an agreement solely among Lenders and Agent, and does not confer any rights or benefits upon Obligors or any other Person. As between Obligors and Agent, any action that Agent may take under any Loan Documents shall be conclusively presumed to have been authorized and directed by Lenders as herein provided.
     12.15. Mortgage Intercreditor Agreement. The Lenders hereby irrevocably authorize the Agent to enter into the Mortgage Intercreditor Agreement and agree to be bound by the provisions thereof.
SECTION 13. BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS
     13.1. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Obligor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of

Section 13.2, (ii) by way of participation in accordance with the provisions of Section 13.3 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Sections 13.2.3 and 13.2.4 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     13.2. Assignments.
          13.2.1. Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 13.2.1, participations in LC Obligations and in Swingline Loans) at the time owing to it); provided that:
          (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s (a) Tranche A Revolver Commitment and Tranche A Revolver Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Tranche A Revolver Commitment (which for this purpose includes Tranche A Revolver Loans outstanding thereunder) or, if the Tranche A Revolver Commitment is not then in effect, the principal outstanding balance of the Tranche A Revolver Loans of the assigning Tranche A Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $10,000,000 unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed) and (b) Tranche A-1 Revolver Commitment and Tranche A-1 Revolver Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Tranche A-1 Revolver Commitment (which for this purpose includes Tranche A-1 Revolver Loans outstanding thereunder) or, if the Tranche A-1 Revolver Commitment is not then in effect, the principal outstanding balance of the Tranche A-1 Revolver Loans of the assigning Tranche A-1 Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than (x) with respect to each Tranche A-1 Lender party to this Agreement as of the Closing Date, $1,000,000 and (y) with respect to all other Tranche A-1 Lenders, $5,000,000, unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed); provided, however that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such applicable minimum amount has been met under this Section 13.2.1(i);
          (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swingline Loans;
          (iii) any assignment of a Commitment must be approved by Agent, the Issuing Bank and the provider of Swingline Loans (with each such approval not to be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and
          (iv) the parties to each assignment shall execute and deliver to Agent an Assignment and Assumption and a processing and recordation fee of $5,000.
     Subject to acceptance and recording thereof by Agent pursuant to Section 13.2, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.4, 3.6, 3.7, 3.9, 5.8, 5.9 and 14.2 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrowers (at the Borrowers’ expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.3.
          13.2.2. Register. Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at Agent’s office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and LC Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of the Borrowers and the Issuing Bank at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from Agent a copy of the Register.
          13.2.3. Certain Pledges. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to (i) any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors and any Operating Circular issued by such Federal Reserve Bank, or (ii) counterparties to swap agreements relating to any Loans; provided that any payment by Borrowers to the assigning Lender in respect of any Obligations assigned as described in this sentence shall satisfy Borrowers’ obligations hereunder to the extent of such payment, and no such assignment shall release the assigning Lender from its obligations hereunder.
          13.2.4. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     13.3. Participations.
          13.3.1. Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or Agent, sell participations to any Person (other than a natural person or any Obligor or any Affiliate or Subsidiary of any Obligor) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in LC Obligations and/or Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, Agent, the Lenders and the Issuing Bank shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described Section 14.1.1 that affects such Participant. Subject to Section 13.3.2, the Obligors agree that each Participant shall be entitled to the benefits of Sections 3.6, 3.9, 5.8 and 5.9 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.2. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.4 as though it were a Lender, provided such Participant agrees to be subject to Section 5.5 as though it were a Lender.
          13.3.2. Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.6, 5.8 or 5.9 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.9 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.9 as though it were a Lender.
     13.4. Tax Treatment. If any interest in a Loan Document is transferred to a Transferee that is organized under the laws of any jurisdiction other than the United States or any state or district thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 5.9.
     13.5. Representation of Lenders. Each Lender represents and warrants to each Borrower, Agent and other Lenders that none of the consideration used by it to fund its Loans or to participate in any other transactions under this Agreement constitutes for any purpose of ERISA or Section 4975 of the Internal Revenue Code assets of any “plan” as defined in Section 3(3) of ERISA or Section 4975 of the Internal Revenue Code and the interests of such Lender in and under the Loan Documents shall not constitute plan assets under ERISA.
SECTION 14. MISCELLANEOUS
     14.1. Consents, Amendments and Waivers.
          14.1.1. Amendment. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Agent, with the consent of Required Lenders, and each Obligor party to such Loan Document; provided, however, that
          (a) without the prior written consent of Agent, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties or discretion of Agent;
          (b) without the prior written consent of Issuing Bank, no modification shall be effective with respect to any LC Obligations or Section 2.3;

          (c) without the prior written consent of each affected Lender, no modification shall be effective that would (i) increase the Commitment of such Lender; or (ii) reduce the amount of, or waive or delay payment of, any principal, interest, fees or other amounts payable to such Lender; and
          (d) without the prior written consent of all Lenders (except a defaulting Lender as provided in Section 4.2), no modification shall be effective that would (i) extend the Termination Date; (ii) alter Section 2.1.5, Section 5.5, Section 7.1 (except to add Collateral), or Section 14.1.1; (iii) amend the definitions of Tranche A Borrowing Base, Tranche A-1 Borrowing Base (and the defined terms used, directly or indirectly, in such definitions), Pro Rata or Required Lenders; (iv) increase any advance rate; (v) release all or substantially all of the Collateral (excluding, if any Obligor or any Subsidiary of any Obligor becomes a debtor under the federal Bankruptcy code, the release of “cash collateral”, as defined in Section 363(a) of the federal Bankruptcy Code pursuant to a cash collateral stipulation with the debtor approved by Required Lenders); or (vi) release any Obligor from liability for any Obligations, if such Obligor is Solvent at the time of the release.
          14.1.2. Limitations. The agreement of Borrowers shall not be necessary to the effectiveness of any modification of a Loan Document that deals solely with the rights and duties of Lenders, Agent and/or Issuing Bank as among themselves. Only the consent of the parties to the Fee Letter or any agreement relating to a Bank Product shall be required for any modification of such agreement, and no Affiliate of a Lender that is party to a Bank Product agreement shall have any other right to consent to or participate in any manner in modification of any other Loan Document. The making of any Loans during the existence of a Default or Event of Default shall not be deemed to constitute a waiver of such Default or Event of Default, nor to establish a course of dealing. Any waiver or consent granted by Lenders hereunder shall be effective only if in writing, and then only in the specific instance and for the specific purpose for which it is given.
          14.1.3. Payment for Consents. No Borrower will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.
     14.2. Indemnity. EACH BORROWER SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, PROCEEDINGS, COSTS AND EXPENSES OF ANY KIND (INCLUDING REMEDIAL RESPONSE COSTS, REASONABLE ATTORNEYS’ FEES AND EXTRAORDINARY EXPENSES) AT ANY TIME (INCLUDING AFTER FULL PAYMENT OF THE OBLIGATIONS, RESIGNATION OR REPLACEMENT OF AGENT, OR REPLACEMENT OF ANY LENDER) INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE IN ANY WAY RELATING TO (A) ANY LOAN DOCUMENTS OR TRANSACTIONS RELATING THERETO, INCLUDING, WITHOUT LIMITATION, THE ACQUISITION, (B) ANY ACTION TAKEN OR OMITTED TO BE TAKEN BY ANY INDEMNITEE IN CONNECTION WITH ANY LOAN DOCUMENTS, (C) THE EXISTENCE OR PERFECTION OF ANY LIENS, OR REALIZATION UPON ANY COLLATERAL, (D) EXERCISE OF ANY RIGHTS OR REMEDIES UNDER ANY LOAN DOCUMENTS OR APPLICABLE LAW, (E) FAILURE BY ANY OBLIGOR TO PERFORM OR OBSERVE ANY TERMS OF ANY LOAN DOCUMENT, IN EACH CASE INCLUDING ALL COSTS AND EXPENSES RELATING TO ANY INVESTIGATION, LITIGATION, ARBITRATION OR OTHER PROCEEDING (INCLUDING AN INSOLVENCY PROCEEDING OR APPELLATE PROCEEDINGS), WHETHER OR NOT THE APPLICABLE INDEMNITEE IS A PARTY THERETO, (F) ANY LOAN OR LETTER OF CREDIT OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS

PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), (G) ANY ACTUAL OR ALLEGED ENVIRONMENTAL RELEASE ON OR FROM ANY PROPERTY OWNED OR OPERATED BY ANY BORROWER OR ANY OF ITS SUBSIDIARIES, OR ANY LIABILITY IN CONNECTION WITH ANY ACTUAL OR ALLEGED VIOLATION OF ANY ENVIRONMENTAL LAW RELATED IN ANY WAY TO ANY BORROWER OR ANY OF ITS SUBSIDIARIES, OR (H) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY A THIRD PARTY OR BY A BORROWER OR ANY OTHER OBLIGOR (HEREINAFTER, “CLAIMS”) THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee. If any claim is made against any Indemnitee which may result in a claim under this Section 14.2 against Borrowers, such Indemnitee or Agent shall promptly send to Borrower Agent written notice thereof, and Borrower Agent shall have the right, at its expense and with counsel reasonably satisfactory to Agent, to defend such claim. Neither any Indemnitee nor any Borrower shall settle any such claim without the consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, the failure of such prompt notice shall not negate or impair the obligation of the Borrowers under this Section 14.2, but shall give Borrowers the right to withhold against any indemnity payment the amount of any actual damages incurred by Borrowers as a result of the failure to give such prompt notice.
14.3. Notices and Communications.
          14.3.1. Notice Address. Subject to Section 4.1.4, all notices, requests and other communications by or to a party hereto shall be in writing and shall be given to any Borrower, at Borrower Agent’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment and Assumption Agreement), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3. Each such notice, request or other communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.2, 2.3, 3.1.2 or 4.1.1 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written notice, request or other communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Borrowers.
          14.3.2. Electronic Communications; Voice Mail. Electronic mail and internet websites may be used only for routine communications, such as financial statements, Borrowing Base Certificates and other information required by Section 10.1.2, administrative matters, distribution of Loan Documents for execution, and matters permitted under Section 4.1.4. Agent and Lenders make no assurances as to the privacy and security of electronic communications. Electronic and voice mail may not be used as effective notice under the Loan Documents.
          14.3.3. Non-Conforming Communications. Agent and Lenders may rely upon any notices purportedly given by or on behalf of any Borrower even if such notices were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Borrower shall indemnify and hold harmless each

Indemnitee from any liabilities, losses, costs and expenses arising from any telephonic communication purportedly given by or on behalf of a Borrower.
     14.4. Performance of Borrowers’ Obligations. Agent may, in its discretion at any time and from time to time after the occurrence, and during the continuance, of an Event of Default, at Borrowers’ expense, pay any amount or do any act required of a Borrower under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section 14.4 shall be reimbursed to Agent by Borrowers, on demand, with interest from the date incurred to the date of payment thereof at the Default Rate applicable to Base Rate Tranche A-1 Revolver Loans. Any payment made or action taken by Agent under this Section 14.4 shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.
     14.5. Credit Inquiries. Each Obligor hereby authorizes Agent and Lenders (but they shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.
     14.6. Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.
     14.7. Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise specifically provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.
     14.8. Counterparts; Facsimile Signatures. Any Loan Document may be executed in counterparts, each of which taken together shall constitute one instrument. Loan Documents may be executed and delivered by facsimile, and they shall have the same force and effect as manually signed originals. Agent may require confirmation by a manually-signed original, but failure to request or deliver same shall not limit the effectiveness of any facsimile signature.
     14.9. Entire Agreement. Time is of the essence of the Loan Documents. The Loan Documents embody the entire understanding of the parties with respect to the subject matter thereof and supersede all prior understandings regarding the same subject matter.
     14.10. Obligations of Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled, to the extent not otherwise restricted hereunder, to protect and enforce its rights arising out of the Loan Documents. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent or Lenders pursuant to the Loan Documents shall be deemed to constitute Agent and Lenders to be a partnership, association, joint venture or any other kind of entity, nor to constitute control of any Obligor. Each Obligor acknowledges and agrees that in connection with all aspects of any transaction contemplated by the Loan Documents, Obligors, Agent, Issuing Bank and Lenders have an arms-length business relationship that creates no fiduciary duty on the part of Agent, Issuing Bank or any Lender, and each Obligor, Agent, Issuing Bank and Lender expressly disclaims any fiduciary relationship.
     14.11. Confidentiality. During the term of this Agreement and for 12 months thereafter, Agent and Lenders agree to take reasonable precautions to maintain the confidentiality of any information that Obligors deliver to Agent and Lenders and identify as confidential at the time of delivery, except that Agent and any Lender may disclose such information (a) to their respective officers, directors, employees, Affiliates and agents, including legal counsel, auditors and other professional advisors; (b) to any party to the Loan Documents from time to time; (c) pursuant to the order of any court or administrative agency; (d) upon the request of any Governmental Authority exercising regulatory authority over Agent or such Lender; (e) which ceases to be confidential, other than by an act or omission of Agent or any Lender, or which becomes available to Agent or any Lender on a nonconfidential basis; (f) to the extent reasonably required in connection with any litigation relating to any Loan Documents or transactions contemplated thereby, or otherwise as required by Applicable Law; (g) to the extent reasonably required for the exercise of any rights or remedies under the Loan Documents; (h) to any actual or proposed party to a Bank Product or to any Transferee, as long as such Person agrees to be bound by the provisions of this Section 14.11; (i) to the National Association of Insurance Commissioners or any similar organization, or to any nationally recognized rating agency that requires access to information about a Lender’s portfolio in connection with ratings issued with respect to such Lender; (j) to any investor or potential investor in an Approved Fund that is a Lender or Transferee, but solely for use by such investor to evaluate an investment in such Approved Fund, or to any manager, servicer or other Person in connection with its administration of any such Approved Fund; or (k) with the consent of Borrowers. Notwithstanding the foregoing, Agent and Lenders may issue and disseminate to the public general information describing this credit facility, including the names and addresses of Obligors and a general description of Obligors’ businesses, and may (so long as the Borrower Agent has previously reviewed and approved the form of such advertisement or promotional materials) use Obligors’ names in advertising and other promotional materials.
     14.12. GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, NEW YORK GENERAL OBLIGATIONS LAW SECTIONS 5-1401 AND 5-1402 (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).
     14.13. Consent to Forum.
          14.13.1. Forum. EACH BORROWER HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL COURT SITTING IN OR WITH JURISDICTION OVER THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY STATE COURT OF THE STATE OF NEW YORK SITTING IN THE COUNTY OF MANHATTAN, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH BORROWER IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.
     14.14. Waivers by Borrowers. To the fullest extent permitted by Applicable Law, each Borrower waives (a) the right to trial by jury (which Agent and each Lender hereby also waives) in any proceeding, claim or counterclaim of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-

payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent on which a Borrower may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Agent or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Borrower acknowledges that the foregoing waivers are a material inducement to Agent and Lenders entering into this Agreement and that Agent and Lenders are relying upon the foregoing in their dealings with Borrowers. Each Borrower has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.
     14.15. Patriot Act Notice. Agent and Lenders hereby notify Borrowers that pursuant to the requirements of the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Borrower, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act. Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Borrowers’ management and owners, such as legal name, address, social security number and date of birth.
     14.16. Resignation as Issuing Bank or Provider of Swingline Loans after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Tranche A Revolver Commitment and Tranche A Loans, Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as Issuing Bank and/or (ii) upon 30 days’ notice to the Borrower, resign as provider of Swingline Loans. In the event of any such resignation as Issuing Bank or provider of Swingline Loans, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Bank or provider of Swingline Loans; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America Issuing Bank or provider of Swingline Loans, as the case may be. If Bank of America resigns as Issuing Bank, it shall retain all the rights, powers, privileges and duties of Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all LC Obligations with respect thereto (including the right to require the Lenders to make Base Rate Tranche A Revolver Loans or fund risk participations in unreimbursed drawings of Letters of Credit. If Bank of America resigns as provider of Swingline Loans, it shall retain all the rights of provider of Swingline Loans provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Tranche A Revolver Loans or fund risk participations in outstanding Swingline Loans. Upon the appointment of a successor Issuing Bank and/or provider of Swingline Loans, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank or provider of Swingline Loans, as the case may be, and (b) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
[Remainder of page intentionally left blank; signatures begin on following page]

     IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

BORROWERS:

THE BON-TON DEPARTMENT STORES, INC.

/S/ JAMES H. BAIREUTHER

By: James H. Baireuther
Title: Vice Chairman and Chief Administrative Officer
Address: 2801 East Market Street, York, PA 17402

Attn: Treasurer
Telecopy: (717) 751-3240

HERBERGER’S DEPARTMENT STORES, LLC

/S/ JAMES H. BAIREUTHER

By: James H. Baireuther
Title: Senior Vice President and Chief Administrative Officer
Address: 331 West Wisconsin Avenue, Milwaukee, WI 53203

Attn: Treasurer
Telecopy: (717) 751-3240

PARISIAN, INC.

/S/ JAMES H. BAIREUTHER

By: James H. Baireuther
Title: Senior Vice President and Chief Administrative Officer
Address: 331 West Wisconsin Avenue, Milwaukee, WI 53203

Attn: Treasurer
Telecopy: (717) 751-3240
Signature Page to Loan and Security Agreement

THE ELDER-BEERMAN STORES CORP.

/S/ JAMES H. BAIREUTHER

By: James H. Baireuther
Title: Vice Chairman and Chief Administrative Officer
Address: 2801 East Market Street, York, PA 17402

Attn: Treasurer
Telecopy: (717) 751-3240
Signature Page to Loan and Security Agreement

     The following Persons are signatories to this Agreement in their capacity as Obligors and not as Borrowers:

OBLIGORS:

THE BON-TON STORES, INC.

/S/ JAMES H. BAIREUTHER

By: James H. Baireuther
Title: Vice Chairman and Chief Administrative Officer
Address: 2801 East Market Street, York, PA 17402

Attn: Treasurer
Telecopy: (717) 751-3240

THE BON-TON CORP.

/S/ ROBERT E. STERN

By: Robert E. Stern
Title: President and Secretary
Address: 300 Delaware Avenue, Suite 12122, Wilmington, DE 19801

Attn: President
Telecopy:(302) 652-8667

THE BON-TON TRADE CORP.

/S/ ROBERT E. STERN

By: Robert E. Stern
Title: President and Secretary
Address: 300 Delaware Avenue, Suite 12122, Wilmington, DE 19801

Attn: President
Telecopy: (302) 652-8667
Signature Page to Loan and Security Agreement

THE BON-TON STORES OF LANCASTER, INC.

/S/ JAMES H. BAIREUTHER

By: James H. Baireuther
Title: Vice President and Chief Financial Officer
Address: 2801 East Market Street, York, PA 17402

Attn: Treasurer
Telecopy: (717) 751-3240

THE BON-TON GIFTCO, INC.

/S/ JAMES H. BAIREUTHER

By: James H. Baireuther
Title: Vice President and Assistant Secretary
Address: 2801 East Market Street, York, PA 17402

Attn: Treasurer
Telecopy: (717) 751-3240

ELDER-BEERMAN WEST VIRGINIA, INC.

/S/ JAMES H. BAIREUTHER

By: James H. Baireuther
Title: Vice Chairman and Chief Administrative Officer
Address: 2801 East Market Street, York, PA 17402

Attn: Treasurer
Telecopy: (717) 751-3240
Signature Page to Loan and Security Agreement

ELDER-BEERMAN HOLDINGS, INC.

/S/ JAMES H. BAIREUTHER

By: James H. Baireuther
Title: Vice President
Address: 2801 East Market Street, York, PA 17402

Attn: Treasurer
Telecopy: (717) 751-3240

ELDER-BEERMAN OPERATIONS, LLC
BY: The Elder-Beerman Stores Corp., its managing member

/S/ JAMES H. BAIREUTHER

By: James H. Baireuther
Title: Vice Chairman and Chief Administrative Officer
Address: 2801 East Market Street, York, PA 17402

Attn: Treasurer
Telecopy: (717) 751-3240

SAKS DISTRIBUTION CENTERS, INC.

/S/ JAMES H. BAIREUTHER

By: James H. Baireuther
Title: Senior Vice President and Chief Administrative Officer
Address: 331 West Wisconsin Avenue, Milwaukee, WI 53203

Attn: Treasurer
Telecopy: (717) 751-3240
Signature Page to Loan and Security Agreement

MCRIL, LLC

/S/ JAMES H. BAIREUTHER

By: James H. Baireuther
Title: Senior Vice President and Chief Administrative Officer
Address: 331 West Wisconsin Avenue, Milwaukee, WI 53203

Attn: Treasurer
Telecopy: (717) 751-3240

MCRAE’S, INC.

/S/ JAMES H. BAIREUTHER

By: James H. Baireuther
Title: Senior Vice President and Chief Administrative Officer
Address: 331 West Wisconsin Avenue, Milwaukee, WI 53203

Attn: Treasurer
Telecopy: (717) 751-3240
Signature Page to Loan and Security Agreement

AGENT AND LENDERS:

BANK OF AMERICA, N.A.,
as Agent and Lender

By:	/S/ EDMUNDO KAHN

Name: Edmundo Kahn
Title: Vice President

	Address:	335 Madison Avenue, 6th Floor
New York, New York 10017
	Attn:	Edmundo Kahn
	Telecopy:	212-503-7340
Signature Page to Loan and Security Agreement

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/S/ CHARLES CHIODO

Name: Charles Chiodo
Title: Duly Authorized Signatory

	Address:	201 Merritt 7
Norwalk, Connecticut 06851
	Attn:	Charles Chiodo
	Telecopy:	203-956-4002
Signature Page to Loan and Security Agreement

CITICORP NORTH AMERICA

By:	/S/ MICHAEL M. SCHADT

	Name:	Michael M. Schadt
	Title:	Director, Asset Based Finance

	Address:	2 Penn’s Way, Suite 200
New Castle, Delaware 19720
	Attn:	Timothy Singles
	Telecopy:	212-994-0849
Signature Page to Loan and Security Agreement

JPMORGAN CHASE BANK, N.A.

By:	/S/ JAMES M. BARBATO

	Name:	James M. Barbato
	Title:	Vice President

	Address:	1 Chase Square, 25th Floor
Rochester, New York 14643
	Attn:	James Barbato
	Telecopy:	585-258-7440
Signature Page to Loan and Security Agreement

WELLS FARGO RETAIL FINANCE, LLC

By:	/S/ TIMOTHY R. TOBIN

	Name:	Timothy R. Tobin
	Title:	Senior Vice President

	Address:	One Boston Place, Suite 1800
Boston, Massachusetts 02108
	Attn:	Cory Loftus
	Telecopy:	617-523-4029
Signature Page to Loan and Security Agreement

THE CIT GROUP/BUSINESS CREDIT, INC.

By:	/S/ KEVIN R. MARCHETTI

	Name:	Kevin R. Marchetti
	Title:	Assistant Vice President

	Address:	1211 Avenue of the Americas
New York, New York 10036
	Attn:	Matthew DeFranco
	Telecopy:	212-536-1297
Signature Page to Loan and Security Agreement

MERRILL LYNCH CAPITAL, A DIVISION OF MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC.

By:	/S/ EDWARD SHUSTER

	Name:	Edward Shuster
	Title:	Assistant Vice President

	Address:	225 Liberty Street, 5th Floor
New York, New York 10281
	Attn:	Edward Shuster
	Telecopy:	212-236-0048
Signature Page to Loan and Security Agreement

WACHOVIA CAPITAL FINANCE CORPORATION (CENTRAL)

By:	/S/ LAURA DIXON

	Name:	Laura Dixon
	Title:	VP

	Address:	150 S. Wacker Dr., Suite 2200
Chicago, Illinois 60606
	Attn:	Laura Dixon
	Telecopy:	312-332-0424
Signature Page to Loan and Security Agreement

LASALLE RETAIL FINANCE,A DIVISION OF LASALLE BUSINESS CREDIT,LLC,AS AGENT FOR LASALLE BANK MIDWEST NATIONAL ASSOCIATION

By:	/S/ CRAIG G. NUTBROWN

	Name:	Craig G. Nutbrown
	Title:	Vice President

	Address:	25 Braintree Hill Office Park,
Suite 205
Braintree, Massachusetts 02184
	Attn:	Daniel O’Rourke
	Telecopy:	781-353-6101
Signature Page to Loan and Security Agreement

CITIZENS BANK OF PENNSYLVANIA

By:	/S/ DON CMAR

	Name:	Don Cmar
	Title:	Vice President

	Address:	Six PPG Place, Suite 820
Pittsburgh, Pennsylvania 15222
	Attn:	Don Cmar
	Telecopy:	412-391-2580
Signature Page to Loan and Security Agreement

SIEMENS FINANCIAL SERVICES, INC.

By:	/S/ FRANK AMODIO

	Name:	Frank Amodio
	Title:	Vice President — Credit

	Address:	170 Wood Ave South
Iselin, New Jersey 08830
	Attn:	Sharon Rooney
	Telecopy:	732-590-6648
Signature Page to Loan and Security Agreement

GMAC COMMERCIAL FINANCE LLC

By:	/S/ DAVID GRABASKY

	Name:	David Grabosky
	Title:	Vice President

	Address:	444 s. Flower St., Suite 1300
Los Angeles, California 90071
	Attn:	David Grabosky
	Telecopy:	213-284-3612
Signature Page to Loan and Security Agreement

NATIONAL CITY BUSINESS CREDIT, INC.

By:	/S/ JOE KWASNY

	Name:	Joe Kwasny
	Title:	Director

	Address:	1965 E. 6th Street, Suite 400
Locator #01-3049
Cleveland, Ohio 44114
	Attn:	Katie DeGennaro
	Telecopy:	216-222-9555
Signature Page to Loan and Security Agreement

M & T BANK

By:	/S/ PAMELA M.PASQUALINI

	Name:	Pamela M. Pasqualini
	Title:	Vice President

	Address:	25 South Charles St.
Baltimore, Maryland 21201
	Attn:	Pamela Pasqualini
	Telecopy:	410-244-4960
Signature Page to Loan and Security Agreement

UBS LOAN FINANCE LLC

By:	/S/ PAMELA OH

	Name:	Pamela Oh
	Title:	Associate Director — Banking Products Services, US

By:	/S/ JANICE L RANDOLPH

	Name:	Janice L. Randolph
	Title:	Associate Director — Banking Products Services, US

	Address:	677 Washington Blvd.
Stamford, Connecticut 06901
	Attn:	Michael Reilly
	Telecopy:	203-719-5259

SOVEREIGN BANK

By:	/S/ JUDITH C.E. KELLY

	Name:	Judith C.E. Kelly
	Title:	Senior Vice President

	Address:	75 State Street
Boston, Massachusetts 02109
	Attn:	Judith Kelly
	Telecopy:	617-346-7330

HSBC BUSINESS CREDIT (USA) INC.

By:	/S/ MATTHEW W. RICKERT

	Name:	Matthew W. Rickert
	Title:	Assistant Vice President

	Address:	452 5th Avenue
New York, New York 10018
	Attn:	Matthew W. Rickert
	Telecopy:	212-525-2520

PNC BANK, NATIONAL ASSOCIATION

By:	/S/ DIANE M. SHAAK

	Name:	Diane M. Shaak
	Title:	Vice President

	Address:	Two Tower Center Blvd. 21st Floor
East Brunswick, New Jersey 08816
	Attn:	Gurdatt Jagnanan
	Telecopy:	732-220-3268

NORTH FORK BUSINESS CAPITAL CORPORATION

By:	/S/ MICHAEL S. BURNS

	Name:	Michael S. Burns
	Title:	Senior Vice President

	Address:	275 Broadhollow Road
PO Box 8914
Melville, New York 11747
	Attn:	Jason Rosenberg
	Telecopy:	631-501-5524